                                                     Rule 424(b)(4)
                                                     Registration No. 333-09379
PROSPECTUS
                                                                         [LOGO]

                                   2,000,000
                             CONTROL DEVICES, INC.
                                 COMMON SHARES

                                ---------------

  The Common Shares offered hereby are being offered by Control Devices, Inc.
                               (the "Company").

                                ---------------

 Prior to the Offering, there has been no public market for the Common Shares of the Company. The  initial public offering price  has been determined by agreement between the Company  and the Underwriters. See "Underwriting."
    The Common  Shares  have been  approved  for quotation  on  the Nasdaq
     National Market under the symbol "SNSR".

                                ---------------

 SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR CERTAIN INFORMATION THAT SHOULD BE
                     CONSIDERED BY PROSPECTIVE INVESTORS.

                                ---------------

THESE SECURITIES HAVE  NOT BEEN APPROVED OR DISAPPROVED BY  THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURI-TIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
  THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                         UNDERWRITING
             PRICE TO   DISCOUNTS AND  PROCEEDS TO
              PUBLIC    COMMISSIONS(1) COMPANY(2)
--------------------------------------------------
PER SHARE      $9.00        $0.63         $8.37
TOTAL(3)    $18,000,000   $1,260,000   $16,740,000

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
(1) The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting."
(2) Before deduction of expenses payable by the Company estimated at $1,000,000.
(3) The Company has granted the several Underwriters a 30-day option to purchase up to an additional 300,000 Common Shares to cover over-allotments, if any. If all such shares are purchased, total price to public, underwriting discounts and commissions and proceeds to Company will be $20,700,000, $1,449,000 and $19,251,000, respectively. See
    "Underwriting."

                                ---------------

  The Common Shares are being offered by the Underwriters named herein when and if received and accepted by them subject to their right to reject orders in whole or in part and subject to certain other conditions. It is expected that the delivery of the shares will be made in New York, New York on or about October 8, 1996.

                                ---------------

DEAN WITTER REYNOLDS INC.                   CLEARY GULL REILAND & MCDEVITT INC.

October 2, 1996

                            INSIDE FRONT COVER PAGE

     Under the heading "Automotive Markets--Control Devices provides a wide range of circuit breakers and electronic sensors to the Automotive Market," there is a photograph of a number of the Company's metal based circuit breakers and a labeled schematic of a generic automobile with the caption "Control Devices sells circuit breakers and electronic sensors to major automobile OEMs in North America and Europe. Circuit breakers protect small electronic motors from current and heat overload. Electronic sensors control certain comfort and safety features such as climate control and headlamp intensity."

     Below these are photographs of selected sensors with the caption "Control Devices' sensors generate electronic signals for climate control systems, power steering systems and daytime running lamps" and a photograph of chip-on-board technology with the caption "Control Devices has developed a lower cost 'next generation' sensor utilizing chip-on-board technology."







     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON SHARES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               ----------------

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR SINCE THE DATES AS OF WHICH INFORMATION IS SET FORTH HEREIN. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION.

                               ----------------

                               TABLE OF CONTENTS

                                      PAGE
                                      ----
Prospectus Summary..................    4
Risk Factors........................    8
Company History.....................   13
Use of Proceeds.....................   14
Dividend Policy.....................   14
Dilution............................   15
Capitalization......................   16
Unaudited Pro Forma Financial Data..   17
Selected Financial Information......   19
Management's Discussion and Analysis
 of Financial Condition and Results
 of Operations......................   21


                               ----------------

  UNTIL OCTOBER 27, 1996, (25 DAYS AFTER THE DATE OF THIS PROSPECTUS) ALL DEALERS EFFECTING TRANSACTIONS IN COMMON SHARES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               ----------------

  The Company intends to furnish its shareholders with annual reports containing financial statements audited by its independent public accountants and quarterly reports containing unaudited financial information for the first three quarters of each fiscal year.

                                  PAGE
                                  ----
Business.........................  27
Management.......................  39
Certain Transactions.............  44
Principal Shareholders...........  45
Description of Capital Shares....  46
Shares Eligible for Future Sale..  48
Underwriting.....................  49
Legal Matters....................  50
Experts..........................  50
Additional Information...........  50
Index to Financial Statements.... F-1

  The Control Devices logo is a registered trademark of the Company and Maxi Breaker is a trademark of the Company. This Prospectus also includes trademarks and tradenames of companies other than the Company. All other company or product names are trademarks or registered trademarks of their respective owners.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated, all information in this Prospectus assumes that the Underwriters' over-allotment option to purchase up to 300,000 additional Common Shares is not exercised and is adjusted to give effect to (i) the exercise of all outstanding warrants to purchase an aggregate of 564,100 Class B Series 1 Common Shares at $0.01 per share, (ii) the conversion of all 999,996 Class B Series 1 Common Shares outstanding after such exercise into a like number of Class A Common Shares, (iii) the reclassification of Class A Common Shares into Common Shares and the elimination of the designations of Class A Common Shares and Class B Common Shares and (iv) the conversion of all RDI Convertible Notes (as defined below) into 99,155 Common Shares (at the initial public offering price). The adjustments discussed above will occur immediately prior to the closing of this Offering. See "Company History," and "Description of Capital Shares." Reference herein to the "Company" includes predecessors of the Company and the Company's consolidated subsidiaries, unless the context otherwise requires. Prospective investors should carefully consider the information set forth under the heading "Risk Factors."

                                  THE COMPANY

  Control Devices, Inc. ("CDI" or the "Company") designs, manufactures and markets circuit breakers, electronic sensors and electronic ceramic component parts used by original equipment manufacturers ("OEMs") in the automotive, appliance and telecommunications markets. The Company is a leading supplier of automatically resetting circuit breakers and solar sensors for the automotive market and of glass enclosed circuit breakers for the appliance market. The Company has supplied circuit breakers to automotive OEMs for more than 30 years, and in 1991 expanded its offerings to the automotive market by introducing its initial sensor product, a solar sensor used to automatically signal adjustments in climate control systems in luxury cars. The Company's products are sold to the three major North American automotive OEMs, General Motors Corporation ("GM"), Ford Motor Company ("Ford") and Chrysler Corp. ("Chrysler"), as well as to foreign OEMs such as Mercedes, Peugeot, Volkswagen and Valeo. Sales to GM, Ford and Chrysler, and their suppliers, in North America accounted for approximately 45% of net sales in 1995. Other principal customers include Danfoss, Celwave and Siecor.

  In April 1996, the Company acquired all of the outstanding capital stock of Realisations et Diffusion pour l'Industrie ("RDI"), which is headquartered near Paris, France. RDI markets, distributes, assembles and packages a full line of circuit protection devices, including various fuses and circuit breaker components and assemblies manufactured by other companies. The Company purchased RDI primarily to enhance its market penetration of the automotive OEM market in Europe, in part by locating itself closer to European customers. Management believes that the resulting expansion of its European presence and improvement of its European distribution network will enhance the Company's ability to distribute in Europe existing, internally developed and newly acquired products.

  Since 1991, CDI has shipped approximately 4.2 million solar sensor units. To complement its solar sensor product lines, in July 1995, the Company commenced shipments of its steering wheel sensor to Ford, and in September 1996 commenced shipments of its twilight sensor to GM to be used in GM's Daytime Running Lamp ("DRL") program beginning with certain 1997 models. The Company is also in various stages of development of its rain, window fog and other solar (climate control)/twilight (headlamp control) sensors for a number of domestic and foreign automotive OEMs. In late 1995, in an effort to encourage automotive OEMs' use of sensors in a greater range of vehicle models, the Company sought to lower the cost of its sensors by incorporating chip-on-board manufacturing technology. With chip-on-board technology, the Company bonds custom silicon wafers directly onto an integrated circuit board, to incorporate both the function of numerous discrete electronic components and a photodiode. This technology significantly reduces the number of components in the Company's sensor products, thereby lowering the cost of the sensor as well as providing greater design flexibility through reduced board size requirements. The Company's chip-on-board technology is currently employed on the twilight sensor being delivered to GM, and the Company is redesigning all of its sensor products to incorporate this technology.

  On July 29, 1994, the Company acquired substantially all of the assets and certain liabilities (the "Business") of GTE Control Devices Incorporated and Dominican Overseas Trading Company, two subsidiaries of GTE Corporation (collectively referred to herein as "GTE"). For periods prior to July 29, 1994, the Business is sometimes referred to herein as the "Predecessor Company." The Company is an Indiana corporation incorporated in June 1994 to purchase the Business. See "Company History."

  The principal executive offices of the Company are located at 228 Northeast Road, Standish, Maine 04084, and its telephone number is (207) 642-4535.

                                  THE OFFERING

Common Shares being Offered by the    2,000,000 shares
 Company............................
Common Shares to be outstanding
 after the Offering.................
                                      4,663,249(1)
Use of Proceeds.....................  Repayment of long-term indebtedness
                                      (including accrued interest), redemption
                                      of outstanding preferred shares
                                      (including payment of accrued dividends)
                                      and the balance, if any, for working
                                      capital. See "Use of Proceeds."
Nasdaq National Market Symbol.......  SNSR
--------
(1) Excludes a currently exercisable option to purchase 200,000 Common Shares and options to purchase 150,000 Common Shares granted, subject to the closing of this Offering, and not yet exercisable. See "Description of Capital Shares."

                         SUMMARY FINANCIAL INFORMATION
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                    PREDECESSOR                CONTROL
                                     COMPANY(1)             DEVICES, INC. PRO FORMA(2)    CONTROL DEVICES, INC.
                          --------------------------------- ------------- ------------ ----------------------------
                                                    SEVEN       FIVE
                                                    MONTHS     MONTHS         YEAR         YEAR       SIX MONTHS
                                YEARS ENDED         ENDED       ENDED        ENDED        ENDED          ENDED
                               DECEMBER 31,        JULY 29, DECEMBER 31,  DECEMBER 31, DECEMBER 31,    JUNE 30,
                          ------------------------ -------- ------------- ------------ ------------ ---------------
                           1991     1992    1993     1994       1994          1994         1995      1995   1996(3)
                          -------  ------- ------- -------- ------------- ------------ ------------ ------- -------
STATEMENT OF INCOME
 DATA:
 Net sales..............  $38,088  $39,747 $39,807 $24,995     $18,847      $43,842      $38,881    $20,713 $28,180
 Gross profit...........    2,394    5,328   9,761   7,319       6,688       14,007       13,160      7,380  10,310
 Operating income
  (loss)(4).............   (3,512)   1,084   4,380   3,825       3,223        7,053        6,916      4,006   4,273
 Net income (loss)(5)...   (2,107)     650   2,628   2,295       1,576        3,319        3,458      1,964   2,123
 Net income applicable
  to common
  shareholders(6).......                                         1,466        3,055        3,194      1,832   1,991
 Net income per
  share(6)(7)...........                                       $  0.57      $  1.19      $  1.25    $  0.71 $  0.78
                                                               =======      =======      =======    ======= =======
 Weighted average number
  of common shares and
  equivalents
  outstanding(6)........                                         2,564        2,564        2,564      2,564   2,564
OTHER DATA:
 Research and
  development...........  $   863  $   651 $ 2,144 $ 1,598     $ 1,052      $ 2,650      $ 2,740    $ 1,402 $ 1,880
 Research and
  development as a
  percentage of net
  sales(8)..............     2.3%     1.6%    5.4%    6.4%        5.6%         6.0%         7.0%       6.8%    6.7%

                                                              JUNE 30, 1996
                                                          ----------------------
                                                          ACTUAL  AS ADJUSTED(9)
                                                          ------- --------------
BALANCE SHEET DATA:
 Working capital........................................  $ 8,515    $ 7,413
 Total assets...........................................   42,986     40,207
 Long-term debt, net of current maturities..............   16,743      1,487
 Redeemable preferred shares............................    2,400        --
 Shareholders' equity...................................    7,274     23,828

--------
(1) On July 29, 1994, the Company purchased the Business. See "Company History." The data prior to July 29, 1994 represent the financial information of the Predecessor Company, and has been prepared by the Company. See Note 1 to the Company's Financial Statements.
(2) Pro forma year ended December 31, 1994 amounts were prepared as if the acquisition of the Business and initial capitalization of the Company had occurred on January 1, 1994. These pro forma results include adjustments for depreciation and amortization of assets acquired based on their fair market values at the acquisition date, increased interest on acquisition debt, additional preferred share dividends, limination of allocated employee benefit and administrative expenses, additional professional fees and the related income tax effect. The unaudited pro forma consolidated financial data do not purport to represent what the results of operations of the Company would actually have been if the acquisition and initial capitalization had in fact occurred on January 1, 1994, or to project the results of operations of the Company for any future date or period. See
    Note 3 to the Company's Financial Statements.
(3) The Summary Financial Information for the six months ended June 30, 1996 includes RDI's results of operations from April 1, 1996, the date of the acquisition.
(4) The Predecessor Company incurred an operating loss in the year ended December 31, 1991, due in part to the GTE corporate allocation charge of approximately $2,000,000 and higher cost of sales associated with manufacturing facilities closed in 1991.
(5) For purposes of computing the income tax provision (benefit), an effective tax rate of 40% was used for the Predecessor Company results of operations because no income taxes were allocated to the Predecessor Company.
(6) See Note 2 to the Company's Financial Statements. Net income, net income applicable to common shareholders, and weighted average number of common shares and equivalents outstanding are not presented for periods prior to and including July 29, 1994 as the Business did not operate as an independent entity during such periods.
(7) The supplemental net income per share would have been $0.95 and $0.54 for the year ended December 31, 1995, and the six month period ended June 30, 1996, respectively, assuming the conversion of the RDI Convertible Notes, the issuance of 2,000,000 Common Shares, at the initial public offering price and the application of proceeds thereof and cash on hand to retire the Company's 10% Senior Notes plus accrued interest, 11% Subordinated Notes plus accrued interest and the Redeemable Preferred Shares plus accrued dividends, as of the beginning of each period.
(8) Research and development as a percentage of net sales for the six months ended June 30, 1996 includes the financial data for RDI. The percentage for the six months ended June 30, 1996 without RDI was 8.5%.
(9) After giving effect to (i) the adjustments described above in this Prospectus Summary and (ii) the sale by the Company of the Common Shares offered hereby at the initial public offering price and application of the net proceeds therefrom and cash on hand. See "Use of Proceeds".

         SUMMARY PRO FORMA UNAUDITED CONSOLIDATED FINANCIAL DATA(1)(2)

                                  YEAR ENDED               SIX MONTHS ENDED
                               DECEMBER 31, 1995            JUNE 30, 1996
                            -----------------------     ----------------------
                            (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
   Net sales..............       $               65,621     $               34,803
   Gross profit...........                       22,211                     12,958
   Operating income.......                        8,342                      4,675
   Net income.............                        3,460                      2,198
   Net income applicable
    to common
    shareholders..........                        3,196                      2,066
   Net income per
    share(3)..............       $                 1.25     $                 0.81
   Weighted average number
    of common shares and
    equivalents
    outstanding...........                        2,564                      2,564

 --------
  (1) The summary pro forma unaudited consolidated financial data of the Company for the year ended December 31, 1995 and for the six months ended June 30, 1996 were prepared as if the acquisition of RDI had occurred on January 1 of the respective period. The unaudited pro forma consolidated financial data do not purport to represent what the results of operations of the Company would actually have been if the events described in the pro forma unaudited consolidated statements of income included elsewhere in this Prospectus had in fact occurred at the beginning of such period, or to project the results of operations of the Company for any future date or period.
  (2) No pro forma consolidated balance sheet as of June 30, 1996 is presented as the actual financial data for RDI is included in the actual consolidated balance sheet of the Company as of June 30, 1996.
  (3) The supplemental pro forma net income per share would have been $0.93 and $0.56 for the year ended December 31, 1995, and the six month period ended June 30, 1996, respectively, assuming the conversion of the RDI Convertible Notes, the issuance of 2,000,000 Common Shares at the initial public offering price and the application of the proceeds thereof and cash on hand to retire the Company's 10% Senior Notes plus accrued interest, 11% Subordinated Notes plus accrued interest and the Redeemable Preferred Shares plus accrued dividends, as of the beginning of each period.

                                 RISK FACTORS

  Prospective purchasers should carefully consider the following factors, as well as the other information contained in this Prospectus, in evaluating an investment in the Common Shares offered by this Prospectus. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in the following factors.

CYCLICALITY OF AUTOMOTIVE AND APPLIANCE INDUSTRIES

  The major markets for the Company's circuit breakers and sensors are the automotive and, to a lesser extent, appliance industries, which are cyclical and have historically experienced periodic downturns. The cyclical nature of these industries is due to general economic conditions beyond the control of the Company. For example, the level of interest rates, consumer confidence, patterns of consumer spending and the automobile and appliance replacement cycles affect the level of automobile and appliance purchases. The Company's operating results may be adversely affected by future downturns in these industries. See "Business--Products and Markets."

RELIANCE ON OEMS

  There is continuing pressure from the major automotive and appliance OEMs to reduce costs, including costs associated with outside suppliers such as the Company. In addition, for quality control and pricing reasons, OEMs prefer to deal with a limited number of preferred suppliers and favor suppliers that can provide the OEM with a number of different products in sufficient quantities to meet all of the OEM's needs. The Company believes that its ability to develop new proprietary products to meet specific customer needs, to control its own costs and to deliver its products in quantities sufficient to meet the requirements of OEMs will allow the Company to remain competitive. However, there can be no assurance that the Company will remain a preferred OEM supplier or that the Company will be able to improve or maintain its gross margins on product sales to OEMs. See "Management's Discussion and Analysis of Financial Condition and Results of Operation."

  In the automotive industry, new car model development generally begins three to five years prior to the marketing of such models to the public. Consequently, a substantial portion of the Company's sales for the short term depend on sales of the automobile models in which the Company's products are currently used. In the long term, a substantial portion of the Company's sales will also depend on the Company's ability to continue as a supplier of parts for new automobile models. The inability of the Company to develop new products to replace products whose life cycles have come to an end could have a material adverse effect on the Company. See "Business--Products and Markets."

RISK OF CUSTOMER LABOR INTERRUPTIONS

  Substantially all of the hourly employees of North American automotive OEMs are represented by the United Automobile, Aerospace and Agricultural Implement Workers of America ("UAW") and the Canadian Automobile Workers ("CAW") under similar collective bargaining agreements. The collective bargaining agreements applicable to GM, Ford and Chrysler expired in September 1996. The UAW has reached agreement on new collective bargaining agreements with Ford, and, subject to ratification by the members of the UAW, with Chrysler. The failure of GM to reach agreement with the UAW or the CAW relating to the terms of a new collective bargaining agreement resulting in either a work stoppage or strike at any of its production facilities could have a material adverse effect on the Company. A 17-day March 1996 work stoppage in two Dayton, Ohio, GM plants resulted in a loss of revenue because of the lack of demand for products for GM vehicles. Although the Company took steps to minimize the consequences of the work stoppage, the Company lost approximately $450,000 in revenue as a result of the 17-day strike.

COMPETING TECHNOLOGIES

  The Company's circuit breakers are sold to GM, Ford and Chrysler in North America. Commencing in 1995, Ford began a program, which continues in 1996, to replace various circuit breakers in certain of its North American vehicle models with fuses, which can be used as an alternative to circuit breakers when an automatically resetting product is determined not to be required. The Company's net sales in 1995 declined $5.0 million, or 11.3%, as compared to combined 1994, of which $2.2 million was a result of Ford's decision.

Although the Company believes Ford will not expand its program to other applications or other vehicle models, and believes that neither GM nor Chrysler is considering a similar decision, the decision by any of the Company's significant customers, including GM or Ford, to replace circuit breakers with fuses could have a material adverse effect on the Company's results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

SHIFT IN BUSINESS FOCUS FROM CIRCUIT BREAKERS TO SENSORS

  Historically, the Company has derived over 80% of its total revenue from sales of its circuit breakers. Because this market is relatively mature and intensely price competitive, the Company has begun to shift its focus for growth to its sensor products. In the future, the Company expects to derive an increasing portion of its total revenue and net income from sales of its sensor products. Continued growth of the Company's sensor business will depend upon several factors, including continued demand for these sensors, the Company's ability to develop new products to meet the changing requirements of the OEMs, technological changes and competitive pressures. There can be no assurance that the Company's sensor business will continue to grow. See "Business--Products and Markets" and "--Business Strategies."

CUSTOMER CONCENTRATION

  In 1995, the Company sold approximately 72% of its products to 15 customers. One of the Company's customers, GM, accounted for approximately 17%, 20% and 12% of net sales in 1994, 1995 and the first six months of 1996, respectively. These sales were primarily to two divisions of GM, Packard Electric and Delco Electronics, both of which manufacture electrical systems for automotive companies, including GM. In addition, in 1995 sales to Danfoss accounted for approximately 14% of the Company's net sales. Loss of, or the failure to replace, any significant portion of sales to any significant customer could have a material adverse effect on the Company. See "Business--Marketing and Customers."

FLUCTUATION IN QUARTERLY RESULTS

  The Company's quarterly results may fluctuate as a result of a variety of factors, including the timing of orders, declines in net sales caused by seasonal retooling and shut-downs of OEMs, delays of shipments to customers, new product introductions by the Company or its competitors, levels of market acceptance for new products or the hiring of additional staff. The fluctuation of quarterly results may have a material adverse effect on the market price of the Common Shares. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Seasonality."

ENVIRONMENTAL RISKS

  On July 29, 1994, the Company purchased the Business from GTE. In connection with the acquisition, GTE agreed to retain certain liabilities and indemnify the Company for damages that may be incurred by the Company as a result of such retained liabilities, including liabilities relating to certain environmental matters. GTE retained liability for claims relating to soil and groundwater contamination from the surface impoundment and the out-of-service leachfield at the Company's Standish, Maine facility known to exist prior to the acquisition. Such contamination is currently being remediated at GTE's expense. Although the Company believes GTE's indemnity is enforceable, if the Company were unable to enforce such indemnification obligations against GTE, the Company could become liable for any such retained liability. The inability to proceed against GTE could have a material adverse effect on the Company. See "Business--Environmental Matters."

RISKS ASSOCIATED WITH ACQUISITIONS

  The acquisition of RDI was the Company's first acquisition. Acquisitions pose a number of risks including the inability to integrate operations effectively. The Company currently has no specific agreements or understandings regarding future acquisitions. However, to the extent that the Company does engage in future acquisitions, there can be no assurance that the Company will realize any or all of the expected synergies from such transactions or that the Company will be able to successfully integrate such new businesses into its existing business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

RISKS ASSOCIATED WITH INTERNATIONAL MANUFACTURING

  The Company has a manufacturing plant in San Cristobal, Dominican Republic at which it manufactures a substantial portion of its circuit breakers and certain of its sensors. In 1995, such products represented, in the aggregate, approximately 40% of the Company's net sales. The Company's operations in the Dominican Republic are subject to risks associated with manufacturing products internationally, including: political and economic uncertainties; tariff regulations or trade restrictions; currency controls; unexpected or sudden increases in wage rates or other manufacturing costs; and exchange rate fluctuations. Any such risk could have a material adverse effect on the Company's business, operating results and financial condition. The Company expects to continue to manufacture a substantial portion of its products in the Dominican Republic. See "Business--Manufacturing and Supply."

RISKS ASSOCIATED WITH INTERNATIONAL DISTRIBUTION

  With the acquisition of RDI, the Company has strengthened its distribution capability to automotive and appliance OEMs in Europe. As a result of the acquisition, however, the Company has increased exposure to general economic conditions in Europe and the cyclical nature of the automotive industry in Europe. Factors which can affect automobile purchases in Europe, and which contribute to the industry's cyclicality, include the level of interest rates, consumer confidence, patterns of consumer spending and the automobile replacement cycle, all of which are beyond the control of the Company and which could have a material adverse effect on the Company's financial condition and results of operations. In addition, RDI generates revenues and incurs expenses primarily in currencies other than the U.S. dollar. The Company does not engage in currency hedging transactions. As a result, the Company has increased financial risk based on fluctuations in currency exchange rates, which could have a material adverse effect on the Company's financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operation" and "Business."

TECHNOLOGICAL CHANGE AND INTELLECTUAL PROPERTY

  The market for the Company's sensor products is subject to rapid technological change, new product introductions and enhancements and evolving industry standards. The Company's ability to remain competitive in this and other markets will depend in part upon its ability to respond to technological changes by developing and introducing new systems, and enhancing its present products, to satisfy customer needs. The Company's success in doing so depends upon efficient completion of product design and manufacturing, product performance and effective sales and marketing. Because new product commitments must be made well in advance of sales, such decisions must anticipate both future demand and the future technology. There can be no assurance that the Company will be successful in selecting, developing, manufacturing and marketing new products or enhancing its existing products. In addition, new technology or new product introductions by competitors could cause a decline in sales or market acceptance of the Company's existing products. There can be no assurance that products or technologies developed by others, or existing technologies which become commercially viable, will not render the Company's products non-competitive or obsolete.

  While there have been no material challenges to date and the Company believes that its technology is adequately protected, there can be no assurance that any of the Company's present or future patents will afford protection against competitors or survive a validity challenge. Although the Company believes that its technology and products do not infringe upon the proprietary rights of others, there can be no assurance that third parties will not assert infringement claims against the Company or that the Company will be successful in defending its patent position if challenged.

  Additionally, the Company licenses certain patents from third parties under long-term agreements. If one or more of these patent licenses are discontinued, there can be no assurance that the Company will be able to develop future products or obtain alternative sources or, if able, that such efforts would not result in delays or cost increases that could have a material adverse effect on the Company's business. See "Management--Key Consultant."

SOLE OR LIMITED SOURCES OF SUPPLY

  Due to its high quality standards, the Company relies on a sole supplier or a limited group of suppliers for certain key components of its products. The Company does not have a long-term supply agreement with any of these suppliers, and operates under purchase orders. The Company's reliance on sole or a limited group of suppliers involves several risks, including a potential inability to obtain an adequate supply of required components and reduced control over pricing and timely delivery of components. Although the timeliness, yield and quality of deliveries to date from the Company's suppliers have been acceptable, any prolonged inability to obtain adequate deliveries or any other circumstance that would require the Company to seek alternative sources of supply could delay the Company's ability to ship its products, which could damage relationships with current and prospective customers and could therefore have a material adverse effect on the Company. See "Business--Manufacturing and Supply."

COMPETITION

  The Company has many competitors with respect to its products, and the automotive parts supply industry in particular is highly competitive. Many of its competitors in the automotive industry are companies which are larger, more diversified and have greater financial resources than the Company. In general, competition in the circuit breaker market is based on price, although the Company also seeks to compete based on product performance. The automotive market for circuit breakers is a relatively mature, small market, and the Company competes principally with Texas Instruments and Otter Controls, Inc. In the appliance market for circuit breakers, the Company competes principally with Texas Instruments. The Company also competes in the circuit breaker market with suppliers of alternative technologies, such as fuses which can be used as an alternative to circuit breakers. Automatically resetting circuit breakers do not need to be replaced as frequently as fuses, and for some applications an automatically resetting feature is essential for safety. However, fuses are lower priced than circuit breakers. In its circuit breaker lines, the Company's highly automated Maine facilities and low cost Dominican Republic facility generally enable the Company to be competitive on price. However, the Company's competitors are from time to time competitive for reasons including the ability to adapt existing technology to a particular circuit breaker application, which results in a lower price, and the existence of established marketing relationships, especially in Europe. Competition in the sensor market is primarily based on technology, quality, delivery, reliability, price, functionality and engineering support. The suppliers who compete with the Company's sensor business for the most part are sophisticated manufacturers with similar quality, reliability, delivery and engineering support as the Company. As a result, decisions are often based primarily on price and technological advantage as to which the Company believes it is competitive with other suppliers. Furthermore, the Company believes that its patented lensing technology enables its solar sensors to measure direct solar heating more accurately then competitors' products. However, certain of the Company's competitors are larger, better financed and better known than the Company. Therefore, there can be no assurance that the Company will be able to continue its current technological advantage or that its technological advantage will translate into superior sales. The Company's principal competitors in this market are Texas Instruments, Eaton, Motorola, Panasonic, Philips and Nippondenso. In the ceramics market, the Company competes on the basis of supplying niche products and on service, delivery and product technology. Its principal competitors in this market are NTK, TDK, Alpha Industries, Murata and Siemens. While the Company believes that its responsiveness and technology are competitive advantages across all of its product lines, there can be no assurance that the Company's products will be able to compete successfully with the products of its competitors. Increased competition generally, and the introduction or promotion of competing products specifically, could adversely affect the Company's revenues and profitability by exerting pricing pressure, reducing market share and margins and creating other obstacles. In the European distribution market, the Company competes with similar electronic component distributors. While the Company believes that its customer service and distribution capabilities are a competitive advantage in the European distribution market, there can be no assurance that the Company will be able to compete successfully with the distribution capabilities of its competitors. See "Business--Products and Markets" and "-- Competition."

DEPENDENCE ON KEY PERSONNEL AND KEY CONSULTANT

  The success of the Company's business depends upon the services of its executive officers and certain other key managers and employees including Bruce D. Atkinson, the Company's Chief Executive Officer,

Jeffrey G. Wood, the Company's Chief Financial Officer, and Michel Hauser-Kauffmann, General Manager of RDI. Except for Mr. Hauser-Kauffmann, none of such persons has an employment agreement with the Company. While the Company is not presently aware of any intention by any of its key employees to leave the Company, the failure to retain such persons could materially adversely affect the Company's business, financial condition and results of operations. See "Management."

  The Company also has a six year consulting agreement expiring on March 31, 2001 with Dr. Dennis J. Hegyi, a Professor of Physics at the University of Michigan. The Company is the exclusive licensee of certain patents and know-how used in its solar, twilight, rain, window fog and solar position sensors from Dr. Hegyi. The loss of Dr. Hegyi's services or one or more of the licenses could have a material adverse effect on the Company. See "Management--Key Consultant."

CONCENTRATION OF SHARE OWNERSHIP

  Upon completion of this Offering, the Company's officers and directors (who include certain affiliates of Hammond, Kennedy, Whitney & Company, Inc.) will beneficially own approximately 22% of the outstanding Common Shares. In addition, institutional investors affiliated with Massachusetts Mutual Life Insurance Company will own in the aggregate approximately 22% of the outstanding Common Shares. As a result, these shareholders will continue to be in a position to significantly affect the outcome of all actions requiring shareholder approval, including the election of the Board of Directors, thereby affecting the future direction and management of the Company. See "Principal Shareholders."

ANTI-TAKEOVER PROVISIONS; EFFECT OF PREFERRED SHARES

  The Indiana Business Corporation Law (the "IBCL") contains provisions that could restrict the acquisition of or a change in control of the Company. The IBCL limits certain business combinations between the Company and an "interested" shareholder. These restrictions may discourage a person from making a tender offer for, or otherwise acquiring outstanding voting securities of, the Company. See "Description of Capital Shares--Effects of Indiana Law."

  The Board of Directors of the Company is authorized to issue, from time to time, without any further action on the part of the Company's shareholders, up to 3,000,000 preferred shares in one or more series, with such relative rights, powers, preferences, limitations and restrictions as are determined by the Board of Directors at the time of issuance. The issuance of preferred shares could be used in certain circumstances to render more difficult or discourage a merger, tender offer or proxy contest or a removal of incumbent management. Preferred shares may be issued with voting and conversion rights that could adversely affect the voting power and other rights of the holders of Common Shares. See "Description of Capital Shares."

SHARES ELIGIBLE FOR FUTURE SALE

  A substantial number of outstanding Common Shares and Common Shares issuable upon the exercise of outstanding options will become eligible for future sale in the public market at prescribed times pursuant to Rule 144, Rule 701 and other available exemptions from registration under the Securities Act of 1933, as amended (the "Securities Act") or pursuant to registration rights. Sales of such Common Shares in the public market could adversely affect the market price of the Common Shares. See "Shares Eligible for Future Sale."

DILUTION

  The price per share for this Offering is expected to be substantially higher than the book value per Common Share of the Company. Purchasers in this Offering will incur immediate and substantial dilution in the net tangible book value of their Common Shares. See "Dilution."

NO PRIOR PUBLIC MARKET FOR COMMON SHARES; DETERMINATION OF OFFERING PRICE

  Prior to this Offering, there has been no public market for the Common Shares. The initial public offering price will be determined by negotiations between the Company and the Underwriters. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price. There can be no assurance that an active trading market will develop after this Offering or, if developed, that such a market will be sustained. The market price for Common Shares may be significantly affected by such factors as news announcements or changes in general economic, industry or market conditions.

                                COMPANY HISTORY

  The Company is an Indiana corporation organized by Hammond, Kennedy, Whitney & Company, Inc. ("HKW"), a New York private capital firm, to purchase the circuit breaker, electronic sensor and electronic ceramic component parts business (the "Business") of GTE. The Company purchased the Business on July 29, 1994.

  The circuit breaker business acquired by the Company was started by Sylvania Electrical Products ("Sylvania") in 1956 when Sylvania obtained a patent to produce an automatically resetting circuit breaker. Sylvania developed and operated the business until 1959, when GTE acquired all of Sylvania's assets and business. GTE expanded the circuit breaker business and added the electronic sensor and electronic ceramic component parts product lines. GTE also used the resources of the Business to establish a start-up telecommunications division in 1983, to develop and market protection and interface devices for use in the wired telecommunications industry (the "Telecommunications Division").

  In 1991, GTE announced its decision to divest all of its non-core businesses, which included all of the businesses acquired from Sylvania. Bruce
D. Atkinson, President and Chief Executive Officer of the Company, served as the General Manager of the Business and the Telecommunications Division which had combined annual revenues in excess of $80,000,000 in 1992. In September 1993, Siecor Corporation purchased the assets and business of the Telecommunications Division. In July 1994, the Company purchased the Business for a total purchase price of $17,900,000 plus the assumption of certain liabilities. The Company paid $16,400,000 in cash and delivered its Junior Subordinated Promissory Note in the principal amount of $1,500,000 (the "Seller Note"), which was repaid in full in March 1996. See "Certain Transactions".

  In April 1996, the Company acquired all of the issued and outstanding capital stock of RDI for a total purchase price of $8,964,000. The Company paid $6,964,000 in cash, delivered $1,108,000 aggregate principal amount of its 8.0% Subordinated Promissory Notes (the "RDI Notes"), and delivered $892,000 aggregate principal amount of its 6.5% Automatically Converting Subordinated Promissory Notes (the "RDI Convertible Notes"). See "Certain Transactions."

                                USE OF PROCEEDS

  The net proceeds from the sale of Common Shares offered hereby are estimated to be $15,740,000 ($18,251,000 if the Underwriters' over-allotment option is exercised in full), after deducting the underwriting discounts and commissions and the estimated offering expenses payable by the Company.

  The Company intends to use a portion of the net proceeds from this Offering to (i) repay outstanding long-term indebtedness consisting of $10.0 million of 10% Senior Secured Fixed Rate Notes due July 31, 2004 (the "Senior Notes") plus accrued interest thereon and $4.5 million of 11% Senior Subordinated Notes due July 31, 2004 (the "Subordinated Notes") plus accrued interest thereon; and (ii) redeem 580 of the outstanding 11% Cumulative Preferred Shares (the "Redeemable Preferred Shares") at $1,000 stated value per share plus accrued dividends. The proceeds of the Senior Notes, the Subordinated Notes and the Redeemable Preferred Shares were used to purchase the Business. See "Company History," "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The Senior Notes, Subordinated Notes and 580 Redeemable Preferred Shares are held by Massachusetts Mutual Life Insurance Company and certain of its affiliates ("MassMutual"). See "Principal Shareholders." The Company is required to redeem the Redeemable Preferred Shares held by MassMutual upon repayment of the Senior Notes and Subordinated Notes.

  The total amount necessary to repay the Senior Notes and Subordinated Notes (plus accrued interest) and to redeem 580 Redeemable Preferred Shares (plus accrued dividends) is approximately $15.5 million as of September 30, 1996 (the "MassMutual Amount"). To the extent net proceeds from this Offering exceed the MassMutual Amount, the Company intends to use such proceeds to redeem all remaining 1,820 Redeemable Preferred Shares plus accrued dividends for a total of approximately $2.3 million. If the net proceeds are not sufficient to redeem all of the Redeemable Preferred Shares, the Company intends to use a portion of its cash on hand or borrowings under its line of credit for such purpose. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  Excess proceeds from this Offering, if any, will be used for general corporate purposes, including working capital, funding internal growth and possible future acquisitions. The Company currently has no specific agreements or understanding with respect to any acquisitions.

  Pending such uses, the net proceeds of this Offering will be invested in short-term, investment grade, interest-bearing securities.

                                DIVIDEND POLICY

  The Company has never declared or paid dividends on the Common Shares. The Company will pay all accrued but unpaid dividends on the Redeemable Preferred Shares in connection with the redemption thereof. See "Use of Proceeds." The Company currently anticipates that all future earnings will be retained by the Company to support its growth strategy and does not anticipate paying any cash dividends on the Common Shares in the foreseeable future. The payment of any future dividends will be at the discretion of the Company's Board of Directors and will depend upon, among other things, future earnings, operations, capital requirements, the general financial condition of the Company and general business conditions.

  If fewer than all of the Redeemable Preferred Shares are redeemed in connection with this Offering, all accrued and unpaid dividends on the Redeemable Preferred Shares must be paid before dividends may be paid on the Common Shares.

                                   DILUTION

  The net tangible book value of the Company's Common Shares at June 30, 1996, was approximately $0.49 per share after giving effect to the adjustments described in the Prospectus Summary. "Net tangible book value" per share represents total tangible assets reduced by the amount of total liabilities and Redeemable Preferred Shares, divided by the number of Common Shares outstanding. Without taking into account any other changes in the net tangible book value after June 30, 1996 other than to give effect to the adjustments described in the Prospectus Summary and the sale by the Company of Common Shares in this Offering at the initial offering price for estimated net proceeds to the Company of $15,740,000 and the application of the net proceeds therefrom, the pro forma net tangible book value of the Company's Common Shares on June 30, 1996 would have been $16,959,000 or $3.64 per share. This represents an increase in net tangible book value of $3.15 per share to existing common shareholders and an immediate dilution in net tangible book value of $5.36 per share to new investors purchasing Common Shares in this Offering. The following table illustrates this per share dilution:

   Initial public offering price per share (1)....................         $9.00
     Net tangible book value per share before offering............   $0.49
     Increase in net tangible book value per share attributable to
      new investors...............................................    3.15
                                                                     -----
   Pro forma net tangible book value per share after offering.....          3.64
                                                                           -----
   Dilution per share to new investors............................         $5.36
                                                                           =====

--------
(1) Before deducting underwriting discounts and commissions and estimated offering expenses payable by the Company.

  The following table summarizes, as of June 30, 1996, the differences in total consideration paid and the average price per share paid between the existing common shareholders and the new investors with respect to the number of Common Shares purchased from the Company (based upon the initial offering price):

                                  SHARES ISSUED   TOTAL CONSIDERATION  AVERAGE
                                ----------------- -------------------   PRICE
                                 NUMBER   PERCENT   AMOUNT    PERCENT PER SHARE
                                --------- ------- ----------- ------- ---------
   Existing shareholders....... 2,564,094   55.0% $   606,000    3.1%   $0.24
   Holders of RDI Convertible
    Notes......................    99,155    2.1      892,400    4.6     9.00
   New investors (1)........... 2,000,000   42.9   18,000,000   92.3     9.00
                                ---------  -----  -----------  -----
       Total................... 4,663,249  100.0% $19,498,400  100.0%
                                =========  =====  ===========  =====

--------
(1) If the Underwriters' over-allotment option is exercised in full, the shares purchased by the new investors would be 2,300,000 or 46.3% of the outstanding Common Shares and the percent of shares held would be 51.7% for the existing shareholders and 2.0% for the holders of the RDI Convertible Notes.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company as of June 30, 1996, (i) on an actual basis; (ii) on a pro forma basis to give effect to the adjustments described in the Prospectus Summary and (iii) as adjusted to reflect the sale of the Common Shares offered by the Company hereby (after deducting the estimated offering expenses and underwriting discount) and the application of the net proceeds therefrom and cash on hand. See "Use of Proceeds." This table should be read in conjunction with the Financial Statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" appearing elsewhere herein.

                                               JUNE 30, 1996
                                 -----------------------------------------------
                                                                   PRO FORMA
                                   ACTUAL         PRO FORMA       AS ADJUSTED
                                 -------------  --------------  ----------------
                                 (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)
Debt:
  CDI--10% Senior Secured Fixed
   Rate Notes..................        $10,500         $10,500    $         --
  CDI--11% Senior Subordinated
   Notes (face value $4,500)...          4,364           4,364              --
  RDI Convertible Notes........            892             --               --
  RDI Notes....................          1,108           1,108            1,108
  RDI--other debt..............          1,812           1,812            1,812
                                 -------------   -------------    -------------
    Total debt.................         18,676          17,784            2,920
                                 -------------   -------------    -------------
Redeemable Preferred Shares,
 stated value $1,000 per share;
 2,400 shares authorized,
 issued and outstanding actual
 and pro forma; none
 authorized, issued or
 outstanding pro forma as
 adjusted......................          2,400           2,400              --
                                 -------------   -------------    -------------
Shareholders' equity:
  Preferred Shares; 997,600
   authorized, none issued and
   outstanding actual;
   3,000,000 shares authorized,
   none issued and outstanding,
   pro forma and pro forma as
   adjusted....................            --              --               --
  Common Shares, no par value;
   no shares authorized, issued
   or outstanding actual;
   16,000,000 shares authorized
   pro forma and pro forma as
   adjusted; 2,663,249 shares
   issued and outstanding pro
   forma; 4,663,249 shares
   issued and outstanding pro
   forma as adjusted...........            --            1,743           17,483
  Class A Common Shares, no par
   value; 10,000,000 shares
   authorized actual; 1,564,098
   shares issued and
   outstanding actual; none
   authorized, issued or
   outstanding pro forma and
   pro forma as adjusted.......            520             --               --
  Class B Series 1 Common
   Shares, no par value;
   4,000,000 shares authorized
   actual; 435,896 shares
   issued and outstanding
   actual; none authorized,
   issued or outstanding pro
   forma and pro forma as
   adjusted....................            145             --               --
  Warrants to purchase 564,100
   shares of Class B Series 1
   Common Shares at $0.01 per
   share actual; none
   outstanding pro forma and
   pro forma as adjusted.......            180             --               --
  Retained earnings............          6,651           6,651            6,567
  Foreign currency translation
   adjustment..................           (222)           (222)            (222)
                                 -------------   -------------    -------------
    Total shareholders' equity.          7,274           8,172           23,828
                                 -------------   -------------    -------------
    Total capitalization.......        $28,350         $28,356    $      26,748
                                 =============   =============    =============

                      UNAUDITED PRO FORMA FINANCIAL DATA

  The unaudited pro forma consolidated statements of income for the year ended December 31, 1995, and the six months ended June 30, 1996 are based upon the historical consolidated financial statements of CDI and RDI. The unaudited pro forma consolidated statements of income have been prepared after giving effect to pro forma adjustments described in the notes thereto as if the acquisition of RDI occurred on January 1 of the respective period.

  The unaudited pro forma consolidated statements of income do not purport to represent what the results of operations of the Company would actually have been if the events described in the notes thereto had in fact occurred at the beginning of such period, or to project the results of operations of the Company for any future date or period.

  The unaudited pro forma consolidated statements of income should be read in conjunction with CDI's and RDI's financial statements including the notes thereto and other financial information included elsewhere in this Prospectus. No pro forma consolidated balance sheet as of June 30, 1996 is presented as the actual financial data for RDI is included in the actual consolidated balance sheet of the Company as of June 30, 1996. See "Index to Financial Statements".

             UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF INCOME

                     FOR THE YEAR ENDED DECEMBER 31, 1995

          (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                            CDI           RDI       PRO FORMA
                         HISTORICAL  HISTORICAL(A) ADJUSTMENTS        PRO FORMA
                         ----------  ------------- -----------        ---------
Net sales............... $  38,881      $30,009      $(3,269)  (1)    $  65,621
Cost of sales...........    25,721       20,909       (3,220)  (1)(2)    43,410
                         ---------      -------      -------          ---------
  Gross profit..........    13,160        9,100          (49)            22,211
                         ---------      -------      -------          ---------
Selling, general and
 administrative
 expenses...............     3,504        7,323           55   (2)(3)    10,882
Research and
 development............     2,740          247          --               2,987
                         ---------      -------      -------          ---------
                             6,244        7,570           55             13,869
                         ---------      -------      -------          ---------
  Operating income......     6,916        1,530         (104)             8,342
Interest expense........     1,380          579          615   (4)        2,574
                         ---------      -------      -------          ---------
  Income before income
   taxes................     5,536          951         (719)             5,768
Income tax
 provision(benefit).....     2,078          438         (208)  (5)        2,308
                         ---------      -------      -------          ---------
  Net income............     3,458          513         (511)             3,460
Preferred share
 dividends..............      (264)         --           --                (264)
                         ---------      -------      -------          ---------
  Net income applicable
   to common
   shareholders......... $   3,194      $   513      $  (511)         $   3,196
                         =========      =======      =======          =========
Earnings per share...... $    1.25                                    $    1.25
                         =========                                    =========
Weighted average number
 of common shares and
 equivalents
 outstanding............ 2,564,094                                    2,564,094
                         =========                                    =========

             UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF INCOME

                    FOR THE SIX MONTHS ENDED JUNE 30, 1996

          (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                          RDI
                                      THREE MONTHS
                                         ENDED
                                       MARCH 31,    PRO FORMA
                         ACTUAL(A)(B)  1996(A)(C)  ADJUSTMENTS        PRO FORMA
                         ------------ ------------ -----------        ---------
Net sales...............  $  28,180      $8,013      $(1,390)  (1)      $34,803
Cost of sales...........     17,870       5,419       (1,444)  (1)(2)    21,845
                          ---------      ------      -------          ---------
  Gross profit..........     10,310       2,594           54             12,958
                          ---------      ------      -------          ---------
Selling, general and
 administrative
 expenses...............      4,157       2,149           44   (2)(3)     6,350
Research and
 development............      1,880          53          --               1,933
                          ---------      ------      -------          ---------
                              6,037       2,202           44              8,283
                          ---------      ------      -------          ---------
  Operating income......      4,273         392           10              4,675
Interest expense........        828         134          113   (4)        1,075
                          ---------      ------      -------          ---------
  Income before income
   taxes................      3,445         258         (103)             3,600
Income tax provision....      1,322          58           22   (5)        1,402
                          ---------      ------      -------          ---------
  Net income............      2,123         200         (125)             2,198
                          ---------      ------      -------          ---------
Preferred share
 dividends..............       (132)        --           --                (132)
                          ---------      ------      -------          ---------
  Net income applicable
   to common
   shareholders.........  $   1,991      $  200      $  (125)         $   2,066
                          =========      ======      =======          =========
Earnings per share......  $    0.78                                   $    0.81
                          =========                                   =========
Weighted average number
 of common shares and
 equivalents
 outstanding............  2,564,094                                   2,564,094
                          =========                                   =========

(a) RDI's historical statements of income were translated into U.S. dollars using the average exchange rate prevailing throughout the applicable period. See Note 2 to the Company's Financial Statements. RDI's historical statements of income have been prepared in accordance with French generally accepted accounting principles and have been adjusted to U.S. generally accepted accounting principles with pro forma adjustment number 3.

(b) Represents the consolidated results for CDI for the six months ended June 30, 1996, including RDI for the period from April 1, 1996 (date of RDI acquisition) to June 30, 1996.

(c) Represents the results of RDI for the period January 1, 1996 to March 31, 1996 (prior to the acquisition).

--------

(1) Elimination of intercompany sales and profit of products held in RDI inventory.
(2) Adjustment for amortization of goodwill related to the acquisition of RDI, and adjustment for depreciation of property, plant and equipment acquired based on their estimated fair values.
(3) Adjustment to pension expense under United States generally accepted accounting principles for RDI.
(4) Adjustments to interest expense:

                                                           DECEMBER 31, JUNE 30,
                                                               1995       1996
                                                           ------------ --------
                                                                (AMOUNTS IN
                                                                THOUSANDS)
   Interest on short term debt...........................     $ 264       $ --
   Interest on RDI Notes and RDI Convertible Notes.......       147         37
   Elimination of interest expense on Seller Note (repaid
    in connection with the acquisition) .................      (150)       (38)
   Elimination of interest on excess cash balances.......       354        114
                                                              -----       ----
                                                              $ 615       $113
                                                              =====       ====

(5) Income tax effect of the pro forma adjustments at assumed rate of 40%, except for the adjustment to goodwill amortization which was not tax effected.

                        SELECTED FINANCIAL INFORMATION

  The selected data for the year ended December 31, 1993, for the seven months ended July 29, 1994, as of and for the five months ended December 31, 1994, and as of and for the year ended December 31, 1995, have been derived from the Company's Financial Statements audited by Arthur Andersen LLP, the Company's independent public accountants. Their report on the financial statements is included elsewhere in this Prospectus. The statement of income data for the years ended December 31, 1991 and 1992, and the balance sheet data as of December 31, 1991, 1992 and 1993 have been derived from audited financial statements of the Company not included in this Prospectus. The selected statement of income data for the six months ended June 30, 1995 and 1996, and the selected balance sheet data as of June 30, 1996, have been derived from unaudited interim financial statements of the Company, and reflect, in management's opinion, all adjustments necessary for a fair presentation of the financial position and results of operations for these periods. Results of operations for interim periods are not necessarily indicative of results to be expected for the full year. This data should be read in conjunction with the Company's Financial Statements and related notes, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial information included herein.

                                                              CONTROL
                              PREDECESSOR COMPANY(1)       DEVICES, INC. PRO FORMA(2)    CONTROL DEVICES, INC.
                         --------------------------------- ------------- ------------ ----------------------------
                                                   SEVEN
                                                   MONTHS   FIVE MONTHS                              SIX MONTHS
                               YEARS ENDED         ENDED       ENDED      YEAR ENDED   YEAR ENDED       ENDED
                              DECEMBER 31,        JULY 29, DECEMBER 31,  DECEMBER 31, DECEMBER 31,    JUNE 30,
                         ------------------------ -------- ------------- ------------ ------------ ---------------
                          1991     1992    1993     1994       1994          1994         1995      1995   1996(3)
                         -------  ------- ------- -------- ------------- ------------ ------------ ------- -------
                                              (AMOUNTS IN THOUSANDS,  EXCEPT PER SHARE DATA)
STATEMENT OF INCOME DATA:
Net sales............... $38,088  $39,747 $39,807 $24,995     $18,847       $43,842     $38,881    $20,713 $28,180
Cost of sales...........  35,694   34,419  30,046  17,676      12,159        29,835      25,721     13,333  17,870
                         -------  ------- ------- -------     -------      --------     -------    ------- -------
 Gross profit...........   2,394    5,328   9,761   7,319       6,688        14,007      13,160      7,380  10,310
Operating expenses:
Selling, general and
 administrative.........   5,043    3,593   3,237   1,896       2,413         4,304       3,504      1,972   4,157
Research and
 development............     863      651   2,144   1,598       1,052         2,650       2,740      1,402   1,880
                         -------  ------- ------- -------     -------      --------     -------    ------- -------
 Operating income
  (loss)(4).............  (3,512)   1,084   4,380   3,825       3,223         7,053       6,916      4,006   4,273
Interest expense........     --       --      --      --          657         1,581       1,380        732     828
                         -------  ------- ------- -------     -------      --------     -------    ------- -------
 Income (loss) before
  income taxes..........  (3,512)   1,084   4,380   3,825       2,566         5,472       5,536      3,274   3,445
Income tax provision
 (benefit)(5)...........  (1,405)     434   1,752   1,530         990         2,153       2,078      1,310   1,322
                         -------  ------- ------- -------     -------      --------     -------    ------- -------
 Net income (loss)...... $(2,107) $   650 $ 2,628 $ 2,295     $ 1,576      $  3,319     $ 3,458    $ 1,964 $ 2,123
                         =======  ======= ======= =======     =======      ========     =======    ======= =======
 Net income applicable
  to common sharehold-
  ers(6)................                                      $ 1,466      $  3,055     $ 3,194    $ 1,832 $ 1,991
 Net income per
  share(6)(7)...........                                      $  0.57      $   1.19     $  1.25    $  0.71 $  0.78
Weighted average number
 of common shares and
 equivalents outstand-
 ing(6).................                                        2,564         2,564       2,564      2,564   2,564
OTHER DATA:
 Research and
  development as a
  percentage of net
  sales(8)..............    2.3%     1.6%    5.4%    6.4%        5.6%          6.0%        7.0%       6.8%    6.7%

                                  PREDECESSOR COMPANY    CONTROL DEVICES, INC.
                                ----------------------- ------------------------
                                     DECEMBER 31,        DECEMBER 31,   JUNE 30,
                                ----------------------- --------------- --------
                                 1991    1992    1993    1994    1995     1996
                                ------- ------- ------- ------- ------- --------
                                             (AMOUNTS IN THOUSANDS)
BALANCE SHEET DATA:
Working capital...............  $ 4,623 $ 2,665 $ 4,891 $ 9,255 $13,662 $ 8,515
Total assets..................   23,700  21,226  22,385  26,051  30,141  42,986
Long-term debt, net of current
 maturities...................      --      --      --   16,320  15,853  16,743
Redeemable preferred shares...      --      --      --    2,400   2,400   2,400
Shareholders' equity..........      --      --      --    2,311   5,505   7,274

--------
(1) On July 29, 1994, the Company purchased the Business. See "Company History." The data prior to July 29, 1994 represents the financial information of the Predecessor Company, and has been prepared by the Company. See Note 1 to the Company's Financial Statements.
(2) Pro forma year ended December 31, 1994 amounts were prepared as if the acquisition of the Business and initial capitalization of the Company had occurred on January 1, 1994. These pro forma results include adjustments for depreciation and amortization of assets acquired based on their fair market values at the acquisition date, increased interest on acquisition debt, additional preferred share dividends, elimination of allocated employee benefit and administrative expenses, additional professional fees and the related income tax effect. The unaudited pro forma consolidated financial data do not purport to represent what the results of operations of the Company would actually have been if the acquisition and initial capitalization had in fact occurred on January 1, 1994, or to project the results of operations of the Company for any future date or period. See
    Note 3 to the Company's Financial Statements.
(3) The Selected Financial Data presented for the six months ended June 30, 1996 includes RDI's results of operations from April 1, 1996, the date of the acquisition.
(4) The Predecessor Company incurred operating losses in the year ended December 31, 1991, due in part to GTE corporate allocation charges of approximately $2,000,000 and higher cost of sales associated with manufacturing facilities closed in 1991.
(5) For purposes of computing income tax provision (benefit), an effective tax rate of 40% was used for the Predecessor Company results of operations because no income taxes were allocated to the Predecessor Company.
(6) See Note 2 to the Company's Financial Statements. Net income per share, net income applicable to common shareholders and weighted average number of Common Shares and equivalents outstanding are not presented for periods prior to and including July 29, 1994 as the Business was not operated as an independent entity during such periods.
(7) The supplemental net income per share would have been $0.95 and $0.54 for the year ended December 31, 1995, and the six month period ended June 30, 1996, respectively, assuming the conversion of the RDI Convertible Notes, the issuance of 2,000,000 Common Shares at the initial public offering price and the application of the proceeds thereof and cash on hand to retire the Company's Senior Notes plus accrued interest, the Subordinated Notes plus accrued interest and the Redeemable Preferred Shares plus accrued dividends, as of the beginning of each period.
(8) Research and development as a percentage of net sales for the six months ended June 30, 1996 includes the financial data for RDI. The percentage for the six months ended June 30, 1996 without RDI was 8.5%.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

INTRODUCTION

  The Company purchased the Business from GTE on July 29, 1994 for a total purchase price of $17,900,000 plus the assumption of certain liabilities. The Company had no operations prior to that date. The Company paid $16,400,000 in cash and delivered the Seller Note. In March 1996, the Company repaid the Seller Note and in April 1996, acquired all of the issued and outstanding capital stock of RDI for a total purchase price of $8,964,000. The Company paid $6,964,000 in cash, delivered RDI Notes totaling $1,108,000 and delivered the RDI Convertible Notes totaling $892,000. See "Certain Transactions."

  The financial information for the periods prior to July 29, 1994 does not reflect the impact of the acquisition of the Business or the related financing and purchase accounting adjustments on the financial position and results of operations of the Company. The financial statements prior to July 29, 1994, have been prepared solely by the Company as if the Business was operated as a separate entity for the periods presented. The Predecessor Company financial statements do not include an allocation of GTE's assets and liabilities not specifically identifiable to the Business, including cash and intercompany debt. Prior to September 28, 1993, the Telecommunications Division shared certain facilities and functions with the Business. Certain costs and expenses, including manufacturing overhead and selling, general and administrative expenses, were prorated by the Company between the Business and the Telecommunications Division in preparing the Predecessor Company financial statements. Expenses were allocated by the Company based on actual usage or other allocation methods which approximate actual usage. Management of the Company believes that the allocation methods are reasonable. The purchase method of accounting was used to record assets acquired by the Company. Such accounting generally results in increased amortization and depreciation reported in future periods. Accordingly, the financial statements of the Predecessor Company and the Company are not comparable in all material respects since the financial statements report on two separate entities.

  Since the acquisition of the Business in July 1994, the Company's financial strategy has been to improve gross profits in its circuit breaker business, maintain stable selling, general and administrative expenses and expand its sensor business. The Company has increased its research and development expenditures, which increase was primarily devoted to its sensor products, from $651,000 in 1992 to $2.7 million in 1995. During the same period, the Company's sales of sensors have grown from $ 3.2 million in 1992 to $5.3 million in 1995 and $4.0 million for the first six months of 1996.

  In addition, the Company's financial strategy contemplates making acquisitions which complement the Company's existing businesses. See "Business--Business Strategies." The Company's acquisition of RDI in April 1996, which was funded in part with $7.4 million in cash generated from operations, is intended to enhance the Company's market penetration of the automotive OEM market in Europe. RDI, which is a European-based distributor of products of the Company and other manufacturers, historically, due to the nature of the distribution business, has had lower gross margins and higher selling, general and administrative expenses (measured as a percentage of net sales) than the Company. Although the Company's gross profit and operating income have increased as a result of the RDI acquisition, when expressed as a percentage of sales, the Company's gross profit and operating income have decreased due to the lower margins associated with distribution businesses generally.

  RDI generates revenues and incurs expenses primarily in currencies other than the U.S. dollar. The Company does not engage in currency hedging transactions. RDI's currency of account is the French franc. RDI's assets and liabilities are translated into U.S. dollars using the exchange rate in effect at the balance sheet date. RDI's results of operations are translated into U.S. dollars using the average exchange rate prevailing throughout the applicable period. See Note 2 to the Company's Financial Statements.

RESULTS OF OPERATIONS

Summary Data

  Management's discussion and analysis of the operating results of the Company are based on amounts in the table set below which were derived from the Financial Statements appearing elsewhere herein.

  The 1994 combined financial information was based on the summation of the financial information for the seven months ended July 29, 1994 of the Predecessor Company and the five months ended December 31, 1994 of the Company. The combined financial information is presented for comparison purposes only and does not purport to reflect the results of the Company had they been under common control.

  The following table presents selected financial information derived from the Company's statements of income, expressed as a percentage net sales for the periods indicated:

                          PREDECESSOR
                            COMPANY      COMBINED    CONTROL DEVICES, INC.
                          ------------ ------------ -------------------------
                                                                 SIX MONTHS
                                                                    ENDED
                                                                  JUNE 30,
                                                                 ------------
                           YEAR ENDED   YEAR ENDED   YEAR ENDED
                          DECEMBER 31, DECEMBER 31, DECEMBER 31,
                              1993         1994         1995     1995     1996
                          ------------ ------------ ------------ -----  ----------
Net sales...............     100.0%       100.0%       100.0%    100.0% 100.0%
Gross profit............      24.5         31.9         33.8      35.6   36.6
Selling, general and ad-
 ministrative expenses..       8.1          9.8          9.0       9.5   14.8
Research and develop-
 ment...................       5.4          6.0          7.0       6.8    6.7
Operating income........      11.0         16.1         17.8      19.3   15.2
Net income..............       6.6          8.8          8.9       9.5    7.5

SIX MONTHS ENDED JUNE 30, 1996 COMPARED TO SIX MONTHS ENDED JUNE 30, 1995

  Net sales were $28.2 million in the first six months of 1996, an increase of $7.5 million, or 36.0%, as compared to the first six months of 1995. Net sales increased primarily as a result of the acquisition of RDI which contributed $6.6 million to net sales in the first six months of 1996.

  Sales of circuit breaker products declined 9.5% to $15.7 million in the first six months of 1996 from $17.3 million in first six months of 1995, primarily due to lower European shipments and the switch in 1995 from the use of circuit breakers to fuses on certain models of Ford vehicles. This decrease was partially offset by a 72.9% increase in sales of sensor products to $4.0 million in the first six months of 1996 from $2.3 million in the first six months of 1995, primarily as a result of the Company's shipment of its new steering sensor. The decrease was also partially offset by an increase of 74.8% in sales of ceramics products to $1.9 million in the first six months of 1996 from $1.1 million in the first six months of 1995, primarily due to shipments of ceramics to the PCS and cellular equipment manufacturers.

  Gross profit in the first six months of 1996 was $10.3 million, an increase of $2.9 million, or 39.7%, as compared to the same period in 1995. As a percentage of net sales, gross profit in the first six months of 1996 was 36.6% as compared to 35.6% in the first six months of 1995. The increase in gross profit, as a percentage of net sales, resulted from improved productivity due in part to the continuing success of an employee gain sharing program as well as from improved plant utilization and efficiencies.

  Selling, general and administrative expenses in the first six months of 1996 were $4.2 million, an increase of $2.2 million, or 110.8%, as compared to the first six months of 1995. The increase consisted primarily of RDI expenses which were $2.0 million. As a percentage of net sales, selling, general and administrative expenses were 14.8% in the first six months of 1996 as compared to 9.5% in the first six months of 1995.

Excluding RDI, selling, general and administrative expenses as a percentage of net sales increased to 10.1% in the first six months of 1996 from 9.5% in the first six months of 1995, primarily as a result of increased expenses for bonus plans.

  Research and development expenses in the first six months of 1996 were $1.9 million, an increase of $0.5 million, or 34.1%, as compared to the first six months of 1995. The increased research and development expense was primarily a result of increased staffing and expenses required to develop products for introduction in the 1997-1999 period. In addition, resources have been added to develop a chip-on-board manufacturing line to reduce the cost and enhance market penetration of the Company's sensor products. As a percentage of net sales, research and development expense was 6.7% in the first six months of 1996, as compared to 6.8% in the first six months of 1995. Due to the distribution nature of RDI's business, research and development is a minimal expense for RDI. Excluding RDI, research and development spending increased to 8.5% in the first six months of 1996 from 6.8% in the first six months of 1995.

  Operating income in the first six months of 1996 was $4.3 million, an increase of $0.3 million, or 6.7%, as compared to the first six months of 1995. As a percentage of net sales, operating income was 15.2% in the first six months of 1996 as compared to 19.3% in the first six months of 1995. The decrease in operating income as a percentage of net sales resulted primarily from the acquisition of RDI. RDI is primarily a distributor and, on a historical basis, has incurred selling, general and administrative expenses higher, as a percentage of net sales, than the Company. Similarly, as a distributor, RDI's operating income as a percentage of net sales is typically lower than that of the Company.

  Interest expense was $0.8 million in the first six months of 1996, an increase of $0.1 million, or 13.1%, as compared to the first six months of 1995. The increased interest expense was primarily the result of lower interest income due to the use of cash for the acquisition of RDI.

  The provision for income tax was $1.3 million in the first six months of 1996 and the first six months of 1995. The effective tax rate was 38.4% in the first six months of 1996 compared to 40.0% in the first six months of 1995.

  Net income was $2.1 million in the first six months of 1996, an increase of $0.2 million, or 8.1%, as compared to the first six months of 1995. The increase in net income was a result of the acquisition and the improvement in operating income partially offset by increased research and development and interest expense. As a percentage of net sales, net income was 7.5% in the first six months of 1996 as compared to 9.5% in the first six months of 1995.

1995 COMPARED TO COMBINED 1994

  Net sales were $38.9 million in 1995, a decrease of $5.0 million, or 11.3%, as compared to combined 1994. Net sales decreased primarily as a result of the weakened economic conditions in North America and Europe, particularly related to automotive sales. Sales of circuit breaker products decreased 13.6% to $30.9 million in 1995 from $35.8 million in 1994. Approximately $2.2 million of the decrease in net sales was attributable to decreased demand for the Company's automotive circuit breaker products as Ford switched certain models of vehicles from circuit breakers to fuses. Sales of sensor products increased 25.5% to $5.3 million in 1995 from $4.2 million in combined 1994 as the Company began shipping sensors to European automakers. Ceramic sales declined 31.2% to $2.6 million in 1995 from $3.8 million in 1994 primarily due to a decrease in air heater sales.

  Gross profit in 1995 was $13.2 million, a decrease of $0.8 million, or 6.0%, as compared to combined 1994. As a percentage of net sales, gross profit in 1995 was 33.8% as compared to 31.9% in combined 1994. The increase in gross profit, as a percent of net sales, resulted from increased productivity due in part to the success of an employee gain sharing program instituted in 1994 as well as from improved plant utilization.

  Selling, general and administrative expenses in 1995 were $3.5 million, a decrease of $0.8 million, or 18.7%, as compared to combined 1994. The decrease in administrative expenses was a result of management initiative to contain expenses as a result of the decreased sales volume. As a percentage of net sales, selling, general and administrative expenses were 9.0% in 1995 as compared to 9.8% in combined 1994.

  Research and development expenses in 1995 were $2.7 million, an increase of $0.1 million, or 3.4%, as compared to combined 1994. The increased research and development expenses were a result of the Company's continued focus on new product development in the sensor product line. As a percentage of net sales, research and development expenses were 7.0% in 1995 as compared to 6.0% in combined 1994. In 1995, approximately 75% of the research and development expenses were related to sensor development projects, primarily in the rain and solar/twilight areas. See "Business--Research and Development."

  Operating income in 1995 was $6.9 million, a decrease of $0.1 million, or 1.9%, as compared to combined 1994. The decreased operating income was a result of the lower sales volume substantially offset by higher gross margins and reduced selling, general and administrative expenses. As a percentage of net sales, operating income was 17.8% in 1995 as compared to 16.1% in combined 1994.

  Interest expense was $1.4 million in 1995, an increase of $0.7 million from combined 1994. The Predecessor Company did not receive an allocation of interest expense from GTE in 1994.

  Provision for income tax was $2.1 million in 1995, as compared to $2.5 million in combined 1994. The effective tax rate was 37.5% in 1995 as compared to a rate of 39.4% in combined 1994.

  Net income was $3.5 million in 1995, a decrease of 10.7%, as compared to $3.9 million in combined 1994. The decrease in net income was primarily attributable to the additional interest expense in 1995. As a percentage of net sales, net income was 8.9% in 1995 as compared to 8.8% in combined 1994.

COMBINED 1994 COMPARED TO 1993

  Net sales were $43.8 million in combined 1994, an increase of $4.0 million, or 10.1%, as compared to 1993. Net sales increased primarily as a result of improved economic conditions in North America and Europe, particularly related to automotive sales. Sales of circuit breaker products increased 4.6% to $35.8 million in 1994 from $34.2 million in 1993. This increase was primarily due to the strength of the worldwide automotive market. Sensor sales also increased 26.2% to $4.2 million in 1994 from $3.4 million in 1993 as solar sensors benefited from improving market conditions and increased market acceptance. Ceramic sales increased 71.0% to $3.8 million in 1994 from $2.2 million in 1993 in part due to increased sales of air heaters.

  Gross profit in combined 1994 was $14.0 million, an increase of $4.2 million, or 43.5%, as compared to 1993. As a percentage of net sales, gross profit in combined 1994 was 31.9% as compared to 24.5% in 1993. The increase in gross profit, as a percent of net sales, resulted from improved productivity due in part to the success of an employee gain sharing program instituted in 1994 as well as from improved plant utilization and efficiency.

  Selling, general and administrative expenses in combined 1994 were $4.3 million, an increase of $1.1 million, or 33.1%, as compared to 1993. The increase in administrative expenses consisted primarily of corporate expenses associated with being an independent company in 1994. As a percentage of net sales, selling, general and administrative expenses were 9.8% in combined 1994 as compared to 8.1% in 1993.

  Research and development expenses in combined 1994 were $2.7 million, an increase of $0.5 million, or 23.6%, as compared to 1993. The increased research and development expenses were a result of the Company's increased focus on new product development in the sensor product line. As a percentage of net sales, research and development expenses were 6.0% in combined 1994 as compared to 5.4% in 1993.

  Operating income in combined 1994 was $7.0 million, an increase of $2.7 million, or 60.9%, as compared to 1993. The increased operating income was a result of the improvement in gross profit partially offset by higher selling, general and administrative and research and development expenses. As a percentage of net sales, operating income was 16.1% in combined 1994 as compared to 11.0% in 1993.

  Interest expense was $0.7 million in 1994. The Predecessor Company did not receive an allocation of interest expense from GTE in 1993.

  Provision for income tax was $2.5 million in combined 1994, as compared to $1.8 million in 1993. The effective tax rate was 39.4% in combined 1994 as compared to 40.0% in 1993.

  Net income was $3.9 million in combined 1994, as compared to $2.6 million in 1993. The increase in net income was a result of the improvement in operating income partially offset by interest expense and income taxes. As a percentage of net sales, net income was 8.8% in combined 1994 as compared to 6.6% in 1993.

QUARTERLY RESULTS

  The following tables present the Company's operating results for each of the six quarters for the period ended June 30, 1996, including such amounts expressed as a percentage of net sales. The information for each of these quarters is unaudited, but has been prepared on the same basis as the audited consolidated financial statements and, in the opinion of the Company's management, reflects all adjustments (consisting of normal, recurring adjustments) necessary for a fair presentation of such information when read in conjunction with the Company's consolidated financial statements and notes thereto appearing elsewhere in this Prospectus. Operating results for any quarter are not necessarily indicative of results for any future periods.

                                            FOR THE THREE MONTHS ENDED
                         ----------------------------------------------------------------
                         MARCH 31, JUNE 30, SEPTEMBER 30, DECEMBER 31, MARCH 31, JUNE 30,
                           1995      1995       1995          1995       1996      1996
                         --------- -------- ------------- ------------ --------- --------
                                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net sales...............  $10,916   $9,798     $9,063        $9,104     $10,772  $17,408
Cost of sales...........    6,919    6,414      6,132         6,256       6,919   10,951
                          -------   ------     ------        ------     -------  -------
 Gross profit...........    3,997    3,384      2,931         2,848       3,853    6,457
Operating expenses:
Selling, general and
 administrative
 expenses...............      943    1,027        816           718       1,075    3,082
Research and develop-
 ment...................      771      632        641           696         959      921
                          -------   ------     ------        ------     -------  -------
 Operating income.......    2,283    1,725      1,474         1,434       1,819    2,454
Interest expense........      368      364        336           312         312      516
                          -------   ------     ------        ------     -------  -------
 Income before income
  taxes.................    1,915    1,361      1,138         1,122       1,507    1,938
Income tax provision....      766      544        433           335         580      742
                          -------   ------     ------        ------     -------  -------
 Net income.............    1,149      817        705           787         927    1,196
Preferred share divi-
 dends..................       66       66         66            66          66       66
                          -------   ------     ------        ------     -------  -------
 Net income applicable
  to common
  shareholders..........  $ 1,083   $  751     $  639        $  721     $   861  $ 1,130
                          =======   ======     ======        ======     =======  =======
Earnings per share......  $  0.42   $ 0.29     $ 0.25        $ 0.28     $  0.34  $  0.44
                          =======   ======     ======        ======     =======  =======
Weighted average number
 of common shares and
 equivalents outstand-
 ing....................    2,564    2,564      2,564         2,564       2,564    2,564
                                           AS A PERCENTAGE OF NET SALES
                         ----------------------------------------------------------------
Net sales...............    100.0%   100.0%     100.0%        100.0%      100.0%   100.0%
Cost of sales...........     63.4     65.5       67.7          68.7        64.2     62.9
                          -------   ------     ------        ------     -------  -------
 Gross profit...........     36.6     34.5       32.3          31.3        35.8     37.1
Operating expenses:
Selling, general and
 administrative
 expenses...............      8.6     10.4        8.9           7.9        10.0     17.7
Research and develop-
 ment...................      7.1      6.5        7.1           7.6         8.9      5.3
                          -------   ------     ------        ------     -------  -------
 Operating income.......     20.9     17.6       16.3          15.8        16.9     14.1
Interest expense........      3.4      3.7        3.7           3.4         2.9      3.0
                          -------   ------     ------        ------     -------  -------
 Income before income
  taxes.................     17.5     13.9       12.6          12.4        14.0     11.1
Income tax provision....      7.0      5.6        4.8           3.7         5.4      4.2
                          -------   ------     ------        ------     -------  -------
 Net income.............     10.5%     8.3%       7.8%          8.7%        8.6%     6.9%
                          =======   ======     ======        ======     =======  =======

SEASONALITY


  The Company's performance is dependent primarily on automotive vehicle production which is seasonal in nature. The Company's revenues tend to be somewhat lower in the third and fourth quarters as automotive OEMs schedule plant tooling changeovers, vacations and holiday shutdowns.

LIQUIDITY AND CAPITAL RESOURCES

  Since its formation and initial capitalization, the Company has financed its operations and investments in property, equipment and the RDI acquisition primarily through cash generated from operations, the issuance of the RDI Notes and the RDI Convertible Notes and bank borrowings. At June 30, 1996, the Company had capital expenditure commitments of approximately $1.5 million. The commitments relate primarily to capital expenditures associated with the Company's design, development, manufacturing and marketing of sensors.

  The Company has an existing $3.0 million line of credit with MassMutual (the "Existing Line of Credit") under which no amounts are outstanding as of the date hereof. The Existing Line of Credit is expected to be terminated in connection with the closing of this Offering.

  Cash and cash equivalents totaled $3.7 million at June 30, 1996 compared to $10.5 million at December 31, 1995. The $6.7 million decrease in cash and cash equivalents during this period resulted primarily from the Company's payment of $7.4 million in connection with the RDI acquisition and the repayment of the $1.5 million Seller Note, offset by $2.2 million generated by the Company. The Company's cash and cash equivalents increased $5.2 million in 1995 and $4.4 million in the five month period ending December 31, 1994 as a result of cash generated from operations.

  RDI has various credit facilities available to it totaling $4.5 million with rates ranging from 0.5% to 1.0% over the Paris Inter-Bank Offered Rate. At June 30, 1996, RDI had borrowings aggregating $3.8 million under these facilities.

  The Company believes its current cash and cash equivalents, together with its credit facilities and cash flows from operations, will be sufficient to meet the Company's cash requirements, including capital expenditures, for at least the next twelve months.

  Fleet Bank of Maine ("Fleet Bank") and the Company have entered into a commitment agreement, pursuant to which Fleet Bank has agreed to provide a $15.0 million revolving line of credit facility to the Company to fund strategic acquisitions and, if needed, for working capital. The new revolving line of credit facility, which is subject to raising $15.0 million in this Offering and the repayment of the Senior Notes, the Subordinated Notes and the Existing Line of Credit, is expected to close simultaneously with the closing of this Offering and will mature on September 30, 1998. The facility will have three interest rate options consisting of (i) Fleet Bank's prime rate for daily rate borrowings, (ii) Fleet Bank's cost of funds rate plus 1.5% for borrowings of 30 days or less, or (iii) the corresponding London Interbank Offering Rate (LIBOR) plus 1.5% for borrowings of 30, 60, 90 or 180 days. The line of credit will be unsecured and contain covenants less restrictive than those of the Existing Line of Credit. To date, no credit agreement has been executed and no assurance can be given that the new line of credit will be executed on such terms.

                                   BUSINESS

GENERAL OVERVIEW

  The Company designs, manufactures and markets circuit breakers, electronic sensors and electronic ceramic component parts used by OEMs in the automotive, appliance and telecommunications markets. The Company has supplied circuit breakers to automotive OEMs for more than 30 years, and in 1991 the Company expanded its offerings to the automotive market by introducing its initial sensor product, a solar sensor used for climate control in luxury cars. The Company believes it is a leading supplier of automatically resetting circuit breakers and solar sensors for the automotive market and of glass enclosed circuit breakers for the appliance market. In addition to continued shipments of its solar sensor, in July 1995, the Company commenced shipping its steering wheel sensor to Ford, and, in June 1996, commenced shipping its twilight sensor to GM. The Company is in various stages of development of its rain, window fog and other solar (climate control)/twilight (headlamp control) sensors for a number of automotive OEMs. Frost & Sullivan's Sensor Market Sourcebook, 1995 Edition (the "F&S Sourcebook") estimates that the size of the North American automotive sensor market will increase from $1.4 billion in 1992 to $2.6 billion in 1998 based in part on increased consumer demand for safety, performance, convenience and comfort.

  In April 1996, the Company acquired RDI primarily to enhance its market penetration of the automotive OEM market in Europe, in part by locating itself closer to European customers. The Company's customers include GM, Ford and Chrysler in North American and Mercedes, Peugeot, Rockwell, Valeo, Opel and Danfoss in Europe. Sales to GM, Ford and Chrysler and their suppliers in North America were approximately $17.6 million, or 45.4% of the Company's net sales, in 1995 and approximately $10.0 million, or 46.2% of net sales excluding RDI, in the first six months of 1996.

PRODUCTS AND MARKETS

  Circuit Protection. The Company manufactures and markets for the automotive and appliance industries, circuit breakers which protect transformers, battery chargers, compressors and small motors from heat and current overloads. The technology utilized in such devices traces back to automatically resetting circuit breakers developed as an alternative to fuses by Sylvania in 1956. Due to the resetting feature, Sylvania's circuit breakers provided the same protection from current overloads as fuses without the need for replacement. The Company manufactures over 250 types of circuit breakers, including over 150 types of glass enclosed circuit breakers. Through RDI, the Company markets and distributes in Europe a full line of circuit protection devices, including various fuses and circuit breaker components and assemblies manufactured by other companies. The Company's sales of circuit breakers were $30.9 million, or 79.6% of net sales, in 1995, and $15.7 million, or 72.7% of net sales excluding RDI, in the first six months of 1996.

  Electronic Sensors. The Company's automotive sensors use optical sensing technologies to recognize external conditions and send an electronic signal to a central processor which automatically triggers a control response, that in many cases, had required manual operation. The functions automatically controlled by the Company's sensors include climate control and headlight intensity in response to sunlight, power steering assist in response to driving conditions, wiper control in response to precipitation and defrost operation in response to window fog. In addition to continued sales of its existing solar sensors, in July 1995, the Company began shipping its steering wheel sensor to Ford. The Company's steering wheel sensor replaced a competitor's product and is currently used in a number of Ford models. In September 1996, the Company commenced shipping its twilight sensor to GM. The Company's twilight sensor signals the vehicle's headlight system to switch from low intensity to full intensity in twilight conditions and was developed for use in GM's DRL program beginning with certain 1997 models. The Company's sales of sensors were $5.3 million, or 13.7% of net sales in 1995, and $4.0 million, or 18.4% of net sales excluding RDI, in the first six months of 1996.

  In late 1995, in an effort to encourage automotive OEMs to use sensors in a greater range of vehicle models, the Company sought to lower the cost of its sensors by incorporating chip-on-board manufacturing technology. The Company's original sensor technology uses discrete electronic components together with prepackaged photodiodes. With chip-on-board technology, the Company has designed silicon wafers which incorporate both the function of the discrete electronic components and the photodiode and also reduce board size requirements and assembly costs. The Company packages the wafer directly on a circuit board resulting in savings which will permit the Company to introduce a new line of lower cost sensors. Currently, the Company's twilight sensor product, which possesses chip-on-board technology, is being shipped to GM, and the Company is redesigning the remainder of its sensor products to incorporate chip-on-board technology.

  The Company's rain, window fog, and "next generation" solar (climate control)/twilight (headlamp control) sensors are in various stages of development. See "--Research and Development." The Company is continually working with customers to provide new sensor products which will provide increased comfort and safety in vehicles. In response to customer requests for "next generation" functionality, prototypes of these advanced sensor products have been shipped to GM, Ford, Mercedes, Volvo, Fiat, BMW and Volkswagen, as well as to major tier one suppliers such as Valeo.

  Electronic Ceramics. The Company's ceramic products include PTC (Positive Temperature Coefficient) thermistors and dielectric resonators. PTC thermistors, which convert electrical current into heat, are used as component parts in room air heaters and protection devices for switching equipment critical to the operation of telephone companies' central offices (facilities that provide the local switching and distribution functions for telephone companies). Dielectric resonators are used to filter frequencies in wireless communications equipment. In addition to sales to wireless communications equipment manufacturers, in the fourth quarter of 1995 the Company began shipping custom designed dielectric resonators to Personal Communication Systems ("PCS") equipment manufacturers. The Company's sales of ceramics were $2.6 million, or 6.7% of net sales, in 1995, and $1.9 million, or 8.9% of net sales excluding RDI, in the first six months of 1996.

  Acquisition of RDI. In April 1996, the Company acquired RDI primarily to enhance the Company's market penetration of the automotive OEM market in Europe. In addition, through RDI, the Company distributes a number of electronic components in Europe such as capacitors, connectors and various electronic fuses and aftermarket products. These components are supplied to the automotive, appliance, and telecommunication OEM markets and are sourced and stocked by RDI. RDI's sales (excluding an amount equal to the Company's sales to RDI) were $6.6 million for the three months ended June 30, 1996.

  The Company sells its products primarily to three markets: automotive, appliance and telecommunications. In 1995, the Company's sales to these markets were $22.3 million, $14.4 million and $2.2 million, respectively. The following table generally describes the products currently being sold or being developed for each of the markets addressed by the Company:

  PRODUCT LINES           AUTOMOTIVE               APPLIANCE        TELECOMMUNICATIONS
------------------  ----------------------- ----------------------- -------------------
Circuit Breakers    Mini Remote Reset       Glass Enclosed Circuit          --
                    Mini Positive Make-and-  Breakers
                     Break                  Metal Control Devices
                    Maxi Breakers           Recessed Lighting
                    Vehicle Protectors       Protection
                    Thermal Relays
                    Micro Positive Make-
                    and- Break
Electronic Sensors  Solar Sensor (climate             --                    --
                     control)
                    Steering Wheel Sensor
                    Twilight Sensor
                    (headlamp  control)
                    Rain Sensor
                    Window Fog Sensor
Electronic Ceramic  PTC Thermistors for use PTC Thermistors for use Current Limiters
 Devices             in auxiliary heaters    in portable air        Dielectric
                                             heaters                Resonators

 Products Distributed Circuit Protection Devices (including Fuses, Circuit
  by RDI                            Breakers, Components and
                                    Assemblies) and Electronic Components

Automotive Market

  The Company believes it is a leading supplier of automatically resetting circuit breakers and solar sensors to the automotive market and has a growing presence in the expanding automotive sensor market.

  Circuit Protection. The Company produces over 100 types of metal-based (covered or uncovered) automatically resetting circuit breakers. These products utilize a bimetal technology which essentially protects electrical circuits and motors from heat and current overloads. The Company offers a broad line of automotive circuit breakers which operate in a wide range of ambient temperatures, thereby enabling customers to choose the protection most appropriate for the particular application. The Company believes that it is a leading supplier of circuit breakers to North American automotive OEMs. Typical applications include protection for wiring harnesses, headlamps and small motors. An automobile's electric wiring system (harness) delivers electricity to door locks, cigarette lighters, window lift motors, windshield wiper motors and power antennae motors. Typically, there is a circuit breaker or fuse for each of these applications to protect against electrical current overload.

  The Company's circuit breakers include automatically resetting circuit breakers used as protectors for 12-volt DC motors. These products are cycling, or self-resetting, circuit breakers created for mounting in the motor and are used to protect motors with currents ranging from 20 amps (such as windshield wiper motors) to 40 amps (such as power seat motors). Another line of the Company's automatically resetting circuit breakers are installed in automotive fuse blocks or wiring harnesses and are used to protect circuits which occasionally experience momentary overloads (e.g., headlamps, for which fuses can present a safety hazard) and to minimize the inconvenience of fuse replacement (e.g., cigarette lighters, which can overload if used for other applications). The Company's other electromechanical automotive products include thermal relays, which provide a time delay for automotive courtesy lights and seat belt warning lights.

  In Europe, the Company distributes a full line of circuit protection products through RDI. These products include those manufactured by the Company and complementary products distributed for other manufacturers.

  Electronic Sensors. The Company's sensors use proprietary optical sensing technologies to recognize external conditions and send an electronic signal to a central processor which automatically triggers a control response that, in many cases, had required manual operation. These operations include climate control and headlight intensity in response to sunlight, power steering assist in response to driving conditions, wiper control in response to precipitation and defrost operation in response to window fog. In addition to continued sales of its existing solar and steering wheel sensors, in June 1996, the Company commenced shipping its twilight sensor to GM. The Company's twilight sensor signals the vehicle's headlight system to switch from low intensity to full intensity in twilight conditions and was developed for use in GM's DRL program. The F&S Sourcebook estimates that the size of the North American automotive sensor market will increase from $1.4 billion in 1992 to $2.6 billion in 1998. In 1994 and 1995, the Company devoted approximately 75% of its research and development expenditures to electronic sensors. See "Business--Research and Development."

  The Company's solar sensor, used for automatic climate control in several current GM, Mercedes and Peugeot luxury cars, measures the direct solar heating felt by the automobile's occupants. The Company's solar sensor is customized for each car model by taking into account the roof line and placement of windows. The Company believes that its patented lensing technology enables its solar sensors to measure direct solar heating more accurately than competitors' products. This technological advantage leads the Company to believe that its solar sensors have gained wide industry acceptance as standard in automatic climate control systems. The Company's solar sensors can be found on vehicles manufactured by Cadillac, Buick, Oldsmobile, Jeep, Mercedes, Opel and Peugeot, among others.

  In July 1995, the Company began shipments of steering wheel sensors to Ford for vehicles sold in North America. These sensors optically measure the speed and direction of the steering column rotation, and send electric signals to the car's central processor to make adjustments in the stiffness of the power steering system of the car. The technology used in its steering wheel sensor has other automotive applications which the Company is pursuing.

  Building on a design effort commenced in late 1995, the Company shipped its first sensor incorporating chip-on-board technology in June 1996. This technology results in savings which will permit the Company to introduce a new line of lower cost sensors.

  The Company's rain, window fog and "next generation" solar (climate control)/twilight (headlamp control) sensors are in various stages of development and will incorporate the Company's chip-on-board manufacturing technology. The Company's rain sensor measures precipitation on the windshield and sends a signal to adjust the windshield wiper speed. The window fog sensor optically detects condensation or frost on front and/or rear windows and sends a signal to adjust the defroster before such condensation or frost is detectable by the human eye. By eliminating frost and condensation before it has a chance to accumulate, the driver's visibility remains unimpaired.

Appliance Market

  The Company believes it is a leading supplier of glass enclosed circuit breakers for the small motor appliance market. The Company also supplies ceramic PTC thermistor based heaters to the appliance market and, through RDI, distributes component parts manufactured by others. The products distributed by RDI include capacitors, filters and condensers.

  Circuit Protection. The Company manufactures a number of different types of circuit breakers for the appliance market and believes it is one of only two companies in the world producing glass enclosed circuit breakers. Most of its revenues in the appliance market are derived from the sale of the Company's 150 types of glass enclosed circuit breakers. The Company's glass enclosed circuit breakers are generally sold for applications in which quality, cycle life and dependability are the critical factors. These products prolong motor life by shutting off motors in the presence of excess ambient heat or current. A key feature of the glass circuit breakers is the hermetic seal created by the glass enclosure. This hermetic seal makes it the lowest cost type of circuit breaker which can be totally immersed in a liquid or gas environment and still maintain consistent operation. Typical uses include protection of compressor motors and other small motors where the breaker is required to be mounted directly inside the motor, such as refrigerator compressor motors, dishwasher motors and garage door opener motors. Internal mounting in motors places the circuit breaker in close proximity to the source of heat, allowing for faster response times under fault conditions than can be delivered by externally mounted breakers. Internal mounting also eliminates the need for an external mounting location and associated wiring connectors, and facilitates greater efficiency in compressor motor design.

  The Company also supplies circuit breakers to recessed lighting manufacturers. These breakers protect the fixture from heat overloads and cause the light to blink in a fault condition.

  Electronic Components. The Company supplies ceramic PTC thermistors for use in small electric air heaters. The PTC ceramic is designed to maintain a constant temperature, making them safer than certain other electric air heating technologies. In addition, RDI distributes electronic components to the European appliance industry.

Telecommunications Market

  The Company manufactures and markets PTC current limiters and dielectric resonators for applications in the telecommunications market.

  PTC Current Limiters. The Company supplies PTC current limiters for use in modules which prevent current surges from damaging line cards (circuit boards) in telephone companies' central office switching systems. The Company's products are sold as a component part in Siecor's central office module (protection device). The PTC current limiters are being supplied to Siecor under a five-year exclusive requirements contract entered into in September 1993 for use by GTE on its installed base of 23 million telephone lines.

  Dielectric Resonators. The Company supplies a line of dielectric resonators to OEMs of wireless telecommunications equipment. Dielectric resonators are an integral part of wireless communication filters, which capture the desired frequencies and keep the desired frequencies from interfering with others. These filters are typically placed at transmission sites, where space is at a premium, and the Company therefore believes that the size of dielectric resonator based filters, which are smaller than air cavity based filters, offer a competitive advantage. The markets for theses products include cellular and PCS wireless applications.

  PCS is the term used to describe the wireless telecommunications services that will be offered by those companies that acquired or will acquire licenses for a radio spectrum (frequency range 1850-1990 MHz) in the FCC auctions and are the newest entrants in the wireless telecommunications market. PCS will initially compete directly with existing cellular telephone, paging and mobile radio services. PCS will also include features which are not generally offered by cellular providers, such as: (i) the provision of all services to one untethered, mobile number; (ii) lower-priced service options; and (iii) in the near future, medium-speed data transmissions to and from portable computers, advanced paging services and facsimile services. PCS providers may be the first to be able to offer mass market wireless local loop applications, in competition with switched and direct access local telecommunications services.

BUSINESS STRATEGIES

  Pursue Selected Growth Opportunities Utilizing Technology. The Company intends to pursue opportunities to apply new and existing technologies to develop additional products to fulfill anticipated customer needs. The Company's current emphasis is on electronic optical sensors for the automotive market. The F&S Sourcebook projects growth in the electronic sensor market as auto consumers demand improved safety, performance and comfort. The Company also believes that its proprietary optical sensor technology gives the Company's sensors an advantage in quality and accuracy of function over competitors' sensors.

  Building on a design effort commenced in late 1995, the Company shipped its first sensor incorporating chip-on-board technology in June 1996. This technology results in savings which will permit the Company to introduce a new line of lower cost sensors. The chip-on-board technology also provides greater design latitude by miniaturizing the process.

  The Company expects to continue to expand its research and development efforts in electronic sensor technology. In 1994 and 1995, approximately 75% of the Company's total expenditures for research and development were for its electronic sensor products. The Company's research and development staff has grown from approximately 20 employees in July 1994 to approximately 33 employees in June 1996.

  Maintain Market Leadership in Automotive Circuit Breakers and Glass Enclosed Circuit Breakers. The Company is a leading supplier of circuit breakers for the automotive market and glass enclosed circuit breakers for the small motor appliance market. The Company believes that its experience and expertise in these markets, developed over more than thirty years, its strong customer relationships, and its strategy of continuous improvement in productivity and cost management, will enable it to maintain its leadership position. In turn, the Company believes that its leadership position provides a stable base from which to pursue growth opportunities for its other existing and new products, especially electronic sensors.

  Strategic Acquisitions. The Company is pursuing an acquisition strategy designed to complement the Company's existing businesses, including acquisitions of complementary products, expanding its line of electronic sensors and expanding its distribution base. In April 1996, the Company acquired RDI primarily to enhance the Company's market penetration of the automotive OEM market in Europe. RDI expands the Company's presence in Europe and strengthens its ability to market its electronic sensor and other products. Management believes that a European based distribution network will enhance the Company's ability to distribute existing, internally developed and newly acquired products. The Company currently has no specific agreements or understandings with respect to any acquisitions.

  Operating Efficiency and Cost Management. The Company is dedicated to continuous improvement of its operations, including cost management. These improvements have led to an increase in operating profit margins from 2.7% in 1992 to 17.8% in 1995. The Company's current strategy is to develop and initially manufacture products at its facilities in Maine and, as they mature, move production offshore to the Company's lower cost facility in the Dominican Republic. Other cost reduction strategies being pursued by the Company include efforts to improve manufacturing yields, eliminate non-value added labor and reduce manufacturing cycle time. The Company has achieved significant success in pursuing such efforts, in part due to a gain sharing program implemented in 1994. Virtually all Company employees receive incentive compensation based on operating results or cost improvements.

  Focus on Customer Relationships and the Manufacture of Quality Products. The Company builds on its longstanding customer relationships in the development of new products and new applications for existing products. These products and applications are designed either to fulfill an existing customer need or to meet an expected future market requirement. By working closely with customers on the initial design and specification of products, management believes the Company has a competitive advantage. The Company has implemented comprehensive systems and statistical tools in conjunction with its customers to assure the production of quality products. The Company's commitment to quality has resulted in the Company's having received, in addition to other awards, ISO (International Standards Organization) 9001-1994 registration (the highest attainable) in June 1995, GM's Mark of Excellence Award (the highest attainable) and Ford's Q1 quality rating.

MARKETING AND CUSTOMERS

  The Company markets its products through a direct sales and service force located in the Company's Dearborn, Michigan sales office, at the Company's corporate headquarters in Standish, Maine and at RDI's headquarters near Paris, France. The Company also sells and distributes its products through a number of independent agents and distributors in Europe and Asia. In Europe, RDI acts as a technical and value added resource to its customers.

  In the automotive market, the Company sells its products primarily to parts suppliers, including subsidiaries of automotive manufacturers, rather than directly to the automobile manufacturer. The Company must generally market its products both to the manufacturer (to insure the design of the automobile incorporates the Company's product) and to the supplier of the particular parts in which the Company's products will be incorporated. As is typical in the automotive and appliance industries, the Company's customers buy products through the use of purchase orders rather than long-term contracts.

  For export sales, see Note 15 of the Company's Financial Statements.

  One of the Company's customers, GM, accounted for approximately 17%, 20% and 12% of net sales in 1994, 1995 and the six months ended June 30, 1996, respectively. These sales were primarily to two divisions of GM, Packard Electric and Delco Electronics, both of which manufacture electrical systems for automotive companies, including GM. Net sales to Danfoss were 13.6% in 1995. No other customer accounted for more than 10% of sales in 1994, 1995 and the six months ended June 30, 1996. See "Risk Factors."

  The following table shows certain of the Company's key customers for each of its product lines:

 PRODUCT LINE                              KEY CUSTOMERS
 ------------         ---------------------------------------------------------
                           AUTOMOTIVE           APPLIANCE     TELECOMMUNICATION
                      --------------------  ----------------- -----------------
Circuit Protection... GM, Ford, Chrysler,        Danfoss             --
                              Valeo
Electronic Sensors...  GM, Ford, Mercedes          --                --
Electronic Ceramic
 Devices.............         --                   --          Celwave, Siecor
Products Distributed
 by RDI..............  Rockwell, Mercedes,         --                --
                           Volkswagen

  Danfoss is a manufacturer of compressors for refrigeration and other uses; Celwave is a manufacturer of microwave communications components; and Siecor manufactures telecommunications products.

  The following table shows the car and truck models, as of June 30, 1996, which incorporate circuit breakers and sensors manufactured by the Company:

CUSTOMER                    CIRCUIT BREAKERS                   SENSORS
--------           ----------------------------------  ------------------------
GM
  Buick........... Century, LeSabre, Park Avenue,      LeSabre, Park Avenue,
                   Regal, Riviera, Roadmaster,         Riviera, Roadmaster
                   Skylark
  Cadillac........ DeVille, Eldorado, Fleetwood        DeVille, Eldorado,
                   Brougham, Seville                   Fleetwood Brougham,
                                                       Seville

CUSTOMER                    CIRCUIT BREAKERS                   SENSORS
--------           ----------------------------------  ------------------------
  Chevrolet....... Astro, Beretta, Blazer, Camaro,     Corvette
                   Caprice, Cargo Van, Cavalier, C/K
                   Pick-up, Corsica, Corvette,
                   Lumina, Lumina Van, Monte Carlo,
                   S-10, Sport Van, Suburban, Tahoe
  GMC............. Jimmy, P Model Truck, Safari,       --
                   Sonoma, Suburban, Yukon
  Oldsmobile...... Achieva, Aurora, Bravada, Ciera,    Aurora, Cutlass, 88, 98,
                   Cutlass Supreme, 88, 98,            Supreme
                   Silhouette
  Pontiac......... Bonneville, Firebird, Grand Am,     Bonneville
                   Grand Prix, Sunfire, Trans Sport
Ford
  Ford............ Crown Victoria, Aerostar,           Thunderbird, Explorer,
                   F-Series Truck, Taurus              Crown Victoria
  Lincoln......... Town Car, Mark VIII, Continental    Town Car, Mark VIII
  Mercury......... Grand Marquis, Cougar, Villager,    Cougar, Grand Marquis
                   Sable
Chrysler
  Chrysler........ Concorde, Cirrus, New Yorker,       --
                   Sebring, Town & Country
  Dodge........... Intrepid, Neon, Stratus, Ram Van,   --
                   Dakota, Ram Wagon, Caravan, T-300,
                   Viper
  Eagle........... Vision                              --
  Plymouth........ Breeze, Neon, Voyager               --
  Jeep............ Cherokee, Grand Cherokee            Grand Cherokee
Mercedes.......... --                                  E-Class, S-Class
Renault........... Laguna, Clio, 19                    --
Peugeot........... 306, 106, 405                       806, 506
Volkswagen/Audi... Golf, Passat, A6, A8                --
Citroen........... ZX, Xantia, XM                      Evasion
Opel.............. 2900 Vectra                         --
Seat.............. Ibiza                               --
Nissan............ Quest                               --
Honda............. Odyssey                             --

RESEARCH AND DEVELOPMENT

  The Company incurred research and development expenses of $2.1 million, $2.7 million, and $2.7 million in 1993, 1994 and 1995, respectively, and $1.9 million for the six months ended June 30, 1996. The increase from 1993 to 1995 was a result of the Company's focus on new product development in the electronic sensor product line based on the Company's existing optical sensing technologies. In 1995 and the first six months of 1996, the Company devoted over 7.0% and 8.5%, respectively, of net sales excluding RDI to research and development. In 1994 and 1995, the Company devoted approximately 75% of its research and development expenditures to electronic sensors. The Company maintains a research and development staff at its Standish, Maine facility of 33 employees as of June 30, 1996, 28 of whom, including 22 engineering professionals, were devoted to new sensor product development.

  In addition to the recently introduced twilight sensor, the Company also has under development rain and window fog sensors which will control intermittent windshield wiper and/or defroster functions, and a solar position sensor for multi-zone automatic climate control. The Company has a six year consulting agreement expiring on March 31, 2001 with Dr. Dennis J. Hegyi, a Physics Professor at the University of Michigan, relating to its sensor products. The Company currently licenses five of Dr. Hegyi's patents for its sensor products. See "Products and Markets" and "Management--Key Consultant."

  The following tables summarize the results of the Company's historical research and development activities and the focus of its current research and development activities.

YEAR OF INTRODUCTION         PRODUCT               APPLICATION          CUSTOMERS
--------------------  --------------------- ------------------------- -------------
        1991          Solar Sensor          Automatic Climate Control Numerous OEMs
        1993          Dielectric Resonator  Wireless Telecom-Cellular Celwave
        1995          Steering Wheel Sensor Power Steering Assist     Ford
        1995          Dielectric Resonator  Wireless Telecom-PCS      Numerous OEMs
        1996          Twilight Sensor       Daytime Running Lamps     GM

DEVELOPMENT STAGE PRODUCTS          APPLICATION                            STATUS
--------------------------  ---------------------------- -------------------------------------------
 Solar Twilight Sensor      Combined Climate and         OEMs have tested and requested quotes.
                             Headlamp Control
 Rain Sensor                Wiper Function and           Testing with a North American OEM.
                             Speed Control
 Window Fog Sensor          Defrost Control              Prototypes provided to European OEMs.
 Solar Quadrant Sensor      Multi-zone Automatic Climate Prototypes provided to a European OEM.
                             and Headlamp Control
 Electric Vehicle Heaters   Automobile Heaters           Development funding has been received from
                                                          Ford and Chrysler. The Company has started
                                                          production tooling for Ford.

PATENTS, LICENSES AND TRADEMARKS

  The Company owns 11 patents and has two patents pending. The Company does not consider any single patent to be material to its business. The Company typically requires its employees to execute appropriate non-competition and patent rights agreements. The Control Devices logo is a registered trademark of the Company and Maxi Breaker is a trademark of the Company.

  The Company is licensed to use technology in patents and know-how owned by Dr. Hegyi, a consultant to the Company. See "Management--Key Consultant."

MANUFACTURING AND SUPPLY

  The Company manufactures and assembles its products at its plants in Standish and Caribou, Maine, and San Cristobal, Dominican Republic and has certain value added operations at its distribution facility in France. The Company's facility in the Dominican Republic, where the Company has an average total burdened labor cost of $4.00 per hour, has been audited by representatives of Chrysler, Valeo and Packard Electric and has been certified as an approved supplier by all three. The Company manufactures its products using components purchased from third parties and from parts manufactured by the Company with various raw materials.

  During and after the manufacturing process, products undergo extensive inspection and testing to insure quality control. The Company's commitment to quality has resulted in the Company having received, in addition to other awards, ISO (International Standards Organization) 9001-1994 registration (the highest attainable) in June 1995, GM's Mark of Excellence Award (the highest attainable) and Ford's Q1 quality rating. The Company is currently in the process of qualifying for the QS-9000 certification which it expects to complete in 1996.

  Certain of the Company's components are standard items and are available from multiple sources. The Company also sources components produced from custom tools or molds. These custom parts may be single sourced in some circumstances in order to take advantage of price and quality considerations. The Company has never had any significant supply interruptions in these components and it believes it could develop alternative sources of supply if supply interruptions were to occur.

  Backlog consists of firm orders received from customers and distributors with delivery dates requested by customers at some future date. At June 30, 1996, backlog was approximately $8.3 million versus approximately $4.5 million at June 30, 1995. This backlog increase is primarily due to the acquisition of RDI. All of the Company's current backlog is expected to be shipped by year end.

COMPETITION

  The Company has many competitors with respect to all of its products, and the automotive parts supply industry, in particular, is highly competitive. Many of its competitors in the automotive industry are companies which are larger, more diversified and have greater financial resources than the Company. In general, competition in the circuit breaker market is based on price, although the Company also seeks to compete based on product performance. The automotive market for circuit breakers is a relatively mature, small market and the Company competes principally with Texas Instruments and Otter Controls Inc. In the appliance market for circuit breakers, the Company competes principally with Texas Instruments. The Company also competes in the circuit breaker market with suppliers of alternative technologies, such as fuses which can be used as an alternative to circuit breakers. Automatically resetting circuit breakers do not need to be replaced as frequently as fuses, and for some applications an automatically resetting feature is essential for safety. However, fuses are lower-priced than circuit breakers. In its circuit breaker lines, the Company's highly automated Maine facilities and low cost Dominican Republic facility generally enable the Company to be competitive on price. However, the Company's competitors are from time to time competitive for reasons including the ability to adapt existing technology to a particular circuit breaker application, which results in a lower price, and the existence of established marketing relationships, especially in Europe. Competition in the sensor market is primarily based on technology, quality, delivery, reliability, price, functionality and engineering support. The suppliers who compete with the Company's sensor business for the most part are sophisticated manufacturers with similar quality, reliability, delivery and engineering support as the Company. As a result, decisions are often based on price and technological advantage as to which the Company believes it is competitive with other suppliers. Furthermore, the Company believes that its patented lensing technology enables its solar sensors to measure direct solar heating more accurately than competitors' products. However, certain of the Company's competitors are larger, better financed and better known than the Company. Therefore, there can be no assurance that the Company will be able to continue its current technological advantage or that its technological advantage will translate into superior sales. The Company's principal competitors in this market are Texas Instruments, Eaton, Motorola, Panasonic, Philips and Nippondenso. In the ceramics market, the Company competes on the basis of supplying niche products and on service, delivery and product technology. Its principal competitors in this market are NTK, TDK, Alpha Industries, Murata and Siemens. In the European distribution market, the Company competes with similar electronic distributors.

PROPERTIES

  The Company's facilities are kept in good condition and the capacity of such facilities is adequate for the Company's needs. The Company expects to renew leases expiring in December 1996 but believes that, if such leases are not renewed, alternative space would be available on comparable terms. The following table sets forth certain information, as of June 30, 1996, relating to the Company's facilities:

                                                            APPROXIMATE  OWNED/
LOCATION                        PRINCIPAL ACTIVITIES        SQUARE FEET  LEASED
--------                 ---------------------------------  ----------- --------
Standish, Maine......... Corporate Headquarters; Research     120,000    Owned
                          and Development; Manufacture of
                          Electronic Sensors, Glass
                          Enclosed Circuit Breakers and
                          Electronic Ceramic Devices
Caribou, Maine.......... Manufacture of Circuit Breakers       33,000    Leased
                                                                        (Yearly
                                                                        Renewal)
San Cristobal,           Manufacture of Circuit Breakers,      26,000    Leased
 Dominican Republic.....  Electronic Sensors                            (Expires
                                                                        December
                                                                          1996)
Dearborn, Michigan...... Sales Office                           1,320    Leased
                                                                        (Expires
                                                                        December
                                                                          1996)
Villepinte, France...... RDI Headquarters, European            27,500    Owned
                          Warehouse, Manufacturing and
                          Distribution.

EMPLOYEES

  As of June 30, 1996, the Company had 808 employees, consisting of 207 employees based in Standish, 92 employees based in Caribou, three employees based in Dearborn, 396 employees based in the Dominican Republic and 110 employees in France. None of the Company's employees are currently represented by a labor union; RDI's employees enjoy the benefits of a state-mandated collective bargaining agreement (Convention Collective de la Metallurgie) which applies to numerous French companies whose business relates to metal products, including RDI. The Company believes its relations with employees are good.

ENVIRONMENTAL MATTERS

  The Company's owned and leased facilities are subject to numerous environmental laws and regulations concerning, among other things, emissions to the air, discharges to surface and ground water, and the generation, handling, storage, transportation, treatment and disposal of toxic and hazardous substances. Under various Federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may become liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property, typically without regard to fault.

  Pursuant to the terms of an Environmental Agreement dated July 6, 1994, GTE has retained liability and agreed to indemnify the Company for any and all liabilities arising under CERCLA and other environmental requirements related to contamination and cleanup of the Standish facility, treatment, storage and disposal of hazardous materials transported offsite and remediation required by the State of Maine Department of Environmental Protection ("MEDEP") or U.S. Environmental Protection Agency ("EPA") not known to exist or occur prior to July 29, 1994. GTE's indemnification for these various unknown liabilities expires on July 29, 1997 and July 29, 1999. GTE has also retained complete liability for claims relating to soil and groundwater contamination from the surface impoundment and the out-of-service leachfield at the Company's Standish, Maine facility known to exist prior to the acquisition. Such contamination is currently being remediated at GTE's sole expense. GTE's obligation to remediate such contamination and its indemnification for any claims relating thereto expire several years after the MEDEP and EPA conclude remediation has been completed.

  Except as set forth above, the Company believes that its facilities are in compliance in all material respects with all applicable United States federal, state and local environmental laws, ordinances and regulations, as well as comparable laws and regulations outside the United States. No assurances can be given, however, that the current environmental condition of the Company's owned and leased facilities are not other than as currently understood by the Company, or will not be adversely affected by the condition of properties in the vicinity of the Company's owned and leased properties, or by the activities of third parties unrelated to the Company or by former owners or operators of the Company's owned or leased facilities, or that future laws, ordinances or regulations will not impose any material environmental liability on the Company.

LEGAL PROCEEDINGS

  The Company is not engaged in any legal proceedings other than ordinary routine litigation incidental to its business. The Company is not involved in any pending or threatened legal proceedings which the Company believes could reasonably be expected to have a material effect on the Company's financial condition, liquidity or results of operations.

                                  MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

  The directors, executive officers and certain key employees of the Company and their ages as of the date of this Prospectus are as follows:

             NAME              AGE                 POSITION
             ----              ---                 --------
 Ralph R. Whitney, Jr.(1)(2).   61 Chairman of the Board
 Bruce D. Atkinson...........   55 Chief Executive Officer, President and
                                    Director
 Jeffrey G. Wood.............   40 Vice President, Chief Financial Officer,
                                    Secretary and Treasurer
 Michel Hauser-Kauffmann.....   53 General Manager, RDI
 Keith J. Coulling...........   38 Engineering Manager--Research and
                                    Development
 Richard E. Griffin..........   53 Plant Manager, Caribou, Maine
 Frederick T. Howard.........   33 Materials/Marketing Manager
 Paul M. Manganelli..........   51 Quality Assurance/Engineering Manager
 Meo J. Poliquin.............   44 Plant Manager, Standish, Maine
 Lee A. Prager...............   45 Sales Manager
 Jose M. Ricardo.............   32 Plant Manager, Dominican Republic
 Charles M. Brennan, III(1)..   54 Director
 John D. Cooke(1)(2).........   56 Director
 James O. Futterknecht, Jr. .   49 Director
 Alan I. Mossberg(2).........   64 Director
 John M. Ramey...............   43 Director
 Glenn Scolnik...............   45 Director

--------
(1)Member of Audit Committee
(2)Member of the Compensation Committee

  Mr. Whitney has been Chairman of the Board of the Company since July 1994, and was Chief Executive Officer from July 29, 1994 until June 22, 1995. Mr. Whitney has been a principal of HKW, a New York private capital firm, since 1971. Mr. Whitney is also a director of Excel Industries, Inc. ("Excel"), Baldwin Technology Company, Inc., Adage, Inc., IFR Systems, Inc., and Selas Corp. of America.

  Mr. Atkinson has been President and a Director of the Company since July 1994, and has been Chief Executive Officer since June 22, 1995. Mr. Atkinson was General Manager of the Business and the Telecommunications Division from 1978 until September 1993, and was General Manager of the Business from September 1993 until July 1994.

  Mr. Wood has been Vice President, Chief Financial Officer, Secretary and Treasurer of the Company since July 1994. Mr. Wood was Controller of the Business and the Telecommunications Division from 1990 to September 1993 and was Controller of the Business from September 1993 until July 1994. From 1987 to 1990 Mr. Wood was Controller of the Caribbean operations of the special products division of GTE.

  Mr. Hauser-Kauffmann has been the General Manager of RDI since 1995. Mr. Hauser-Kauffmann was the Commercial Director of RDI from 1994 to 1995 and International Director from 1986 to 1994. Mr. Hauser-Kauffmann has been with RDI in various capacities for 25 years.

  Mr. Coulling has been the Company's New Product Manager since 1994. Mr. Coulling was an Engineering Supervisor for the Company from 1993 to 1994 and a Special Project Engineer from 1989 to 1993. He has been with the Company in various capacities for a total of 14 years.

  Mr. Griffin has been Plant Manager at the Caribou manufacturing facility since 1982. Mr. Griffin was a Manufacturing Supervisor at Standish from 1966 to 1982. Mr. Griffin has been with the Company in various capacities for 33 years.

  Mr. Howard has been Materials/Marketing Manager since June 1996. Mr. Howard was Marketing Manager from 1992 to 1996 and was Marketing Manager
Telecommunications Division from 1991 to 1992. He has been with the Company in various capacities for seven years.

  Mr. Manganelli has been the Company's Quality Assurance/Engineering Manager since February 1994. Mr. Manganelli was an Engineering Supervisor for the Company from 1985 to 1994 and held various other engineering positions with the Company from 1975 to 1985.

  Mr. Poliquin has been Plant Manager of the Company's Standish, Maine, plant since 1993. Mr. Poliquin was Operations Manager--Caribbean Operations for the Company from 1991 to 1993 and was Plant Manager of the Company's Oxford, Maine feeder plant from 1977 to 1991.

  Mr. Prager has been the Company's Sales Manager since October 1993. Mr. Prager was Manager of Electronic Ceramics from March to October 1993, PTC Product Manager from 1986 to 1993, Manager of Research and Development from 1983 to 1986 and held engineering positions with the Company from 1980 to 1983.

  Mr. Ricardo has been Plant Manager at the Dominican Republic Manufacturing facility since 1993. Mr. Ricardo was Manufacturing Supervisor from 1988 to 1993. He has been with the Company in various capacities for eight years.

  Mr. Brennan has been a Director of the Company since July 1994. Mr. Brennan has been Chairman of the Board and Chief Executive Officer of MYR Group Inc, a specialty electrical and telecommunications contractor, since 1989. Mr. Brennan is also a director of UNR Industries, Inc.

  Mr. Cooke has been a Director of the Company since July 1994. Mr. Cooke has been Senior Vice President-Investments of Prudential Securities, Inc. since 1991. For more than five years prior thereto he was Senior Vice President-Investments of Thompson McKinnon Securities.

  Mr. Futterknecht has been a Director of the Company since October 1995. Mr. Futterknecht has been Chairman of the Board, President and Chief Executive Officer of Excel, an Elkhart, Indiana automotive parts supplier, since September 1995. Mr. Futterknecht was President and Chief Operating Officer of Excel from 1992 to September 1995, and Executive Vice President of Excel from 1990 to 1992.

  Mr. Mossberg has been a Director of the Company since July 1994. Mr. Mossberg has been Chief Executive Officer and President of O. F. Mossberg & Sons, Inc. ("O. F. Mossberg"), a North Haven, Connecticut manufacturer of shotguns, for more than five years.

  Mr. Ramey has been a Director of the Company since June 1994. Mr. Ramey has been a principal of HKW since 1986 and sits on the boards of several private companies.

  Mr. Scolnik has been a Director of the Company since June 1994. Mr. Scolnik has been a principal of HKW since April 1993. Mr. Scolnik was a member of the law firm of Sommer & Barnard, PC, Indianapolis, Indiana, for more than five years prior to April 1993, and was of counsel to such firm from April 1993 to January 1995. Mr. Scolnik is a director of WavePhore, Inc., a data broadcasting company, and sits on the boards of several private companies.

  All directors hold office until the next annual meeting of shareholders or until their successors are elected and qualified. Executive officers serve at the discretion of the Board of Directors. Directors who are not officers are paid $14,200 per year payable quarterly plus $200 per board meeting attended and $200 per committee meeting if not held on the date of a board meeting. Non-employee directors will also be granted options to purchase 1,000 Common Shares, at the fair market value on the date of grant, annually upon reelection commencing with the 1997 meeting of shareholders. The options will expire at the earlier of one year after termination of the director's Board membership or ten years after the date of grant. Directors who are employees of the Company receive no fees or options for serving as directors.

KEY CONSULTANT

  Dr. Dennis J. Hegyi, age 53, has been a key consultant to the Company with respect to the development of its sensor products, in particular its solar sensor, since 1989. Dr. Hegyi has been a tenured Professor of Physics at the University of Michigan in Ann Arbor since 1986. Dr. Hegyi received a B.S. in Physics from Massachusetts Institute of Technology in 1963 and a Ph.D. in Physics from Princeton University in 1968.

  In April 1995, the Company and Dr. Hegyi entered into a new Consultant's Agreement, three new license agreements and a new Agreement to Grant License which were designed to continue, on a long term basis, the relationship between Dr. Hegyi and the Company started in 1989 when the Company and Dr. Hegyi entered into a consulting agreement and a solar sensor license agreement (the "1989 License Agreement"). Under the new Consultant's Agreement, the Company guarantees Dr. Hegyi a minimum of 720 consulting hours per year, although the actual number of hours up to 720 hours is at Dr. Heygi's discretion. Dr. Hegyi's consulting activities include design, design modification and marketing assistance services regarding any current or prospective automotive sensor products. The term of the new agreement is for six years through March 31, 2001 and requires the Company to pay Dr. Hegyi $257 per hour (in 1996), plus a cost of living escalator in each subsequent year. The new agreement replaced a consulting agreement entered into in 1989 which was restricted to the solar sensor currently being sold by the Company.

  The three new license agreements entered into in April 1995 supplement the 1989 License Agreement regarding the Company's existing solar sensor product. The three new license agreements are substantially similar to each other and to the 1989 License Agreement and cover the twilight sensor, the rain and/or window fog and solar position sensor products also in the development stage at the Company. The 1989 License Agreement and the new twilight sensor license agreement each require royalty payments to Dr. Hegyi equal to 5% of the net selling price of products sold by the Company which are covered by valid claims in any patent owned by Dr. Hegyi. The royalty rate for the rain and/or window fog sensor and the solar position sensor is 6% of the net selling price to the extent the product is covered by a valid claim in a patent owned by Dr. Hegyi. If any of these products sold by the Company is not covered by a valid patent claim, but instead utilizes know-how supplied by Dr. Hegyi, the royalty rate for that product is 5% (6% for rain and/or window fog products and solar position products) for three years (six years for rain and/or window fog products and solar position products), 3% for three years (six years with respect to products in models for which the Company is the sole source supplier), and 1% for three years. The 1989 License Agreement provides for minimum annual royalty payments of $35,000. Pursuant to the three new license agreements, the Company has guaranteed to Dr. Hegyi annual minimum royalty payments, starting at an aggregate of $15,000 for 1996 and increasing to an aggregate of $260,000 for 2002 and each year thereafter.

  The three new license agreements also require the Company to pay Dr. Hegyi certain cash payments in the event the Company receives a purchase order from an automotive OEM for a twilight, rain, window fog, or solar position sensor expected to generate at least $1,000,000 in sales to the Company over the life of the agreement. The amount of such up front payments are $225,000 for each of the twilight, rain and window fog sensor products and $125,000 for the solar position sensor product. The three new license agreements and the 1989 License Agreement grant the Company an exclusive, world-wide license to make, use, sell, or sublicense the licensed products and require the Company to use reasonable efforts to commercialize the licensed products.

  In April 1995, the Company and Dr. Hegyi also entered into an Agreement to Grant License which obligates Dr. Hegyi to offer to license to the Company any new invention of his which involves an automotive component part or any type of circuit breaker or thermoprotector. This agreement expires in 2001 and any license required to be granted thereunder must be upon substantially the same terms as the rain and/or window fog sensor license agreement, except that the payment on signing the agreement granting such license is $15,000, and the royalty rate is 7.5%. Under the Consultant's Agreement, Dr. Hegyi is prohibited from competing with the Company through March 31, 2001, except with respect to a new invention offered to, but declined by, the Company for license. In consideration for Dr. Hegyi's obligations in this agreement, the

Company paid him $200,000 and issued him a non-qualified stock option to purchase up to 200,000 Common Shares exercisable at any time prior to March 31, 2002. The exercise price per share is the lower of $10.00 or the offering price per share in this Offering.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Mr. Douglas H. Bagin and Messrs. Mossberg and Whitney were members of the compensation committee of the Board of Directors during the year ended December 31, 1995. Mr. Atkinson was a member of the compensation committee until he became Chief Executive Officer of the Company on June 22, 1995. Mr. Bagin, who became a principal of HKW in 1996, resigned from the Board on July 29, 1996. He had no disagreement with management of the Company or the Board.

  Mr. Bagin was an executive officer of Maine Rubber Company ("MRC") during 1995. Mr. Whitney is the Chief Executive Officer and Chairman of the Board of MRC, and a member of the executive committee of the Board of Directors of MRC, which performs the functions of a compensation committee.

  Since the acquisition of the Business, the Company has paid HKW management fees of $15,000 per month as compensation for HKW providing managerial and financial consulting and merger and acquisition advice and assistance. In 1994, 1995, and the first seven months of 1996, such fees totaled $75,000, $180,000 and $105,000, respectively. Since the acquisition of the Business, the Company has paid directors' fees, but no salary, to Mr. Whitney. See "Management."

  Mr. Mossberg is an executive officer of O.F. Mossberg. Mr. Whitney is a director and a member of the compensation committee of the Board of Directors of O. F. Mossberg.

EXECUTIVE COMPENSATION

  The following table sets forth certain summary information regarding compensation paid by the Company for the year ended December 31, 1995 to the Company's executive officers. No executive officer held any options to purchase Common Shares at December 31, 1995.

                          SUMMARY COMPENSATION TABLE

                                        ANNUAL COMPENSATION
                                  -------------------------------
                                                        OTHER         ALL
                                                        ANNUAL       OTHER
NAME AND PRINCIPAL POSITION        SALARY  BONUS (1) COMPENSATION COMPENSATION
---------------------------       -------- --------- ------------ ------------
Ralph R. Whitney, Jr.,
 Chairman........................ $    --   $   --      $  --       $15,000(2)
Bruce D. Atkinson,
 President and CEO...............  211,647   35,219      1,381(3)     6,660(4)
Jeffrey G. Wood,
 Vice President and CFO..........  145,248   21,011        602(5)     6,587(4)

--------
(1) Represents bonus for the five months ended December 31, 1994 paid in 1995.
(2) Represents director's fees paid to Mr. Whitney.
(3) Includes value of personal use of a Company leased automobile and Company paid life insurance.
(4) Represents contributions to a defined contribution plan by the Company.
(5) Includes value of Company paid life insurance.

EMPLOYEE STOCK OPTION PLANS

  The Company has reserved 300,000 Common Shares for issuance pursuant to its 1996 Stock Compensation Plan (the "Plan"). The Plan permits the grant of Incentive Stock Options within the meaning of Section 422 of the Internal Revenue Code, nonstatutory options and performance units payable in cash or Common Shares. On September 6, 1996, the Company granted, conditioned on the closing of this Offering, options to purchase an aggregate of 150,000 Common Shares under the Plan, at an exercise price equal to the initial public offering price, to certain employees of the Company and RDI, including an option to purchase 14,000 Common Shares granted Mr. Hauser-Kauffman, an executive officer of the Company. The Plan is administered by the compensation committee of the Board of Directors.

HAUSER-KAUFFMANN EMPLOYMENT AGREEMENT

  The terms of Michel Hauser-Kauffmann's employment with RDI are governed by
(i) his written employment agreement dated January 10, 1986, with amendments dated March 23, 1993 and March 29, 1996 (the "Employment Agreement"), and (ii) by the provisions of French law and the National Metal Workers' collective bargaining agreement.

 The Employment Agreement provides that Mr. Hauser-Kauffmann will receive a gross annual base salary of FF 975,000 (approximately $195,000 at current exchange rates), plus an annual bonus payment of up to FF 487,500 (approximately $97,000 at current exchange rates). The amount of bonus payment will depend on whether Mr. Hauser-Kauffmann satisfies certain performance objectives set annually by management. In addition to his base salary and bonus payment, Mr. Hauser-Kauffmann receives the use of a company car, health insurance and supplemental retirement benefits. The Employment Agreement provides for a contractual severance payment to Mr. Hauser-Kauffmann if RDI terminates the Employment Agreement for any reason (other than for serious professional misconduct) prior to March 29, 1998. The amount of the contractual severance payment is equal to two years salary and bonus.

 In addition, Mr. Hauser-Kauffmann benefits from the provisions of French labor law, and the National Metal Workers' collective bargaining agreement (Convention Collective de la Metallurgie; the "Collective Bargaining Agreement"), which applies to numerous French companies whose businesses relate to metal products, including RDI. Both French labor law and the Collective Bargaining Agreement provide for a minimum notice period prior to dismissal of an employee and for the payment of termination indemnities. In addition to these termination indemnities, French law also provides for the payment of damages if the dismissal is without "real and serious cause."

  In general, if Mr. Hauser-Kauffmann is dismissed before March 29, 1998, he would receive a severance payment under his Employment Agreement. The Employment Agreement provides that this severance payment is inclusive of any damages and termination indemnities that may be due under French law or the Collective Bargaining Agreement. If Mr. Hauser-Kauffmann is dismissed after March 29, 1998, damages and termination indemnities would be payable under French law and the Collective Bargaining Agreement, which would take into account Mr. Hauser-Kauffmann's age and seniority.

                             CERTAIN TRANSACTIONS

  In connection with the purchase of the Business, the Company sold securities to certain officers and directors in transactions exceeding $60,000, as follows: 320,690 Common Shares and one Redeemable Preferred Share to Ralph R. Whitney, Jr. for an aggregate consideration of $110,808; 153,846 Common Shares and 48 Redeemable Preferred Shares to Bruce D. Atkinson for an aggregate consideration of $60,000; 20,000 Common Shares and 94 Redeemable Preferred Shares to Charles M. Brennan III for an aggregate consideration of $100,000; 20,000 Common Shares and 94 Redeemable Preferred Shares to John D. Cooke for an aggregate consideration of $100,000; and 20,000 Common Shares and 94 Redeemable Preferred Shares to James O. Futterknecht, Jr. for an aggregate consideration of $100,000. See "Principal Shareholders."

  The Company was initially capitalized with an equity investment of $3,000,000, consisting of $600,000 for an aggregate of 2,000,000 Class A and Class B Series 1 Common Shares and $2,400,000 for 2,400 Redeemable Preferred Shares. The Company financed the acquisition of the Business in part with $15,000,000 from MassMutual and the $1,500,000 Seller Note from GTE. The Company also obtained a $1,500,000 line of credit from MassMutual, which was subsequently increased to $3,000,000 in connection with the RDI acquisition. As part of this financing, the Company sold to MassMutual (i) 435,896 Class B Series 1 Common Shares for an aggregate consideration of $145,000, (ii) 580 Redeemable Preferred Shares at the stated value of $1,000 per share for a total of $580,000, and (iii) warrants to purchase 564,100 Class B Series 1 Common Shares. In connection with the RDI acquisition, the Company paid off the Seller Note with cash on hand.

  MassMutual beneficially owns all of the outstanding Class B Series 1 Common Shares and all of the outstanding warrants to purchase Class B Series 1 Common Shares. MassMutual is expected to exercise such warrants and to convert its Class B Series 1 Common Shares into Class A Common Shares effective upon the closing of this Offering. In August 1996, an amendment to the Company's Articles of Incorporation was approved by the shareholders of the Company, to take effect at the closing of this Offering, reclassifying the Class A Common Shares and Class B Common Shares as Common Shares and eliminating the designations of Class A Common Shares and Class B Common Shares. See "Description of Capital Shares."

  On April 1, 1995, the Company entered into a Consultant's Agreement and certain license agreements with Dr. Dennis J. Hegyi, and, in connection therewith, granted to Dr. Hegyi an option to purchase up to 200,000 Common Shares. See "Management--Key Consultant" and "Description of Capital Shares-- Options."

  HKW provides management services and acquisition advice and assistance to the Company. Messrs. Whitney, Ramey, Scolnik and Bagin and Mr. Forrest E. Crisman, Jr. are principals of HKW and each owns Common Shares. Mr. Whitney owns one Redeemable Preferred Share. See "Compensation Committee Interlocks and Insider Participation." The Company pays HKW monthly management fees of $15,000 and pays directors fees to the HKW principals who are members of the board of directors of the Company. The management and directors fees amounted to $91,000, $240,000, $120,000 and $127,500 for the five months ended December 31, 1994, for the year ended December 31, 1995, and for the six months ended June 30, 1995 and 1996, respectively. Mr. Scolnik also assists the Company in the management of its legal affairs and is paid fees for such services. Such fees amounted to $16,635, $58,923, $26,890 and $18,465 for the five months ended December 31, 1994, for the year ended December 31, 1995, and for the six months ended June 30, 1995 and 1996, respectively. The Company believes the transactions with HKW and its principals are at least as fair as could be obtained from unaffiliated third parties. The Company's policy regarding transactions with affiliates requires that a majority of the disinterested directors approve any such transaction after the Company has determined the transaction to be fair and reasonable.

  In April 1996, the Company acquired all of the issued and outstanding capital stock of RDI for a total purchase price of $8,964,000. The Company paid $6,964,000 in cash, delivered the RDI Notes and delivered the RDI Convertible Notes. The price was determined in arms length negotiations between the directors of the Company and the shareholders of RDI, none of whom were officers of the Company at the time. Mr. Michel Hauser-Kauffmann, General Manager of RDI, received from such consideration in exchange for his shares of RDI a total of $1,285,515 in cash and $369,200 in aggregate principal amount of RDI Convertible Notes. Mr. Hauser-Kauffmann's RDI Convertible Notes will convert automatically upon the closing of this Offering into 41,022 Common Shares of the Company.

                            PRINCIPAL SHAREHOLDERS

  The following table sets forth certain information regarding the beneficial ownership as of June 30, 1996, of (i) each person known by the Company to beneficially own 5% or more of the Common Shares, (ii) each current director of the Company, (iii) each executive officer of the Company and (iv) all current directors and executive officers as a group. Except as otherwise indicated, each shareholder has sole voting and investment power with respect to the shares listed.

                                                          PERCENT OWNED
                                                  ------------------------------
NAME                         NUMBER OF SHARES (1) BEFORE OFFERING AFTER OFFERING
----                         -------------------- --------------- --------------
Ralph R. Whitney, Jr. (2)..         320,690(3)         12.0%            6.9%
Bruce D. Atkinson (2)......         153,846             5.8             3.3
Jeffrey G. Wood (2)........         102,564             3.9             2.2
Michel Hauser-Kauffmann
 (2).......................          41,022(4)          1.5             0.9
Charles M. Brennan, III
 (2).......................          20,000             0.8             0.4
John D. Cooke (2)..........          20,000             0.8             0.4
James O. Futterknecht, Jr.
 (2).......................          20,000(5)          0.8             0.4
Alan I. Mossberg (2).......          10,000(6)          0.4             0.2
John M. Ramey (2)..........         160,345(7)          6.0             3.4
Glenn Scolnik (2)..........         160,345             6.0             3.4
Massachusetts Mutual Life
 Insurance Company.........         999,996(8)         37.5            21.4
Dennis J. Hegyi (9)........         200,000(10)         7.0             4.1
Forrest E. Crisman, Jr.
 (11)......................         160,345             6.0             3.4
All directors and executive
 officers as a group
 (10 persons)..............       1,008,812            37.9            21.6

--------
 (1) Assumes the adjustments described in the Prospectus Summary and redemption of all of the Redeemable Preferred Shares. See "Use of Proceeds."
 (2) The address for each shareholder, each of whom is an officer or director of the Company, is the principal office of the Company.
 (3) Includes 80,172 shares owned by Mr. Whitney's wife, as to which Mr. Whitney disclaims beneficial ownership.
 (4) Assumes conversion of Mr. Hauser-Kauffmann's RDI Convertible Note in the aggregate principal amount of $369,200 at the initial public offering price.
 (5) Includes 5,000 shares held by a revocable trust of which Mr. Futterknecht is trustee, 5,000 shares held by a revocable trust of which Mr. Futterknecht's wife is trustee and 10,000 shares held by two irrevocable trusts for the benefit of Mr. Futterknecht's children, all of such shares as to which Mr. Futterknecht disclaims beneficial ownership.
 (6) Represents shares owned by Mr. Mossberg's wife, as to which Mr. Mossberg disclaims beneficial ownership.
 (7) Includes 60,000 shares owned by Mr. Ramey's wife, as to which Mr. Ramey disclaims beneficial ownership.
 (8) Assuming the adjustments described in the Prospectus Summary, includes 174,199 shares (6.5% before the Offering and 3.7% after the Offering) owned by MassMutual Corporate Investors, 57,999 shares owned by MassMutual Participation Investors, each of which is a mutual fund managed by Massachusetts Mutual Life Insurance Company, and 174,199 shares (6.5% before the Offering and 3.7% after the Offering) owned by MassMutual Corporate Value Partners Limited, for which Massachusetts Mutual Life Insurance Company acts as investment adviser. Pursuant to a Securities and Exchange Commission Executive Order issued pursuant to
     Section 17(d) of the Investment Company Act, Massachusetts Mutual Life Insurance Company, MassMutual Corporate Investors, MassMutual Participation Investors and MassMutual Corporate Value Partners Limited must sell shares in proportion to their respective holdings, unless the joint transactions committees of the Boards of Trustees of MassMutual Corporate Investors and MassMutual Participation Investors approve a disproportionate disposition of the shares. Massachusetts Mutual Life Insurance Company disclaims beneficial ownership of any shares in which it has no actual pecuniary interest. The address of each shareholder is Massachusetts Mutual Life Insurance Company, 1295 State Street, Springfield, Massachusetts 01111.
 (9) Dr. Hegyi's address is 1708 Morton Avenue, Ann Arbor, Michigan 48104.
(10) Represents Common Shares issuable upon exercise of a presently exercisable option.
(11) Mr. Crisman's address is 230 Park Avenue, New York, NY 10169.

                         DESCRIPTION OF CAPITAL SHARES

  On August 30, 1996, the existing shareholders of the Company approved two amendments to the Company's Articles of Incorporation. The first amendment will reclassify the then outstanding Class A Common Shares and Class B Common Shares as Common Shares and will eliminate the designations of the Class A and Class B Common Shares immediately prior to the closing of the Offering. The second amendment will eliminate the Redeemable Preferred Shares if all of the Redeemable Preferred Shares are redeemed in connection with this Offering. Thereafter, the Company will have authorized 16,000,000 Common Shares and 3,000,000 preferred shares. As of September 1, 1996, assuming the adjustments described in the Prospectus Summary, 2,663,249 Common Shares and 2,400 Redeemable Preferred Shares would have been outstanding. As of September 1, 1996, there were 69 holders of record of Common Shares and 49 holders of record of Redeemable Preferred Shares.

COMMON SHARES

  Holders of Common Shares are entitled to one vote per share. Subject to the rights of holders of any class having a preference over the Common Shares as to dividends or upon liquidation, holders of Common Shares are entitled to such dividends as may be declared by the Company's Board of Directors out of funds lawfully available therefor. See "Dividend Policy." Subject to the rights of holders of any class or series of shares having a preference over the Common Shares upon liquidation, holders of Common Shares are entitled upon liquidation to receive pro rata the assets available for distribution to shareholders. The outstanding Common Shares, the Common Shares to be issued on the occurrence of the events described in the Prospectus Summary, and the Common Shares offered hereby are, or when issued will be, fully paid and nonassessable.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Common Shares is The First National Bank of Boston.

PREFERRED SHARES

  The Company has issued and outstanding 2,400 Redeemable Preferred Shares with a stated value of $1,000 per share, which it intends to redeem with the proceeds of this Offering and cash on hand. See "Use of Proceeds." The holders of Redeemable Preferred Shares are entitled to receive cummulative cash dividends at a rate of 11% per annum, which dividends are required to be paid annually in an amount not to exceed 25% of the Company's Excess Cash Flow (as defined in its Articles of Incorporation). The Redeemable Preferred Shares, which are not convertible, are required to be redeemed on July 29, 2006 at their stated value plus accrued but unpaid dividends. In addition, the Company is required to redeem (i) the Redeemable Preferred Shares to the extent 25% of annual Excess Cash Flow exceeds accrued but unpaid dividends by more than $24,000 and (ii) 580 Redeemable Preferred Shares issued to MassMutual, plus accrued but unpaid dividends upon the repayment of the Senior Notes and Subordinated Notes.

  Except to the extent that any of the Redeemable Preferred Shares are not redeemed in connection with this Offering, there will be no preferred shares outstanding after this Offering. The Board of Directors will have the authority, without further action by the shareholders, to issue additional preferred shares in one or more series and fix the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued preferred shares and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by the shareholders. The issuance of preferred shares may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the shareholders, may discourage bids for the Company's Common Shares at a premium over the market price of the Common Shares and may adversely affect the market price of and the voting and other rights of the holders of Common Shares. The Company has no present plans to issue any additional preferred shares.

CONVERTIBLE SECURITIES

  The Company has issued an option to purchase 200,000 Common Shares at a price equal to the lower of $10.00 per share or the public offering price per share in this Offering. Such option expires on March 31,

2002. See "Management--Key Consultant." Pursuant to the Plan, the Company may issue options exercisable for 300,000 Common Shares. On September 6, 1996, the Company granted, conditioned upon the closing of this Offering, options to purchase an aggregate of 150,000 Common Shares under the Plan, at an exercise price equal to the initial public offering price, to certain employees of the Company and RDI. In addition, as a result of the Company's acquisition of RDI, there are $892,400 in aggregate principal amount of RDI Convertible Notes that will automatically convert upon the closing of this Offering into 99,155 Common Shares.

EFFECTS OF INDIANA LAW

  In the event any person acquires 10% of the voting power of the Company's Common Shares (an "Interested Shareholder"), then, for a period of five (5) years after such acquisition, the IBCL prohibits certain business combinations between the Company and such Interested Shareholder unless prior to the acquisition of such Common Shares by the Interested Shareholder, the Board of Directors of the Company approves of such acquisition of Common Shares or approves of such business combination. After such five-year period, only the following three types of business combinations between the Company and such an Interested Shareholder are permitted: (i) a business combination approved by the Board of Directors of the Company before acquisition of Common Shares by the Interested Shareholder, (ii) a business combination approved by holders of a majority of the Common Shares not owned by the Interested Shareholder, and
(iii) a business combination in which the shareholders receive a price for their Common Shares at least equal to a formula price based on the highest price per Common Share paid by the Interested Shareholder.

REGISTRATION RIGHTS

  Upon completion of this Offering, MassMutual and its assigns (the "Rightsholders") will be entitled to require the Company to register under the Securities Act up to a total of 999,996 Common Shares (the "Registrable Shares"), pursuant to the terms of the Securities Purchase Agreements dated as of July 29, 1994 (the "Securities Purchase Agreements"). The Securities Purchase Agreements provide that, subject to certain conditions and limitations, Rightsholders holding at least 25% of the Registrable Shares may require the Company to prepare and file up to two registration statements under the Securities Act with respect to their Registrable Shares. The registration rights are freely transferable by the Rightsholders with the underlying Registrable Securities. In connection with this Offering, MassMutual has agreed not to exercise such registration rights or transfer its Registrable Shares for 180 days from the date of this Prospectus. In addition, the Securities Purchase Agreements provide that in the event the Company proposes to register any of its securities, each Rightsholder may require the Company to include Registrable Shares in such registration; however, in any underwritten offering, the managing underwriter may exclude some or all Registrable Shares for marketing reasons but solely to the extent such exclusion is applied pro rata to all persons, other than the Company, participating in such offering. MassMutual has waived such registration rights with respect to this Offering. The Company is generally required to bear the expenses of all such registrations, except underwriting discounts and commissions. The Company is required to indemnify each Rightsholder in connection with any such registration.

  Prior to this Offering, there has been no public market for the Common Shares of the Company and no prediction can be made as to the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price of the Common Shares prevailing from time to time. Nevertheless, sales of substantial amounts of Common Shares, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Shares and could impair the Company's future ability to obtain capital through an offering of equity securities.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to this Offering, there has been no public market for the Common Shares. Future sales of substantial amounts of Common Shares in the public market could adversely effect the trading price of the Common Shares.

  Upon completion of this Offering, the Company will have outstanding 4,663,249 Common Shares. Of those shares, 2,000,000 Common Shares sold in this Offering will be freely tradeable in the public market without restriction or further registration under the Securities Act unless purchased by "affiliates" of the Company within the meaning of Rule 144. Of the remaining Common Shares, 2,564,094 Common Shares (collectively the "Restricted Shares") are "restricted securities" within the meaning of Rule 144 and may not be sold in the absence of registration under the Securities Act except in compliance with the limitations set forth in Rule 144 or pursuant to an exemption from registration.

  A total of 1,999,994 of the Restricted Shares will be eligible for resale in the public market pursuant to Rule 144 beginning 180 days after the date of this Prospectus upon expiration of certain lock-up agreements. The balance of the Restricted Shares will be eligible for resale pursuant to Rule 144 beginning two years after the closing of this Offering. Also, beginning 180 days after the date of this Prospectus, upon expiration of a lock-up agreement, an additional 200,000 Common Shares issuable upon exercise of an outstanding option may be resold in the public market pursuant to Rule 701.

  In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least two years (including the holding period of any prior owner other than an affiliate) is entitled to sell in "broker's transactions" or to market makers, within any three-month period, a number of shares that does not exceed the greater of (i) one percent of the number of Common Shares then outstanding (approximately 46,600 shares immediately after this Offering), or (ii) the average weekly trading volume in the Common Shares during the four calendar weeks preceding the required filing of a Form 144 with respect to such sale. Affiliates of the Company may sell shares only in compliance with the foregoing restrictions regardless of whether or not the shares sold are Restricted Shares. Sales under Rule 144 are also subject to certain provisions relating to the manner and notice of sale and availability of current public information about the Company. Under Rule 144(k), a person is entitled to sell shares beneficially owned by him or her without compliance with the manner of sale, public information, volume limitation or notice provisions of Rule 144, provided that such person is not deemed to have been an affiliate of the Company at any time during the last ninety days preceding a sale, and a period of at least three years has elapsed since the later of the date the securities were acquired from the issuer or from an affiliate of the issuer. In general, under Rule 701, persons other than affiliates of an issuer may resell securities in reliance on Rule 144 without compliance with a holding period or volume limitations.

  The Company sold the RDI Convertible Notes pursuant to Regulation S under the Securities Act. Regulation S applies to sales of securities to non-U.S. persons in offshore transactions. A total of 99,155 Common Shares issuable at the closing of the Offering upon conversion of the RDI Convertible Notes may be eligible for resale pursuant to exemptions from registration after the later of (i) the expiration of lock-up agreements beginning 180 days after the date of this Prospectus or (ii) April 1, 1997, which is one year after the date of sale of such Notes.

  MassMutual has certain registration rights with respect to 999,996 Common Shares acquired pursuant to the Securities Purchase Agreements. See "Description of Capital Shares--Registration Rights."

                                 UNDERWRITING

  The Underwriters named below, for whom Dean Witter Reynolds Inc. and Cleary Gull Reiland & McDevitt Inc. are acting as representatives (the "Representatives"), have severally agreed, subject to the terms and conditions of an underwriting agreement (the "Underwriting Agreement"), to purchase from the Company the number of Common Shares set forth opposite their respective names below:

   UNDERWRITER                                                  NUMBER OF SHARES
   -----------                                                  ----------------
   Dean Witter Reynolds Inc....................................      884,000
   Cleary Gull Reiland & McDevitt Inc..........................      476,000
   Donaldson, Lufkin & Jenrette Securities Corporation.........       50,000
   Goldman, Sachs & Co. .......................................       50,000
   Lehman Brothers Inc. .......................................       50,000
   Merrill Lynch, Pierce, Fenner & Smith Incorporated..........       50,000
   Morgan Stanley & Co., Incorporated..........................       50,000
   Prudential Securities Incorporated..........................       50,000
   Schroder Wertheim & Co. Incorporated........................       50,000
   Smith Barney Inc. ..........................................       50,000
   Advest, Inc. ...............................................       30,000
   Robert W. Baird & Co. Incorporated..........................       30,000
   Fahnestock & Co., Inc. .....................................       30,000
   Furman Selz LLC.............................................       30,000
   Legg Mason Wood Walker, Incorporated........................       30,000
   McDonald & Company Securities, Inc. ........................       30,000
   Stifel, Nicolaus & Company Incorporated.....................       30,000
   Tucker Anthony Incorporated.................................       30,000
                                                                   ---------
     Total.....................................................    2,000,000
                                                                   =========

  The Underwriting Agreement provides that the obligations of the several Underwriters thereunder are subject to approval of certain legal matters by counsel and to various other conditions. The nature of the Underwriters' obligation is such that they must purchase all of the Common Shares offered to the public, if any such Common Shares are purchased.

  Prior to the Offering, there has been no public market for the Common Shares. The initial public offering price for the Common Shares was determined through agreement among the Company and the Representatives. Among the factors considered in making such determination were the prevailing market conditions and general economic conditions, the market prices of securities and certain financial and operating information of publicly traded companies which the Company and the Representatives believed to be comparable to the Company, the earnings and certain other financial and operating information of the Company in recent periods, the future prospects of the Company and its industry in general and other factors deemed relevant.

  The Company has been advised by the Underwriters that the Underwriters propose to offer the Common Shares directly to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers (who may include Underwriters) at the public offering price less a concession not to exceed $0.34 per share. Such dealers may reallow a concession not to exceed $0.10 per share in sales to other dealers. After the initial public offering, the public offering price and concessions and reallowances to dealers may be changed by the Underwriters.

  The Representatives have advised the Company that the Underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

  The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.

  The Company has granted to the Underwriters an option, exercisable within 30 days from the date of this Prospectus, to purchase up to an additional 300,000 Common Shares at the initial public offering price less underwriting discounts and commissions. The Underwriters may exercise the option only for the purpose of covering over-allotments, if any, made in connection with the distribution of the Common Shares to the public. To the extent that the Underwriters exercise such option, the Underwriters will be committed, subject to certain conditions, to purchase a number of option shares proportionate to such Underwriter's initial commitment.

  The Company, each of its directors and executive officers who own Common Shares, certain family affiliates of such directors and executive officers, each person who beneficially owns more than five percent of the Company's Common Shares and certain other shareholders of the Company have agreed with the Underwriters that they will not offer, sell or contract to sell, or otherwise dispose of or enter into any agreement to sell, directly or indirectly, any securities convertible into, or exchangeable or exercisable for, Common Shares for a period of 180 days after the date of this Prospectus without the prior written consent of Dean Witter Reynolds Inc. See "Shares Eligible for Future Sale."

  At the Company's request, the Representatives have reserved up to 90,000 Common Shares for sale at the initial public offering price to the Company's employees and other persons having certain relationships with the Company. The number of Common Shares available for sale to the general public will be reduced to the extent these persons purchase such reserved shares. Any reserved shares not purchased will be offered by the Underwriters to the general public on the same terms as the other shares offered hereby.

                                 LEGAL MATTERS

  The validity of the issuance of the Common Shares being offered hereby will be passed upon for the Company by Sommer & Barnard, PC, Indianapolis, Indiana, counsel for the Company. Certain legal matters will be passed upon for the Underwriters by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts.

                                    EXPERTS

  The audited financial statements included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP and Barbier Frinault & Associes, independent public accountants, as indicated in their reports thereto, and are included herein in reliance upon the authority of said firms as experts in giving said reports.

                            ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C., a Registration Statement on Form S-1 under the Securities Act of 1933, as amended, with respect to the Common Shares offered hereby (the "Registration Statement"). This Prospectus does not contain all the information set forth in the Registration Statement and in the exhibits and schedules thereto. For further information about the Company and the securities offered hereby, reference is hereby made to the Registration Statement and to the exhibits and schedules thereto. The Registration Statement, including the exhibits and schedules thereto, may be inspected and copied at the Commission's Public Reference Room, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Northeast Regional Office, 7 World Trade Center, New York, New York, 10048, and Midwest Regional Office, CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621-2511. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington D.C. 20549, at prescribed rates. In addition, the Commission maintains a Web site (http://www.sec.gov) that contains information regarding registrants that file electronically with the Commission. The Common Shares are quoted on the Nasdaq National Market, and information regarding the Company may also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, DC, 20006.

                         INDEX TO FINANCIAL STATEMENTS

                             CONTROL DEVICES, INC.

                                                                     PAGE(S)
                                                                     -------
DECEMBER 31, 1993, 1994, AND 1995, AND JUNE 30, 1995 AND 1996
  Report of Independent Public Accountants........................     F-2
  Consolidated Balance Sheets as of December 31, 1994 and 1995,
   and June 30, 1996 (Unaudited)..................................     F-3
  Consolidated Statements of Income for the Year Ended December
   31, 1993, the Seven Months Ended July 29, 1994, the Five Months
   Ended December 31, 1994, the Year Ended December 31, 1995 and
   the Six Months Ended June 30, 1995 and 1996 (Unaudited)........     F-4
  Consolidated Statements of Shareholders' Equity for the Five
   Months Ended December 31, 1994, the Year Ended December 31,
   1995 and the Six Months Ended June 30, 1996 (Unaudited)........     F-5
  Consolidated Statements of Cash Flows for the Year Ended
   December 31, 1993, the Seven Months Ended July 29, 1994, the
   Five Months Ended December 31, 1994, the Year Ended December
   31, 1995 and the Six Months Ended June 30, 1995 and
   1996 (Unaudited)...............................................     F-6
  Notes to Consolidated Financial Statements......................  F-7 to F-20
REALISATIONS ET DIFFUSION POUR L'INDUSTRIE ("RDI")
  Report of Independent Public Accountants........................     F-21
  Consolidated Balance Sheets as of December 31, 1994 and 1995....     F-22
  Consolidated Statements of Income for the Three Years in the
   Period Ended December 31, 1995.................................     F-23
  Consolidated Statements of Changes in Stockholders' Equity for
   the Three Years in the Period Ended December 31, 1995..........     F-24
  Consolidated Statements of Cash Flows for the Three Years in the
   Period Ended December 31, 1995.................................     F-25
  Notes to Consolidated Financial Statements...................... F-26 to F-34

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO CONTROL DEVICES, INC.:

  We have audited the accompanying balance sheets of Control Devices, Inc. (an Indiana corporation) as of December 31, 1994 and 1995, and the related statements of income, shareholders' equity and cash flows for the five months ended December 31, 1994 and for the year ended December 31, 1995. We have also audited the accompanying combined statements of income and cash flows of the Electromechanical Business of GTE Control Devices Incorporated and Dominican Overseas Company ("Predecessor Company") for the year ended December 31, 1993 and for the seven months ended July 29, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Control Devices, Inc. as of December 31, 1994 and 1995, and the results of its operations and its cash flows for five months ended December 31, 1994 and for the year ended December 31, 1995, and of the results of operations and cash flows for the Predecessor Company for the year ended December 31, 1993 and for the seven months ended July 29, 1994, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Stamford, Connecticut, January 21, 1996 (except for Note 4 as to which the date July 15, 1996)

                             CONTROL DEVICES, INC.

                          CONSOLIDATED BALANCE SHEETS

           (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                     DECEMBER 31,
                                                    ---------------  JUNE 30,
                                                     1994    1995      1996
                                                    ------- ------- -----------
                                                                    (UNAUDITED)
                      ASSETS
CURRENT ASSETS:
  Cash and cash equivalents........................ $ 5,304 $10,459   $ 3,724
  Receivables, less allowance for doubtful accounts
   of $257, $277 and $484, respectively............   5,111   4,305    10,482
  Inventories......................................   2,999   3,279     7,158
  Other current assets.............................     613   1,001     1,195
                                                    ------- -------   -------
    Total current assets...........................  14,027  19,044    22,559
PROPERTY, PLANT AND EQUIPMENT, net.................  12,024  11,097    13,558
GOODWILL, net......................................     --      --      6,869
                                                    ------- -------   -------
                                                    $26,051 $30,141   $42,986
                                                    ======= =======   =======
       LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current portion of long-term debt................ $   --  $   500   $ 1,279
  Short-term debt..................................     --      --        654
  Accounts payable.................................   1,520   1,429     5,356
  Accrued employee benefits........................   1,311   1,459     3,140
  Accrued expenses.................................   1,941   1,994     3,615
                                                    ------- -------   -------
    Total current liabilities......................   4,772   5,382    14,044
LONG-TERM DEBT (Note 20)...........................  16,320  15,853    16,743
OTHER LIABILITIES..................................     248   1,001     2,525
REDEEMABLE PREFERRED SHARES........................   2,400   2,400     2,400
COMMITMENTS AND CONTINGENCIES (Note 12)
SHAREHOLDERS' EQUITY (Note 20):
  Class A Common Shares, no par value; 10,000,000
   authorized and 1,564,098 issued.................     520     520       520
  Class B Series 1 Common Shares, no par value;
   4,000,000 authorized and 435,896 issued.........     145     145       145
  Warrants.........................................     180     180       180
  Foreign currency translation adjustment..........     --      --       (222)
  Retained earnings................................   1,466   4,660     6,651
                                                    ------- -------   -------
    Total shareholders' equity.....................   2,311   5,505     7,274
                                                    ------- -------   -------
                                                    $26,051 $30,141   $42,986
                                                    ======= =======   =======

   The accompanying notes are an integral part of these consolidated balance sheets.

                             CONTROL DEVICES, INC.

                       CONSOLIDATED STATEMENTS OF INCOME

           (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                                  SIX MONTHS
                             PREDECESSOR COMPANY                                ENDED JUNE 30,
                          -------------------------                           -------------------
                                       SEVEN MONTHS FIVE MONTHS
                           YEAR ENDED     ENDED        ENDED      YEAR ENDED
                          DECEMBER 31,   JULY 29,   DECEMBER 31, DECEMBER 31,
                              1993         1994         1994         1995       1995      1996
                          ------------ ------------ ------------ ------------ --------- ---------
                                                                                  (UNAUDITED)
NET SALES...............    $39,807      $24,995     $  18,847    $  38,881   $  20,713    28,180
COST OF SALES...........     30,046       17,676        12,159       25,721      13,333    17,870
                            -------      -------     ---------    ---------   --------- ---------
 Gross profit...........      9,761        7,319         6,688       13,160       7,380    10,310
                            -------      -------     ---------    ---------   --------- ---------
SELLING, GENERAL AND
 ADMINISTRATIVE
 EXPENSES...............      3,237        1,896         2,413        3,504       1,972     4,157
RESEARCH AND
 DEVELOPMENT............      2,144        1,598         1,052        2,740       1,402     1,880
                            -------      -------     ---------    ---------   --------- ---------
                              5,381        3,494         3,465        6,244       3,374     6,037
                            -------      -------     ---------    ---------   --------- ---------
 Operating income.......      4,380        3,825         3,223        6,916       4,006     4,273
INTEREST EXPENSE........        --           --            657        1,380         732       828
                            -------      -------     ---------    ---------   --------- ---------
 Income before income
  taxes.................      4,380        3,825         2,566        5,536       3,274     3,445
INCOME TAX PROVISION          1,752        1,530           990        2,078       1,310     1,322
                            -------      -------     ---------    ---------   --------- ---------
 Net income.............    $ 2,628      $ 2,295         1,576        3,458       1,964     2,123
                            =======      =======
PREFERRED SHARE
 DIVIDENDS REQUIREMENTS.                                   110          264         132       132
                                                     ---------    ---------   --------- ---------
 Net income applicable
  to common
  shareholders..........                             $   1,466    $   3,194   $   1,832 $   1,991
                                                     =========    =========   ========= =========
EARNINGS PER SHARE......                             $    0.57    $    1.25   $    0.71 $    0.78
                                                     =========    =========   ========= =========
WEIGHTED AVERAGE NUMBER
 OF COMMON SHARES AND
 EQUIVALENTS
 OUTSTANDING............                             2,564,094    2,564,094   2,564,094 2,564,094
                                                     =========    =========   ========= =========


 The accompanying notes are an integral part of these consolidated statements.

                             CONTROL DEVICES, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                             (AMOUNTS IN THOUSANDS)

                                                      FOREIGN
                           CLASS A CLASS B           CURRENCY
                           COMMON  COMMON           TRANSLATION RETAINED
                           SHARES  SHARES  WARRANTS ADJUSTMENT  EARNINGS TOTAL
                           ------- ------- -------- ----------- -------- ------
BALANCE, at July 29, 1994
 (Initial
 Capitalization).........   $455    $145    $ --       $ --      $  --   $  600
Value assigned to
 warrants and Class A
 Common Shares issued to
 employees (Notes 7 and
 10).....................     65     --       180        --         --      245
Net income for the five
 months ended
 December 31, 1994.......    --      --       --         --       1,576   1,576
Preferred share
 dividends...............    --      --       --         --        (110)   (110)
                            ----    ----    -----      -----     ------  ------
BALANCE, at December 31,
 1994....................    520     145      180        --       1,466   2,311
Net income...............    --      --       --         --       3,458   3,458
Preferred share
 dividends...............    --      --       --         --        (264)   (264)
                            ----    ----    -----      -----     ------  ------
BALANCE, at December 31,
 1995....................    520     145      180        --       4,660   5,505
Net income for the six
 months ended June 30,
 1996 (unaudited)........    --      --       --         --       2,123   2,123
Preferred share dividends
 (unaudited).............    --      --       --         --        (132)   (132)
Foreign currency
 translation adjustment
 (unaudited).............    --      --       --        (222)       --     (222)
                            ----    ----    -----      -----     ------  ------
BALANCE, at June 30, 1996
 (unaudited).............   $520    $145    $ 180      $(222)    $6,651  $7,274
                            ====    ====    =====      =====     ======  ======


 The accompanying notes are an integral part of these consolidated statements.

                             CONTROL DEVICES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (AMOUNTS IN THOUSANDS)

                           PREDECESSOR COMPANY
                          ---------------------
                                        SEVEN                                SIX MONTHS
                                        MONTHS   FIVE MONTHS                    ENDED
                           YEAR ENDED   ENDED       ENDED      YEAR ENDED     JUNE 30,
                          DECEMBER 31, JULY 29,  DECEMBER 31, DECEMBER 31, ----------------
                              1993       1994        1994         1995      1995     1996
                          ------------ --------  ------------ ------------ -------  -------
                                                                             (UNAUDITED)
CASH FLOWS FROM
 OPERATIONS:
 Net income.............    $ 2,628    $ 2,295     $  1,576     $ 3,458    $ 1,964  $ 2,123
 Adjustments to
  reconcile net income
  to cash provided by
  operations:
 Depreciation and
  amortization..........      1,734        949          673       1,774        872      987
 Deferred income taxes..        --         --          (358)        941        595      395
 Amortization of debt
  discount..............        --         --           --           33         21       12
 Stock compensation
  expense...............        --         --            65         --         --         -
 Changes in assets and
  liabilities:
  (Increase) decrease in
   receivables..........     (1,260)     1,261         (367)        806        259   (1,507)
  (Increase) decrease in
   inventories..........       (537)       277          561        (280)      (555)    (324)
  (Increase) decrease in
   other current assets.        212        (31)          (7)       (466)       (18)     265
  Increase (decrease) in
   accounts payable.....        666       (531)          55         (91)      (250)    (251)
  Increase (decrease) in
   accrued employee
   benefits.............       (490)      (121)         795         148        247      643
  Increase (decrease) in
   accrued expenses.....       (812)      (388)       1,342        (321)    (1,348)     616
  Increase in other
   long-term
   liabilities..........        --         --           --          --         --        18
                            -------    -------     --------     -------    -------  -------
 Cash provided by
  operations............      2,141      3,711        4,335       6,002      1,787    2,977
                            -------    -------     --------     -------    -------  -------
CASH FLOWS FROM
 INVESTING ACTIVITIES:
 Acquisition of the
  Business (including
  transaction fees and
  expenses), net of cash
  acquired..............        --         --       (16,929)        --         --    (7,232)
 Capital expenditures...     (1,308)      (812)        (102)       (847)      (284)  (1,086)
                            -------    -------     --------     -------    -------  -------
 Cash used in investing
  activities............     (1,308)      (812)     (17,031)       (847)      (284)  (8,318)
                            -------    -------     --------     -------    -------  -------
CASH FLOWS FROM
 FINANCING ACTIVITIES:
 Proceeds from issuance
  of debt...............        --         --        14,820         --         --       --
 Repayment of debt......        --         --           --          --         --    (1,685)
 Net change in short-
  term debt.............        --         --           --          --         --       293
 Proceeds from issuance
  of redeemable
  preferred shares......        --         --         2,400         --         --       --
 Proceeds from issuance
  of common shares......        --         --           600         --         --       --
 Proceeds from issuance
  of warrants...........        --         --           180         --         --       --
 Net transfers to
  Sellers...............       (833)    (2,899)         --          --         --       --
                            -------    -------     --------     -------    -------  -------
 Cash provided by (used
  in) financing
  activities............       (833)    (2,899)      18,000         --         --    (1,392)
                            -------    -------     --------     -------    -------  -------
EFFECT OF EXCHANGE RATES
 ON CASH................        --         --           --          --         --        (2)
                            -------    -------     --------     -------    -------  -------
 Increase (decrease) in
  cash and cash
  equivalents...........        --         --         5,304       5,155      1,503   (6,735)
CASH AND CASH
 EQUIVALENTS, beginning
 of period..............        --         --           --        5,304      5,304   10,459
                            -------    -------     --------     -------    -------  -------
CASH AND CASH
 EQUIVALENTS, end of
 period.................    $   --     $   --      $  5,304     $10,459    $ 6,807  $ 3,724
                            =======    =======     ========     =======    =======  =======

 The accompanying notes are an integral part of these consolidated statements.

                             CONTROL DEVICES, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  (ALL INFORMATION AS OF JUNE 30, 1996 AND FOR THE SIX MONTHS ENDED JUNE 30,
                         1995 AND 1996 IS UNAUDITED.)

(1) ORGANIZATION AND BASIS OF PRESENTATION:

  Control Devices, Inc. ("CDI"), which was organized on June 10, 1994, designs, manufactures and markets circuit breakers, electronic sensors and electronic ceramic component parts used by original equipment manufacturers ("OEMs") in the automotive, appliance and telecommunications markets. On April 1, 1996, CDI purchased Realisations et Diffusion pour l'Industrie ("RDI"), which distributes these and other products in the Northern European market from its headquarters near Paris, France. CDI is headquartered in Standish, Maine and has manufacturing facilities in Standish and Caribou, Maine and San Cristobal, Dominican Republic. CDI also maintains a sales office in Dearborn, Michigan. CDI had no significant operations from incorporation through July 29, 1994. The accompanying financial statements include the results of CDI and RDI from the date of acquisition. The "Company" refers to both CDI and RDI and its consolidated subsidiaries.

  On July 29, 1994, CDI purchased certain assets and liabilities (the "Business") of GTE Control Devices Incorporated and Dominican Overseas Trading Company (collectively, the "Seller"), indirect wholly-owned subsidiaries of GTE Corporation. For periods prior to the acquisition date, the Business is referred to as the "Predecessor Company". The accompanying financial statements, including those of the Predecessor Company prior to the acquisition date have been prepared by CDI management and present the financial position and results of operations of CDI from the acquisition date and of the Business for the periods prior to the acquisition date. Accordingly, the financial information for periods prior to the acquisition date does not reflect the significant impact of the acquisition, the related financing and the purchase accounting adjustments on the financial position and results of operations of CDI.

  The Predecessor Company financial statements include all significant components of the Business and have been prepared solely by CDI as if the Business were operated as a separate entity for the periods presented. The Predecessor Company financial statements do not include an allocation of any assets and liabilities not specifically identified to the Business, including cash and intercompany debt. Prior to September 28, 1993, the Predecessor Company also included a telecommunications product division and shared certain facilities and functions with this division. The results of operations of the telecommunications product division are not included in the accompanying statements of income. Certain costs and expenses, including manufacturing overhead and selling, general and administrative expenses, were prorated by CDI between the Business and the telecommunications division in preparing the accompanying Predecessor Company financial statements. Expenses were allocated based on actual usage or other allocation methods which approximate actual usage. Management of CDI believes that the allocation methods are reasonable.

(2) SUMMARY OF ACCOUNTING POLICIES:

 Principles of consolidation--

  The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany transactions have been eliminated.

 Basis of accounting--

  The Company maintains its books in accordance with generally accepted accounting principles. The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and

                             CONTROL DEVICES, INC.

(2) SUMMARY OF ACCOUNTING POLICIES--(CONTINUED):

disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Foreign currency translation and transactions--

  Assets and liabilities of the Company's foreign operations are translated into U.S. dollars using the exchange rate in effect at the balance sheet date. Results of operations are translated using the average exchange rate prevailing throughout the period. The effects of exchange rate fluctuations on translating foreign currency assets and liabilities into U.S. dollars are included in the foreign currency translation adjustment component of shareholders' equity, while gains and losses resulting from foreign currency transactions are included in net income.

 Cash and cash equivalents--

  Cash and cash equivalents include short-term investments with original maturities of three months or less.

 Trade receivables--

  RDI's practice is to sell part of its trade receivables to finance their business. At June 30, 1996, such sales with recourse amounted to $3,108,000 which have been deducted from trade receivables. Based on historical collectibility of trade receivables, RDI's obligations under the recourse provisions are not material.

 Inventories--

  Inventories are stated at the lower of cost or market value. Cost of inventories is determined by the first-in, first-out ("FIFO") method of inventory valuation.

 Property, plant and equipment--

  Depreciation is provided using the straight-line and various accelerated methods over the estimated useful lives of the related plant and equipment. Ranges of the estimated useful lives are as follows:

     The Company
       Machinery and equipment...................................  3 to 15 years
       Building and building equipment...........................       40 years
     Predecessor Company
       Machinery and equipment...................................  3 to 16 years
       Building and building equipment........................... 10 to 50 years

  Leasehold improvements are amortized over the terms of the respective leases or the estimated useful lives of the improvements, whichever is less. Maintenance, repairs and renewals are expensed as incurred; betterments are capitalized.

 Goodwill--

  As part of the acquisition of RDI, goodwill was recorded which represented the difference between the purchase price and the fair value of the identifiable underlying net assets acquired and is carried as an asset, less accumulated amortization which is calculated on a straight-line basis over the estimated useful life of 40 years.

  The Company periodically evaluates the periods over which intangible assets are amortized to determine whether events have occurred which would require modification to the amortization period. The Company reviews anticipated future operating results and cash flows on an undiscounted basis in determining whether there has been an impairment in the value of the excess of purchase price over net assets acquired. An impairment loss would be measured as the amount by which the carrying amount of the impaired asset exceeds the fair value of the asset. That fair value would then become the asset's new cost basis.

                             CONTROL DEVICES, INC.

(2) SUMMARY OF ACCOUNTING POLICIES--(CONTINUED):

 Income taxes--

  CDI utilizes the liability method of accounting for income taxes as set forth in Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." Under this method, deferred income taxes are determined based on the difference between the financial statement and tax bases of assets and liabilities using presently enacted tax rates and regulations.

 Retirement benefits--

  RDI maintains a defined contribution plan for their employees. The Company applies SFAS No. 87, "Employer's Accounting for Pensions" to account for retirement benefits.

 Research and development--

  Expenditures for Company-sponsored research and new product development are expensed as incurred.

 Environmental expenditures--

  Environmental expenditures that relate to current or future revenues are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations and that do not contribute to current or future revenues are expensed.

 Revenue recognition--

  Revenue is recognized when products are shipped.

 Earnings per share--

  Earnings per share is based on the weighted average number of common shares and dilutive common share equivalents outstanding during the period.

 Fair value of financial instruments--

  The fair values of financial instruments closely approximate their carrying value. The Company has no involvement with derivative financial instruments.

 Interim financial statements--

  In the opinion of the Company, the accompanying unaudited consolidated financial statements contain all adjustments, all of which are of a normal recurring nature, necessary to present fairly the financial position of the Company as of June 30, 1996 and the results of their operations and changes in their cash flows for the six month periods ended June 30, 1995 and 1996.

(3) ACQUISITION OF THE BUSINESS:

  On July 29, 1994, CDI purchased the Business for $16.4 million in cash and a $1.5 million note payable to GTE Control Devices Incorporated (the "Seller Note"). The cash portion of the purchase price and related transaction fees of approximately $500,000 were financed through a combination of long-term debt and common and preferred shares issued to various investors.

                             CONTROL DEVICES, INC.

(3) ACQUISITION OF THE BUSINESS--(CONTINUED)

  The purchase method was used to account for the acquisition. The aggregate purchase price has been allocated to the assets and liabilities of the Business based on fair market value.

  The net assets acquired after allocating the purchase price are as follows (in thousands):

       Receivables..................................................... $ 4,744
       Inventories.....................................................   3,560
       Other current assets............................................     110
       Property, plant and equipment...................................  12,213
       Other assets....................................................     382
       Accounts payable................................................  (1,465)
       Accrued employee benefits.......................................    (516)
       Accrued expenses................................................    (599)
                                                                        -------
                                                                        $18,429
                                                                        =======

  Pursuant to the asset purchase agreement, the Seller retained certain assets and liabilities including, but not limited to, liabilities for pensions and post-retirement life and health insurance, certain employee benefits for active employees and reserves for environmental matters.

  The unaudited pro forma results of operations for the years ended December 31, 1993 and 1994, respectively, had the acquisition and initial capitalization of the Company occurred at the beginning of each of the periods presented, are provided in the following table. These pro forma results include adjustments for depreciation and amortization of assets acquired based on their fair market values at the acquisition date, increased interest on acquisition debt, additional preferred share dividends, elimination of allocated employee benefit and administrative expenses, additional professional fees and the related income tax effect. For purposes of computing income taxes, an effective tax rate of 40% was used for the Predecessor Company results of operations. The unaudited pro forma information does not necessarily represent what the results of operations would have been in such periods and is not intended to be indicative of future results.

                                                                 YEAR ENDED
                                                                DECEMBER 31,
                                                              -----------------
                                                                1993     1994
                                                              -------- --------
                                                                 (UNAUDITED-
                                                                IN THOUSANDS
                                                              EXCEPT PER SHARE)
     Net sales...............................................  $39,807  $43,842
     Net income applicable to common shareholders............    1,349    3,055
     Earnings per share......................................     0.53     1.19

(4) ACQUISITION OF RDI:

  On April 1, 1996, the Company purchased all of the issued and outstanding stock of RDI for $8,964,000. The Company paid $6,964,000 in cash plus transaction fees of approximately $400,000 from existing cash on hand, delivered Subordinated Promissory Notes ("RDI Notes") totaling $1,108,000 and delivered Automatically Converting Subordinated Promissory Notes ("RDI Convertible Notes") totaling $892,000.

  The purchase method was used to account for the acquisition. The aggregate purchase price has been allocated to the assets and liabilities of RDI based on preliminary estimates of fair market value. Any adjustments resulting from the final purchase price allocation, which could result in changes to the carrying values of assets and liabilities, including goodwill, are not expected to be material to the financial statements.

                             CONTROL DEVICES, INC.

(4) ACQUISITION OF RDI--(CONTINUED):

  The net assets acquired after allocating the purchase price are as follows (in thousands):

     Cash.............................................................. $   132
     Receivables.......................................................   5,888
     Inventories.......................................................   3,642
     Other current assets..............................................     549
     Goodwill and other intangible assets..............................   7,144
     Property, plant and equipment.....................................   2,376
     Accounts payable..................................................  (5,387)
     Accrued expenses..................................................  (3,236)
     Debt..............................................................  (1,744)
                                                                        -------
                                                                        $ 9,364
                                                                        =======

  The unaudited pro forma results of operations for the six months ended June 30, 1995 and 1996, respectively, had the acquisition of RDI occurred at January 1, 1995 and January 1, 1996, respectively, are provided in the following table. These pro forma results include adjustments for depreciation and amortization of assets acquired based on their estimated fair market values at the acquisition date, adjustments for additional interest expense on acquisition debt, adjustments for the decrease in interest expense on the Seller Note which was repaid in connection with the acquisition of RDI, adjustments for the elimination of interest income on excess cash balances, adjustments for the elimination of intercompany sales and profit in inventory, and the related income tax effect. The unaudited pro forma information does not necessarily represent what the results of operations would have been in such periods and is not intended to be indicative of future results.

                                                               SIX MONTHS JUNE
                                                                     30,
                                                              -----------------
                                                                1995     1996
                                                              -------- --------
                                                                 (UNAUDITED-
                                                                IN THOUSANDS
                                                              EXCEPT PER SHARE)
     Net sales............................................... $ 34,968 $ 34,803
     Net income applicable to common shareholders............    1,987    2,066
     Earnings per share......................................     0.77     0.81

(5) INVENTORIES:

  Classes of inventories as of December 31, 1994 and 1995 and June 30, 1996, are as follows (in thousands):

                                                            1994   1995   1996
                                                           ------ ------ ------
     Raw materials and supplies........................... $1,055 $1,174 $1,298
     Work-in-process......................................    703    613    769
     Finished goods.......................................  1,241  1,492  5,091
                                                           ------ ------ ------
                                                           $2,999 $3,279 $7,158
                                                           ====== ====== ======

                             CONTROL DEVICES, INC.

(6) PROPERTY, PLANT AND EQUIPMENT:

  Classes of property, plant and equipment as of December 31, 1994 and 1995, and June 30, 1996, are as follows (in thousands):

                                                       1994     1995     1996
                                                      -------  -------  -------
   Land.............................................. $   181  $   181  $   486
   Building..........................................   1,440    1,440    2,987
   Equipment.........................................  10,796   11,513   13,016
   Leasehold improvements............................     248      248      248
                                                      -------  -------  -------
                                                       12,665   13,382   16,737
   Accumulated depreciation..........................    (641)  (2,285)  (3,179)
                                                      -------  -------  -------
                                                      $12,024  $11,097  $13,558
                                                      =======  =======  =======

(7) DEBT:

  Debt consists of the following as of December 31, 1994 and 1995, and June 30, 1996, (in thousands):

                                                         1994    1995    1996
                                                        ------- ------- -------
   10% Senior Secured Fixed Rate Notes................. $10,500 $10,500 $10,500
   11% Senior Subordinated Notes (face value of
    $4,500)............................................   4,320   4,353   4,364
   RDI Notes...........................................     --      --    1,108
   RDI Convertible Notes...............................     --      --      892
   RDI fixed rate loans................................     --      --    1,158
   RDI short-term debt ................................     --      --      654
   Junior Subordinated Promissory Note (Seller Note)...   1,500   1,500     --
                                                        ------- ------- -------
                                                        $16,320 $16,353 $18,676
                                                        ======= ======= =======

  On July 29, 1994, and as amended on March 29, 1996, CDI entered into agreements (the "Securities Purchase Agreements") with a group of affiliated lenders to provide CDI with $15.0 million of term loans and up to $3.0 million in revolving credit loans (collectively referred to as "Senior Debt"). Loans available under the revolving credit loan (the "Revolver") will be used from time to time for working capital and general corporate purposes. The maturity date of the Revolver is July 29, 1999. Borrowings bear interest at the prime rate plus 1.5%. A facility fee of 0.5% of the unused commitment under the Revolver is payable quarterly in arrears. As of, and for the five months ended December 31, 1994, as of and for the year ended December 31, 1995, and as of and for the six months ended June 30, 1996, there were no loans outstanding under the Revolver.

  The term loans are comprised of the 10% Senior Secured Fixed Rate Notes and the 11% Senior Subordinated Notes (collectively the "Senior Notes") both due July 31, 2004. Interest on the Senior Notes is payable semi-annually on each January 31 and July 31. The 10% Senior Secured Fixed Rate Notes are payable beginning July 31, 1996. The 11% Senior Subordinated Notes are payable beginning July 31, 2000. Optional prepayments without a premium may be made on the Senior Notes up to an annual maximum of $3,750,000. Upon a change of control (as defined) or upon an initial public offering of the Company's common or preferred shares, CDI may also redeem the entire amount of Senior Notes without a premium. The Senior Debt ranks senior to all other indebtedness of CDI and is secured by substantially all of the Company's assets.

                             CONTROL DEVICES, INC.

(7) DEBT--(CONTINUED):

  Under the Securities Purchase Agreements, warrants to purchase 564,100 shares of Class B Series 1 Common Shares at $.01 per share were issued to the lenders. The proceeds received upon the issuance of the 11% Senior Subordinated Notes of $4.5 million were allocated between the notes and the warrants based on their estimated relative fair values. Accordingly, $180,000, which represents the amount of the proceeds allocated to the warrants, has been credited to additional paid-in-capital. The discount is being amortized over the life of the notes.

  In connection with the acquisition of RDI, the Seller Note was repaid without premium in March 1996. The Seller Note earned interest at 10% payable quarterly and was due in full on July 29, 1999.

  The Securities Purchase Agreements, contains certain restrictive covenants which include, among other things, a restriction on the payment of dividends (to no more than 25% of cash flow, as defined), maintenance of a current ratio of 1.4 and limitation on other indebtedness. The Company was in compliance with all covenants in 1994 and 1995 and for the six months ended June 30, 1996.

  The RDI fixed rate loans bear interest at the weighted average rate of 7.7% and are secured by certain assets of RDI.

  The RDI Notes bear interest at 8% per annum and are due in three equal annual installments commencing on April 1, 1997. CDI has the right to prepay the RDI Notes at any time without premium.

  The RDI Convertible Notes bear interest at 6.5% per annum and are payable in full on demand after April 1, 1999. Prior to April 1, 2001, the RDI Convertible Notes may be prepaid with the consent of the holders. Thereafter, the RDI Convertible Notes may be prepaid by CDI without premium. Upon the closing of an initial public offering of CDI's Class A Common Shares, any remaining principal balance of the RDI Convertible Notes shall be converted into Class A Common Shares. The conversion price shall be equal to the initial public offering price per share.

  The RDI Notes and RDI Convertible Notes are subordinate to the Senior Debt.

  Scheduled principal payment due on debt in the next five years are as follows (in thousands):

                                          RDI        RDI        RDI
                   10%    11%    RDI  CONVERTIBLE SHORT-TERM   FIXED
                  NOTES  NOTES  NOTES    NOTES       DEBT    RATE LOANS  TOTAL
                  ------ ------ ----- ----------- ---------- ---------- -------
   1996.......... $  500 $  --  $--      $--         $654       $191    $ 1,345
   1997..........    500    --   369      --          --         336      1,205
   1998..........    750    --   369      --          --         267      1,386
   1999..........    750    --   370      892         --         152      2,164
   2000..........  1,000    900  --       --          --          80      1,980
   Thereafter....  7,000  3,600  --       --          --         132     10,732

  Cash paid for interest for the five month period ended December 31, 1994, for the year ended December 31, 1995 and for the six months ended June 30, 1995 and 1996 was $65,000, $1,702,500, $851,000 and $854,000, respectively.

                             CONTROL DEVICES, INC.

(8) OTHER LONG-TERM LIABILITIES:

  Other long-term liabilities as of December 31, 1994, 1995 and June 30, 1996, are as follows (in thousands):

                                                             1994  1995   1996
                                                             ---- ------ ------
   Deferred tax liabilities................................. $138 $1,001 $1,258
   Accrued redeemable preferred share dividends.............  110    --     --
   RDI--Retirement benefits.................................  --     --     812
   RDI--Profit sharing......................................  --     --     455
                                                             ---- ------ ------
                                                             $248 $1,001 $2,525
                                                             ==== ====== ======

  See Note 12 for discussion of RDI retirement benefits and profit sharing.

(9) REDEEMABLE PREFERRED SHARES:

  In connection with the acquisition of the Business, CDI issued 2,400 shares of 11% Cumulative Preferred Shares ("Redeemable Preferred Shares") for $2.4 million. The Redeemable Preferred Shares accrue cumulative dividends at a rate of 11% per annum and have a liquidation preference value of $2,400,000 plus accrued and unpaid dividends. The liquidation preference value of the Redeemable Preferred Shares ($1,000 per share plus accrued dividends) was $2,510,000, $2,774,000 and $2,906,000 at December 31, 1994 and 1995 and June
30, 1996, respectively. At December 31, 1994 and 1995, and June 30, 1996, accrued and unpaid dividends were $110,000, $374,000, and $506,000, respectively, which have been included in accrued expenses, at December 31, 1995, and June 30, 1996 and other long-term liabilities at December 31, 1994. Dividends are payable after October 1996 assuming that a certain level of cash flow, as defined, is achieved. The Redeemable Preferred Shares are subject to redemption at the option of the Company, without a premium, from time to time with mandatory redemption on July 29, 2006. In addition, 580 Preferred Shares (aggregating $580,000) issued to the lenders, plus accrued and unpaid dividends, must be redeemed without a premium if the Senior Notes are prepaid in full.

(10) SHAREHOLDERS' EQUITY/NET ASSETS:

  In connection with the acquisition of the Business, CDI issued 1,564,098 shares of Class A Common Shares and 435,896 shares of Class B Series 1 Common Shares for an aggregate price of $600,000. The Class A Common Shares are identical in all respects to the Class B Series 1 Common Shares, except that the Class B Series 1 Common Shares have limited voting rights. The Class B Series 1 Common Shares are convertible at any time at the option of the holder into Class A Common Shares currently on a one-for-one basis, subject to dilution. No dividends on the Class A Common Shares or the Class B Series 1 Common Shares may be paid until the Seller Note is repaid in full and while any dividends on the Redeemable Preferred Shares remain unpaid. Accordingly, no dividends on Common Shares could have been paid as of December 31, 1994 and 1995 and June 30, 1996.

  Certain Class A Common Shares were issued to officers of CDI at a price which was less than the amount paid by other investors. A non-cash charge of $65,000 was recorded in 1994 as compensation expense for the difference between the fair value and the purchase price for these shares.

  Warrants to purchase 564,100 shares of Class B Series 1 Common Shares for $.01 per share are outstanding at December 31, 1994. The warrants expire on July 31, 2004 (see Note 7).

  As further discussed in Note 17, in 1995 the Company issued a non-qualified stock option to purchase 200,000 Class A Common Shares.

  In July 1996, the Company reserved, subject to shareholder approval, 300,000 Common Shares for issuance pursuant to its 1996 Stock Compensation Plan (the "Plan"). The Plan permits the grant of Incentive Stock Options within the meaning of Section 422 of the Internal Revenue Code, nonstatutory options and performance units payable in cash or Common Shares. No options or performance units have been granted to date. The Plan is administered by the compensation committee of the Board of Directors.

                             CONTROL DEVICES, INC.

(10) SHAREHOLDERS' EQUITY/NET ASSETS--(CONTINUED):

  The Company will account for the Plan under SFAS No. 123, "Accounting for Stock Based Compensation". Under SFAS No. 123, the Company may either adopt the new fair value based accounting method or provide pro forma disclosures of net earnings and earnings per share as if the accounting provisions of SFAS No. 123 had been adopted. The Company plans to adopt only the disclosure requirements of SFAS No. 123.

Net assets--

Changes in Predecessor Company net assets were as follows (in thousands):

                                                                    SEVEN MONTHS
                                                        YEAR ENDED     ENDED
                                                       DECEMBER 31,   JULY 29,
                                                           1993         1994
                                                       ------------ ------------
Balance, beginning of period..........................   $15,539      $17,334
Net income............................................     2,628        2,295
Net transfers.........................................      (833)      (2,899)
                                                         -------      -------
Balance, end of period................................   $17,334      $16,730
                                                         =======      =======

(11) INCOME TAXES:

  The Predecessor Company operated as a division, and income taxes were not allocated to it. The accompanying financial statements of the Predecessor Company reflect an allocated provision for income taxes using an effective tax rate of 40%, the estimated combined rate for current and deferred state and federal income taxes. The related current or deferred income taxes payable would have been transferred to the Seller, if allocated, and are included in the net assets of the Predecessor Company.

  The components of the provision (benefit) for income taxes for the Company for the five months ended December 31, 1994, for the year ended December 31, 1995 and for the six months ended June 30, 1995 and 1996 are as follows (in thousands):

                                                    DECEMBER 31,     JUNE 30,
                                                    -------------- -------------
                                                     1994    1995   1995   1996
                                                    ------  ------ ------ ------
     Current:
       Federal..................................... $1,029  $  907 $  572 $  764
       State.......................................    319     230    143    234
                                                    ------  ------ ------ ------
                                                     1,348   1,137    715    998
                                                    ======  ====== ====== ======
     Deferred:
       Federal.....................................   (277)    729    461    266
       State.......................................    (81)    212    134     58
                                                    ------  ------ ------ ------
                                                      (358)    941    595    324
                                                    ------  ------ ------ ------
                                                    $  990  $2,078 $1,310 $1,322
                                                    ======  ====== ====== ======

  A reconciliation of the income tax provision calculated at the federal income tax statutory rate and the Company's effective income tax rate for the five months ended December 31, 1994, for the year ended December 31, 1995 and for the six months ended June 30, 1995 and 1996 is as follows (in thousands):

                                                DECEMBER 31,       JUNE 30,
                                                --------------  --------------
                                                1994    1995     1995    1996
                                                ------ -------  ------- ------
     Tax at statutory rate..................... $ 872  $ 1,882  $ 1,114 $1,171
     State income taxes, net of federal bene-
      fit......................................   157      292      183    193
     Other, net................................   (39)     (96)      13    (42)
                                                -----  -------  ------- ------
                                                $ 990  $ 2,078  $ 1,310 $1,322
                                                =====  =======  ======= ======

                             CONTROL DEVICES, INC.

(11) INCOME TAXES--(CONTINUED):

  The significant components of deferred income tax asset (liability) at December 31, 1994 and 1995, and June 30, 1996 are as follows (in thousands):

                                                        1994    1995     1996
                                                        -----  -------  ------
     Current:
       Inventory reserves.............................. $ 108  $   112  $  127
       Accrued employee benefits.......................   258       76     439
       Other...........................................   130      230     287
                                                        -----  -------  ------
                                                          496      418     853
                                                        =====  =======  ======
     Noncurrent:
       Depreciation....................................  (240)  (1,012) (1,274)
       Other...........................................   102       11      16
                                                        -----  -------  ------
                                                         (138)  (1,001) (1,258)
                                                        -----  -------  ------
                                                        $ 358  $  (583) $ (405)
                                                        =====  =======  ======

  The significant components of the deferred income tax provision (benefit) for the five months ended December 31, 1994, for the year ended December 31, 1995 and for the six months ended June 30, 1995 and 1996 are as follows (in thousands):

                                                   DECEMBER 31,     JUNE 30,
                                                   --------------  -----------
                                                    1994    1995   1995   1996
                                                   ------  ------  -----  ----
     Current:
       Inventory reserves......................... $ (108) $   (4) $  (2) $ (3)
       Accrued employee benefits..................   (258)    182    115    16
       Other......................................   (130)   (100)   (63)   54
                                                   ------  ------  -----  ----
                                                     (496)     78     50    67
                                                   ------  ------  -----  ----
     Noncurrent:
       Depreciation...............................    240     772    487   262
       Other......................................   (102)     91     58    (5)
                                                   ------  ------  -----  ----
                                                      138     863    545   257
                                                   ------  ------  -----  ----
                                                   $ (358) $  941  $ 595  $324
                                                   ======  ======  =====  ====

  Cash paid for income taxes for the five months ended December 31, 1994, for the year ended December 31, 1995, and for the six months ended June 30, 1995 and 1996 was $1,036,600, $1,946,000, $240,000 and $792,000, respectively.

(12) EMPLOYEE BENEFITS:

  Effective as of the acquisition date, CDI established a 401(k) savings plan. Under the plan, CDI matches employee contributions subject to the discretion of the board of directors. The expense for the employer contribution for the five months ended December 31, 1994, for the year ended December 31, 1995 and for the six months ended June 30, 1995 and 1996 was $137,000, $301,000, $145,000 and $230,000, respectively.

                             CONTROL DEVICES, INC.

(12) EMPLOYEE BENEFITS--(CONTINUED):

  The Predecessor Company employees participated in Seller-sponsored defined benefit, postretirement health and life insurance, and savings and investment plans. The expense (income) for these plans, which was allocated by the seller to the Predecessor Company (see Note 1), was $182,000 and $94,000, for the year ended December 31, 1993 and for the seven months ended July 29, 1994, respectively. Pursuant to the Asset Purchase Agreement, the Seller retained all obligations under these plans. CDI does not sponsor defined benefit or postretirement benefit plans. Information with respect to actuarial valuations, funded status, investment activities and other information regarding the Predecessor Company's participation in the plans is not available from the Seller, and, accordingly, is not presented.

RDI (Unaudited)--

  RDI maintains a government mandated retirement plan for substantially all of its employees. These benefits do not vest until retirement. The amount of the benefits to be paid depends upon, among other things, the seniority and salary of the employees at retirement date. RDI maintains a government mandated employee profit plan for all employees. The amount of the benefits are based upon a formula which includes, among other things, net taxable income. The liability is generally not payable for a period of five years, and is internally funded. In addition, RDI maintains an incentive plan for certain of its key executives. The amount of the benefits are based upon a formula which includes, among other things, net income. The expense for the above plans for RDI was $99,000 for the three months ended June 30, 1996.

(13) COMMITMENTS AND CONTINGENCIES:

 Operating leases--

  The Company leases certain buildings, office space, automobiles and equipment under noncancellable operating leases expiring at various dates through May 1999. Rental expense under operating leases amounted to $521,000, $362,000, $236,000, $446,000, $199,000 and $272,000 for the year ended
December 31, 1993, the seven months ended July 29, 1994, the five months ended December 31, 1994, the year ended December 31, 1995, and for the six months ended June 30, 1995 and 1996, respectively.

  Future minimum rental payments under leases extending for one year or more are as follows (in thousands):

       YEAR ENDED DECEMBER 31,
       -----------------------
          1996............................................................. $512
          1997.............................................................  315
          1998.............................................................  115
          1999.............................................................   23

 Employment Agreements (Unaudited)--

  The Company has entered into employment agreements with two executives at RDI. The agreements provide that each executive will receive annual compensation of up to FF 975,000 (approximately $195,000), plus an annual bonus of up to FF 487,000 (approximately $97,000), which is based upon meeting certain performance objectives. The agreements provide for a severance payment if the Company terminates the executive for any reason other than misconduct prior to March 29, 1998. The amount of the severance payment to each executive is equal two years' salary and bonus.

 Legal proceedings--

  The Company has various claims and contingent liabilities arising in the ordinary conduct of business. In the opinion of management, they are not expected to have a material adverse effect on the financial position of the Company.

                             CONTROL DEVICES, INC.

(14) RELATED PARTY TRANSACTIONS:

 CDI--
  Hammond, Kennedy, Whitney & Company ("HKW") provides management services to the Company. Certain directors of the Company are principals of HKW and own shares of the Company's common and preferred shares. The Company pays HKW monthly management fees of $15,000 and board of directors fees. These fees amounted to $91,000, $240,000, $120,000 and $128,000 for the five months ended December 31, 1994, for the year ended December 31, 1995, and for the six months ended June 30, 1995 and 1996, respectively. In addition, fees paid to one of the principals of HKW for professional services amounted to $17,000, $59,000, $27,000 and $18,000, for the five months ended December 31, 1994, for the year ended December 31, 1995, and for the six months ended June 30, 1995 and 1996, respectively.

 Indemnification from Seller--

  Pursuant to the terms of an Environmental Agreement dated July 6, 1994, the Seller has retained liability and agreed to indemnify CDI for any and all liabilities arising under CERCLA and other environmental requirements related to contamination and cleanup at acquired facilities, treatment, storage and disposal of hazardous materials transported offsite and remediation required by the State of Maine Department of Environmental Protection or U.S. Environmental Protection Agency existing or occurring prior to the acquisition date. The Seller has indemnified CDI against claims pursuant to the aforementioned issues to the extent the amounts exceed $50,000 in the aggregate. The Seller has liability for claims relating to soil and groundwater contamination from the surface impoundment and out-of-service leachfield at the Company's Standish facility known to exist prior to the acquisition to the extent the liability exceeds $50,000. The indemnifications provided by the Seller begin to expire three years after the acquisition date, with certain indemnifications continuing indefinitely. Although the Company believes the Seller's indemnity is enforceable, if the Company were unable to enforce such indemnification obligations against the Seller, the Company could become liable for any such retained liability. The inability to proceed against the Seller could have a material adverse effect on the Company's financial condition and results of operations.

 Predecessor Company--
  The Seller allocated expenses to the Predecessor Company for corporate accounting, legal and administrative support services. Expenses charged amounted to $179,000 and $128,000 for the year ended December 31, 1993 and for the seven months ended July 29, 1994, respectively, and are reflected as selling, general and administrative expenses in the accompanying statements of income.

(15) CUSTOMER INFORMATION:
  CDI sells its products primarily to OEMs on a worldwide basis in the automotive, appliance and telecommunications industries. RDI distributes its products primarily to automobile OEMs in the Northern European market. Sales are concentrated in North America and Europe with the top 15 customers accounting for approximately 72% of sales in 1995. Export sales to Europe and the Far East were $7,728,000 and $1,972,000, $4,834,000 and $2,158,000,
$3,897,000 and $972,000, $9,634,000 and $1,906,000, $5,757,000 and $1,374,000,
and $12,003,000 and $1,186,000 for the year ended December 31, 1993, the seven months ended July 29, 1994, the five months ended December 31, 1994, the year ended December 31, 1995, and for the six months ended June 30, 1995 and 1996, respectively. For the year ended December 31, 1993, the seven months ended July 29, 1994, the five months ended December 31, 1994, the year ended December 31, 1995 and for the six months ended June 30, 1995 and 1996, Danfoss accounted for approximately $2,707,000, $1,924,000, $1,745,000, $5,270,000,
$2,744,000 and $2,452,000 of sales, respectively, and General Motors accounted for $5,889,000, $4,029,000, $3,315,000, $7,647,000, $3,973,000 and $3,246,000
of sales, respectively.

                             CONTROL DEVICES, INC.

(16) SUPPLIER INFORMATION:
  The Company relies on a sole supplier or a limited group of suppliers for certain key components of its products. The Company does not have a long-term supply agreement with any of these suppliers, and operates under purchase orders. The Company's reliance on sole or a limited group of suppliers involves several risks, including a potential inability to obtain an adequate supply of required components and reduced control over pricing and timely delivery of components. Although the timeliness, yield and quality of deliveries to date from the Company's suppliers have been acceptable, any prolonged inability to obtain adequate deliveries or any other circumstances that would require the Company to seek alternative sources of supply could delay the Company's ability to ship its products, which could damage relationships with current and prospective customers and could therefore have a material adverse effect on the Company's results of operations.

(17) CONSULTING AGREEMENTS:

  In April 1995, the Company entered several agreements with an individual to provide design and marketing consulting services to the Company. The terms of the agreements also provide for minimum cash royalty and license payments. The agreements begin to expire in March 2001, and allow for cancellation by either party in certain circumstances. In connection with these agreements, the Company paid the individual a one time payment of $200,000 in 1995 and granted a non-qualified stock options to purchase up to 200,000 Class A Common Shares at any time until March 31, 2002 at the lesser of $10.00 or the initial public offering price per share. In addition, royalty payments were approximately $223,000, $115,000 and $120,000 for the year ended December 31, 1995, and for the six months ended June 30, 1995 and 1996, respectively.

(18) INTERNATIONAL MANUFACTURING AND DISTRIBUTION:

  The Company has international manufacturing facilities located in San Cristobal, Dominican Republic. Included in the Company's balance sheet at December 31, 1995, are the net assets of the Company's international manufacturing operations which totaled approximately $1,686,000. This operation manufactured, products accounting for approximately 40% of the Company's gross revenues in 1995.

  RDI distributes its products primarily to automotive OEMs in Northern Europe. The Company's results of operations are therefore subject to European economic conditions. RDI generates revenues and incurs expenses primarily in currencies other than the U.S. dollar, and the Company does not engage in currency hedging transactions. As a result, there is increased financial risk to the Company based on fluctuations in currency exchange rates. Changes in exchange rates, therefore, may have a significant effect on the Company's financial condition and results of operations. At June 30, 1996, the net assets of RDI, including goodwill, were approximately $9.3 million.

(19) SUPPLEMENTARY BALANCE SHEET INFORMATION:

  Accrued expenses consisted of the following as of December 31, 1994 and 1995, and June 30, 1996 (in thousands):

                                                             1994   1995   1996
                                                            ------ ------ ------
   Interest................................................ $  655 $  652 $  692
   Dividends...............................................    --     374    791
   Legal...................................................    214    176    146
   Environmental...........................................    255    305    305
   Taxes...................................................    306     34    572
   Other...................................................    511    453  1,109
                                                            ------ ------ ------
                                                            $1,941 $1,994 $3,615
                                                            ====== ====== ======

                             CONTROL DEVICES, INC.

(20) SUBSEQUENT EVENTS (UNAUDITED):

  On August 30, 1996, the shareholders of the Company approved two amendments to the Company's Articles of Incorporation. The first amendment will reclassify the then outstanding Class A Common Shares and Class B Common Shares as Common Shares and will eliminate the designations of the Class A and Class B Shares immediately prior to the closing of the initial public offering described below. The second amendment will eliminate the Redeemable Preferred Shares if all the Redeemable Preferred Shares are redeemed in connection with the initial public offering.

  In October 1996, the Company plans to sell 2,000,000 Common Shares (assuming no exercise of an underwriters' overallotment option) in an initial public offering (the "offering"). The following transactions will occur substantially simultaneously with the close of the offering:

  a. the exercise of the outstanding warrants described in Note 7 to purchase 564,100 Class B Series 1 Common Shares at $0.01 per share;

  b. the conversion of all 999,996 Class B Series 1 Common Shares outstanding after the exercise of the warrants into a like number of Class A Common Shares;

  c. the reclassification of the Class A Common Shares into Common Shares and the elimination of the designations of Class A Common Shares and Class B Common Shares; and

  d. the conversion of the RDI Convertible Notes into 99,155 Common Shares (at the initial public offering price of $9.00 per share).

  Set forth below is summary balance sheet information as of June 30, 1996, and pro forma June 30, 1996, assuming the above transactions occurred (except for the completion of the offering and the application of the net proceeds therefrom):

                                                               JUNE    PRO FORMA
                                                                30,    JUNE 30,
                                                               1996      1996
                                                              -------  ---------
      Total assets........................................... $42,986   $42,992
                                                              =======   =======
      Long-term debt......................................... $16,743   $15,851
                                                              =======   =======
      Shareholders' equity:
       Common Shares......................................... $   --    $ 1,743
       Class A Common Shares.................................     520       --
       Class B Series 1 Common Shares........................     145       --
       Warrants..............................................     180       --
       Foreign currency translation adjustment...............    (222)     (222)
       Retained earnings.....................................   6,651     6,651
                                                              -------   -------
        Total shareholders' equity........................... $ 7,274   $ 8,172
                                                              =======   =======

  The weighted average number of Common Shares outstanding on a pro forma basis at June 30, 1996, assuming the transactions described above (other than the offering) occurred on such date, would be 2,663,249.

  The Company intends to use the proceeds from the offering to retire the Senior Notes and the Redeemable Preferred Shares. The supplemental net income per share would have been $0.95 and $0.54 for the year ended December 31, 1995, and the six month period ended June 30, 1996, respectively, assuming the conversion of the RDI Convertible Notes, the issuance of 2,000,000 Common Shares at the initial public offering price of $9.00 per share, and the application of the proceeds thereof to retire the Company's Senior Notes plus accrued interest and the Redeemable Preferred Shares plus accrued dividends, as of the beginning of each period.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO REALISATIONS ET DIFFUSION POUR L'INDUSTRIE ("RDI"):

  We have audited the accompanying consolidated balance sheets of RDI and its subsidiaries (the "Company") as of December 31, 1994 and 1995 and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of RDI and its subsidiaries as of December 31, 1994 and 1995 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with French generally accepted accounting principles.

  Accounting practices used by the Company in preparing the accompanying financial statements conform with generally accepted accounting principles in France, but do not conform with accounting principles generally accepted in the United States. A description of these differences and a complete reconciliation of consolidated net income and stockholders' equity to United States generally accepted accounting principles is set forth in Note 3.

                                            ---------------------------------
                                               BARBIER FRINAULT & ASSOCIES
                                             Member of Andersen Worldwide SC
                                                    Thierry Aymonier

Paris, France, May 19, 1996

                   REALISATIONS ET DIFFUSION POUR L'INDUSTRIE

                          CONSOLIDATED BALANCE SHEETS

                        (IN THOUSANDS OF FRENCH FRANCS)

                                                              DECEMBER 31,
                                                              ------------- ---
                                                               1994   1995
                                                              ------ ------
                           ASSETS
 CURRENT ASSETS:
  Cash and cash equivalents..................................    305    380
  Receivables ............................................... 30,089 26,930
  Inventories ............................................... 14,823 17,221
  Deferred tax assets .......................................  1,049  1,660
  Other current assets.......................................    122    296
                                                              ------ ------
    Total current assets..................................... 46,388 46,487
                                                              ------ ------
 GOODWILL AND OTHER INTANGIBLES, net.........................  4,388  4,615
 PROPERTY, PLANT AND EQUIPMENT, net ......................... 11,076 13,607
 INVESTMENTS AND OTHER ASSETS................................    722     94
                                                              ------ ------
    Total non-current assets................................. 16,186 18,316
                                                              ------ ------
                                                              62,574 64,803
                                                              ====== ======
            LIABILITIES AND STOCKHOLDERS' EQUITY
 CURRENT LIABILITIES:
  Short-term debt ...........................................  7,582  6,355
  Trade accounts payable..................................... 18,515 20,810
  Accrued employee benefits and tax expenses.................  7,761  8,146
  Other accrued expenses.....................................  1,385  1,514
                                                              ------ ------
    Total current liabilities................................ 35,243 36,825
                                                              ------ ------
 DEFERRED TAX LIABILITIES ...................................    342    515
 PROVISION FOR LIABILITIES AND ACCRUALS .....................  2,181  2,786
 LONG TERM DEBT..............................................  8,445  6,753
                                                              ------ ------
    Total long-term liabilities.............................. 10,968 10,054
                                                              ------ ------
 COMMITMENTS AND CONTINGENCIES (Note 16)
 STOCKHOLDERS' EQUITY:
  Common stock, 100 nominal value, 70,000 shares authorized, issued and outstanding in 1995............................  5,000  7,000
  Retained earnings.......................................... 11,363 10,924
                                                              ------ ------
    Total stockholders' equity............................... 16,363 17,924
                                                              ------ ------
                                                              62,574 64,803
                                                              ====== ======


   The accompanying notes are an integral part of these consolidated balance sheets.

                   REALISATIONS ET DIFFUSION POUR L'INDUSTRIE

                       CONSOLIDATED STATEMENTS OF INCOME

                        (IN THOUSANDS OF FRENCH FRANCS)

                                                     YEARS ENDED DECEMBER 31,
                                                     --------------------------
                                                      1993     1994      1995
                                                     -------  -------  --------
NET SALES...........................................  97,662  127,058   149,685
COST OF SALES....................................... (66,483) (82,744) (104,295)
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES........ (26,201) (34,961)  (36,526)
RESEARCH AND DEVELOPMENT EXPENSE....................  (1,193)  (1,299)   (1,231)
                                                     -------  -------  --------
 Operating income...................................   3,785    8,054     7,633
INTEREST EXPENSE, NET (Note 13).....................  (2,160)  (2,365)   (2,889)
                                                     -------  -------  --------
 Income before income tax...........................   1,625    5,689     4,744
INCOME TAX PROVISION (Note 11)......................    (556)  (1,888)   (2,183)
                                                     -------  -------  --------
 Net income.........................................   1,069    3,801     2,561
                                                     =======  =======  ========





 The accompanying notes are an integral part of these consolidated statements.

                   REALISATIONS ET DIFFUSION POUR L'INDUSTRIE

                     CONSOLIDATED STATEMENTS OF CHANGES IN

                              STOCKHOLDERS' EQUITY

                        (IN THOUSANDS OF FRENCH FRANCS)

                                                         COMMON RETAINED
                                                         STOCK  EARNINGS TOTAL
                                                         ------ -------- ------
BALANCE, at January 1, 1993............................. 5,000    8,293  13,293
  Dividends paid (FF 18 per share)......................   --      (900)   (900)
  Net income............................................   --     1,069   1,069
                                                         -----   ------  ------
BALANCE, at December 31, 1993........................... 5,000    8,462  13,462
  Dividends paid (FF 18 per share)......................   --      (900)   (900)
  Net income............................................   --     3,801   3,801
                                                         -----   ------  ------
BALANCE, at December 31, 1994........................... 5,000   11,363  16,363
  Stock issued.......................................... 2,000   (2,000)    --
  Dividends paid (FF 14 per share)......................   --    (1,000) (1,000)
  Net income............................................   --     2,561   2,561
                                                         -----   ------  ------
BALANCE, at December 31, 1995........................... 7,000   10,924  17,924
                                                         =====   ======  ======





 The accompanying notes are an integral part of these consolidated statements.

                  REALISATIONS ET DIFFUSION POUR L'INDUSTRIE

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                        (IN THOUSANDS OF FRENCH FRANCS)

                                                       YEARS ENDED DECEMBER
                                                                31,
                                                       -----------------------
                                                        1993     1994    1995
                                                       -------  ------  ------
CASH FLOW FROM OPERATING ACTIVITIES:
  Net income..........................................   1,069   3,801   2,561
    Depreciation and amortization.....................     910   1,352   1,356
    Loss on disposal of fixed assets..................     111      32      65
    Decrease (Increase) in inventories................     451  (1,700) (1,264)
    Decrease (Increase) in receivables................     185  (4,035)  5,687
    Decrease (Increase) in other current assets.......     (60)   (206)   (735)
    Increase (Decrease) in trade accounts payable.....    (960)  1,089     257
    Increase (Decrease) in accrued employee benefits
     and tax expenses.................................     (43)  1,846     (46)
    Increase (Decrease) in other accrued expenses.....     357     373     129
    Increase (Decrease) in other liabilities..........     653     633     778
                                                       -------  ------  ------
    Cash provided by operations.......................   2,673   3,185   8,788
                                                       -------  ------  ------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property, plant and equipment...........  (1,484) (3,457) (3,459)
  Sale of property, plant and equipment...............      24      30     284
  Acquisition of businesses, net of cash acquired.....  (5,880) (2,121) (1,619)
                                                       -------  ------  ------
    Cash used in investing activities.................  (7,340) (5,548) (4,794)
                                                       -------  ------  ------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Dividend............................................    (900)   (900) (1,000)
  Increase in long-term debt.......................... 4,520(a)  7,630     930
  Decrease in long-term debt..........................   -- (a) (7,788) (2,622)
  Net variation in short-term debt....................   1,165   3,558  (1,227)
                                                       -------  ------  ------
    Cash provided by (used in) financing activities...   4,785   2,500  (3,919)
                                                       -------  ------  ------
    Increase in cash and cash equivalents.............     118     137      75
                                                       -------  ------  ------
CASH AND CASH EQUIVALENTS, beginning of period........      50     168     305
                                                       -------  ------  ------
CASH AND CASH EQUIVALENTS, end of period..............     168     305     380
                                                       =======  ======  ======

--------
(a) The split between increase and decrease in long-term debt was not available for 1993, and will be presented as a net increase in long-term debt in 1993.



 The accompanying notes are an integral part of these consolidated statements.

                  REALISATIONS ET DIFFUSION POUR L'INDUSTRIE

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

            (THOUSANDS OF FRENCH FRANCS UNLESS OTHERWISE INDICATED)

(1) ACCOUNTING PRINCIPLES AND POLICIES:

  The consolidated financial statements of Realisations et Diffusion pour l'Industrie ("RDI") (the "Company") have been prepared in accordance with the French law of January 3, 1985 and its Application Decree of February 17, 1986.

  Certain reclassifications of items have been made in these consolidated financial statements in order to conform to a presentation format which is more understandable to a United States reader.

 Basis of consolidation--

  The Company's financial statements include the accounts of all subsidiaries in which RDI holds, directly or indirectly, a controlling interest.

  The results from operations of subsidiaries acquired or sold during the year are consolidated as from or up to their respective dates of acquisition or disposal.

 Goodwill and intangible assets--

  On the acquisition of a subsidiary, goodwill representing the difference between the purchase price and the fair value of the identifiable underlying net assets acquired is carried as an asset in the balance sheet and amortized on a straight line basis against income over a period of 40 years.

  Other intangible assets include patents, licenses and trademarks and software, which are amortized over their useful life ranging from 1 to 5 years.

  The Company periodically evaluates the periods over which the intangible assets are amortized to determine whether events have occurred which would require modification to the amortization period. The Company reviews anticipated future operating results and cash flows on an undiscounted basis in determining whether there has been an impairment in the value of the excess of purchase price over net assets acquired.

 Property, plant and equipment--

  Property, plant and equipment are shown at historical cost. Depreciation is provided, except on freehold land, on a straight-line basis over the estimated useful lives of the assets, as follows:

       Buildings.................................................. 40 years
       Industrial plant and machinery............................. 5 to 10 years
       Other tangible assets...................................... 5 to 10 years

 Investments in unconsolidated companies--

  Investments in which the Company owns less than 20% are carried at cost after deducting appropriate allowances for permanent impairment in value.

 Inventories--

  Inventories, including work in progress, are valued at the lower of cost and estimated net realizable value. Cost is determined on an average weighted cost basis. The cost of work in progress and finished goods comprises materials, labor and attributable manufacturing overheads.

                  REALISATIONS ET DIFFUSION POUR L'INDUSTRIE

(1) ACCOUNTING PRINCIPLES AND POLICIES--(CONTINUED):

 Cash and cash equivalents--

  Cash and cash equivalents are made up of cash held in banks and in hand and short-term investments generally having an original maturity of two months or less (mainly debt securities, short-term loans and accrued interest).

 Retirement benefits--

  The Company applies Statement of Financial Accounting Standards ("SFAS") No. 87 "Employer's Accounting for Pensions" to account for retirement benefits except for the non-recognition of minimum liability adjustments reflecting the excess of the accumulated benefit obligation over the liability accrued in the financial statements (refer to Notes 3 and 12).

 Deferred tax--

  The Company utilizes the liability method of accounting for income taxes as set forth in SFAS No. 109 "Accounting for Income Taxes" effective January 1, 1993. Under this method, deferred income taxes are determined based on the difference between the financial statement and the tax bases of assets and liabilities using presently enacted tax rates and regulations. The cumulative effect of adopting SFAS No. 109 was not significant.

 Research and development--

  Expenditures for Company research and new product development are expensed as incurred.

 Revenue recognition--

  Sales are recorded upon transfer of ownership of the products which usually corresponds to the date when products are shipped.

(2) ACQUISITIONS AND SIGNIFICANT EVENTS:

 Acquisition (1993)--

  In April 1993, the Company acquired Totem representing yearly net sales of FF 18 million.

 Acquisitions and significant events (1994)--

  In February 1994, the Company acquired Spetelec (yearly net sales of FF 8 million) and in November 1994, Lucca (yearly net sales of FF 9 million).

  As part of a reorganization, the activities and the net assets of Totem and Spetelec were transferred to RDI on January 1, 1994 for Totem, and October 1, 1994 for Spetelec and the subsidiaries were liquidated.

 Acquisition (1995)--

  In June 1995, RDI acquired Futurelec which represented yearly net sales of FF 2 million.

                  REALISATIONS ET DIFFUSION POUR L'INDUSTRIE

(2) ACQUISITIONS AND SIGNIFICANT EVENTS--(CONTINUED):

  The following represents the non-cash impact of the acquisitions noted above:

                                                          1993    1994    1995
                                                         ------  ------  ------
     Fair value of assets acquired...................... 10,546   4,107   3,764
     Liabilities assumed................................ (7,471) (3,415) (2,469)
     Goodwill...........................................  2,805   1,429     324
                                                         ------  ------  ------
     Cash paid.......................................... (5,880) (2,121) (1,619)
                                                         ======  ======  ======

(3) SUMMARY OF DIFFERENCES BETWEEN ACCOUNTING PRINCIPLES FOLLOWED BY THE COMPANY AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES:

  The accompanying consolidated financial statements have been prepared in accordance with the accounting policies described in Accounting Principles and Policies above ("French GAAP") which differ in certain respects from those applicable in the United States ("US GAAP").

 a) Retirement benefits

  Under US GAAP, a minimum liability adjustment would have been recognized as a reduction in shareholders' equity for the difference between the accumulated benefit obligation and the net accrual at year end.

  The minimum liability adjustment amounts to:

                                                                   1994   1995
                                                                   -----  -----
     Minimum liability adjustment................................. 1,317  1,085
     Deferred tax effect..........................................  (439)  (398)
                                                                   -----  -----
     Minimum liability adjustment, net............................   878    687
                                                                   =====  =====

 b) Other differences

  Other differences relate to the non-capitalization of capital leases, to the non-recognition of unrealized exchange gains and to the lack of capitalization of interest incurred during the construction period of RDI's headquarters. None of these items in the aggregate or individually have an impact on shareholders' equity as of December 31, 1995 and 1994 or net income for 1994 and 1995 higher than FF 200 before tax.

  Therefore, these items were not included in the reconciliation below between French and US GAAP.

 c) US GAAP reconciliation

  The following is a summary of the adjustments to shareholders' equity for the years ended December 31, 1994 and 1995 which would be required if US GAAP had been applied instead of French GAAP.

                                                       SHAREHOLDERS' EQUITY
                                                        AS OF DECEMBER 31,
                                                       ----------------------
                                                          1994        1995
                                                       ----------  ----------
   Amounts per accompanying consolidated financial
    statements........................................     16,363      17,924
   Retirement benefits, net...........................       (878)       (687)
                                                       ----------  ----------
   Approximate amounts under US GAAP..................     15,485      17,237
                                                       ==========  ==========

                   REALISATIONS ET DIFFUSION POUR L'INDUSTRIE

(3) SUMMARY OF DIFFERENCES BETWEEN ACCOUNTING PRINCIPLES FOLLOWED BY THE COMPANY AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES-- (CONTINUED):

  There is no significant adjustments to be made to reconcile 1995 and 1994 net income from French to US GAAP.

(4) GOODWILL AND OTHER INTANGIBLES:

                                                                 OTHER
                                                     GOODWILL INTANGIBLES TOTAL
                                                     -------- ----------- -----
   Gross book value at January 1, 1994..............  3,065       390     3,455
   Accumulated depreciation at January 1, 1994......    (58)     (361)     (419)
                                                      -----      ----     -----
       Net book value at January 1, 1994............  3,007        29     3,036
   Additions........................................  1,429        49     1,478
   Amortization provided in 1994....................    (76)      (50)     (126)
                                                      -----      ----     -----
   Gross book value at December 31, 1994............  4,494       439     4,933
   Accumulated depreciation at December 31, 1994....   (134)     (411)     (545)
                                                      -----      ----     -----
       Net book value as of December 31, 1994.......  4,360        28     4,388
   Additions........................................    324        93       417
   Amortization provided in 1995....................    (91)      (99)     (190)
                                                      -----      ----     -----
   Gross book value at December 31, 1995............  4,818       532     5,350
   Accumulated depreciation at December 31, 1995....   (225)     (510)     (735)
                                                      -----      ----     -----
       Net book value at December 31, 1995..........  4,593        22     4,615
                                                      =====      ====     =====

  Other intangible assets mainly comprise software, patent licenses and trademarks.

(5) PROPERTY, PLANT AND EQUIPMENT:

  Property, plant and equipment as of December 31, 1994 and 1995, consists of:

                                                                  1994    1995
                                                                 ------  ------
       Land.....................................................  1,383   1,383
       Building.................................................  6,372  10,587
       Equipment................................................  8,665   8,544
       Other....................................................  1,779     --
                                                                 ------  ------
                                                                 18,199  20,514
       Less: Accumulated depreciation........................... (7,123) (6,907)
                                                                 ------  ------
           Total................................................ 11,076  13,607
                                                                 ======  ======

(6) INVENTORIES:

                                                                  1994    1995
                                                                 ------  ------
       Raw materials and consumable.............................  1,409   1,194
       Work in progress.........................................    117     243
       Finished goods........................................... 15,141  16,962
                                                                 ------  ------
                                                                 16,667  18,399
       Less: Valuation allowance................................ (1,844) (1,178)
                                                                 ------  ------
           Total................................................ 14,823  17,221
                                                                 ======  ======

                  REALISATIONS ET DIFFUSION POUR L'INDUSTRIE

(7) TRADE AND OTHER RECEIVABLES:

                                                                  1994    1995
                                                                 ------  ------
   Trade receivables............................................ 30,055  26,451
   Other receivables............................................    916   1,347
                                                                 ------  ------
                                                                 30,971  27,798
   Less: Allowance for doubtful accounts........................   (882)   (868)
                                                                 ------  ------
       Total.................................................... 30,089  26,930
                                                                 ======  ======

  The Company's practice is to sell part of its trade receivables to finance the business ("discounted bills with recourse"). At December 31, 1995, such sales with recourse amounted to FF 16,708 (1994--FF 7,416) which have been deducted from trade receivables accordingly. Based on historical collectibility of trade receivables, RDI's obligations under the recourse provisions are not material. Discounted bills with recourse are disclosed in
Note 16.

  For cash flow statement purposes, proceeds from these transfers of receivables have been classified in cash from operating activities.

(8) LONG-TERM DEBT:

                                                                     1994  1995
                                                                     ----- -----
   Employee profit sharing.......................................... 1,486 1,851
   Banks loans...................................................... 6,735 4,753
   Other............................................................   224   149
                                                                     ----- -----
       Total long-term debt......................................... 8,445 6,753
                                                                     ===== =====

  Loan repayment schedule (excluding short-term portion of long-term debt).

                                                                     1994  1995
                                                                     ----- -----
   1996............................................................. 2,384   --
   1997............................................................. 2,164 2,118
   1998............................................................. 1,475 1,485
   1999............................................................. 1,562 1,360
   2000.............................................................   413 1,343
   2001 and thereafter..............................................   447   447
                                                                     ----- -----
       Total........................................................ 8,445 6,753
                                                                     ===== =====

  All long term loans are in French Francs and are secured by certain assets of the Company.

  Analysis of long term debt by interest rate:

                                                                     1994  1995
                                                                     ----- -----
   Fixed rates:
   --8% and under................................................... 5,008 3,955
   --over 8%........................................................ 1,064   391
   Floating rates (*)............................................... 2,373 2,407
                                                                     ----- -----
       Total........................................................ 8,445 6,753
                                                                     ===== =====

--------
(*)Floating rates are principally based on PIBOR.

                   REALISATIONS ET DIFFUSION POUR L'INDUSTRIE

(9) SHORT-TERM DEBT:

                                                                     1994  1995
                                                                     ----- -----
   Bank overdraft................................................... 3,625 2,135
   Current portion of long-term debt................................ 1,996 2,319
   Other............................................................ 1,961 1,901
                                                                     ----- -----
       Total........................................................ 7,582 6,355
                                                                     ===== =====

(10) COMMON STOCK:

  The common stock consists of fully paid shares with a nominal value of FF
100:

                                                              1994       1995
                                                           ---------- ----------
                                                           (IN NUMBER OF SHARES)
   At January 1st,........................................     50,000     50,000
   Issued.................................................        --      20,000
                                                           ---------- ----------
     At December 31,......................................     50,000     70,000
                                                           ========== ==========

  The increase in common stock was effected through a stock dividend.

  At December 31, 1995 there are no outstanding shares that might be issued.

(11) INCOME TAX:

  Provision for income tax basis is as follows:

                                                           1993   1994    1995
                                                           ----  ------  ------
   Current:
     Domestic............................................. (549) (1,849) (2,621)
   Deferred:
     Domestic.............................................   (7)    (39)    438
                                                           ----  ------  ------
       Total.............................................. (556) (1,888) (2,183)
                                                           ====  ======  ======

  The provision for income tax differs from the amount computed by applying the French statutory income tax rate of 33 1/3% in 1993 and 1994 and 36 2/3% in 1995 because of the effect of the following items:

                                                         1993    1994    1995
                                                        ------  ------  ------
   Net income..........................................  1,069   3,801   2,561
   Provision for income tax............................   (556) (1,888) (2,183)
                                                        ------  ------  ------
   Pretax income.......................................  1,625   5,689   4,744
   French statutory tax rate........................... 33 1/3% 33 1/3% 36 2/3%
                                                        ------  ------  ------
   Computed income tax at French statutory tax rate....    542   1,896   1,739
   Permanent differences...............................     18      42     (14)
   Change in valuation allowance on deferred tax
    assets.............................................    --      --      492
   Other, net..........................................     (4)    (50)    (34)
                                                        ------  ------  ------
   Provision for income tax............................    556   1,888   2,183
                                                        ======  ======  ======

                   REALISATIONS ET DIFFUSION POUR L'INDUSTRIE

(11) INCOME TAX--(CONTINUED):

  Deferred tax assets (liabilities) consist of the following:

                                                                   1994  1995
                                                                   ----- -----
   Gross deferred tax assets:
     Net operating loss carry forwards............................   --    492
     Allowances and accruals not currently deductible for tax
      purposes....................................................   356   648
     Retirement benefits..........................................   693 1,012
                                                                   ----- -----
     Gross deferred tax assets.................................... 1,049 2,152
     Valuation allowance on deferred tax assets...................   --   (492)
                                                                   ----- -----
       Deferred tax assets........................................ 1,049 1,660
   Gross deferred tax liabilities:
     Excess book over tax basis of property, plant and equipment..   342   515
                                                                   ----- -----
       Deferred tax liabilities...................................   342   515
                                                                   ----- -----
         Net deferred tax asset...................................   707 1,145
                                                                   ===== =====

  Distribution to shareholders of the FF 10,990 retained earnings of the parent company available for distribution as of December 31, 1995 would trigger a taxation ("precompte") of a total amount of approximately FF 309 which would be withheld from the amount distributed.

(12) PROVISIONS FOR LIABILITIES AND ACCRUALS:

                                                                     1994  1995
                                                                     ----- -----
   Retirement benefits.............................................. 2,078 2,762
   Other............................................................   103    24
                                                                     ----- -----
     Total.......................................................... 2,181 2,786
                                                                     ===== =====

  Movements in provisions are analyzed as follows:

                                       RETIREMENT  PURCHASE    OTHER
                                        BENEFITS  ACCOUNTING PROVISIONS TOTAL
                                       ---------- ---------- ---------- ------
  At, January 1, 1994.................   1,440         922       176     2,538
  Additions...........................     638         --        103       741
  Purchase accounting and other
   movements..........................     --          836       --        836
  Deductions made against expenses
   incurred...........................     --       (1,758)     (176)   (1,934)
                                         -----      ------      ----    ------
  At, December 31, 1994...............   2,078         --        103     2,181
  Additions...........................     684         --         24       708
  Purchase accounting and other
   movements..........................     --          165       --        165
  Deductions made against expenses
   incurred...........................     --         (165)     (103)     (268)
                                         -----      ------      ----    ------
  At, December 31, 1995...............   2,762         --         24     2,786
                                         =====      ======      ====    ======

 Retirement indemnities

  The Company has applied SFAS No. 87 "Employers' Accounting for Pensions" except for the non-recognition of a minimum liability as explained in Note 3 as follows:

                  REALISATIONS ET DIFFUSION POUR L'INDUSTRIE

(12) PROVISIONS FOR LIABILITIES AND ACCRUALS--(CONTINUED):

  The transition obligation has been determined as of January 1, 1993 as being the difference between the liabilities accounted for under prior years' accounting policies and the funded status of the plans resulting from actuarial calculations; this transition obligation as determined at January 1, 1993, has been reduced to its amortized value as if SFAS No. 87 had been applied from 1989. The amortization period is the average residual active life of the population covered by the plan (13 years). The remaining transition obligation is amortized over 6 years;

  The plan covered is a retirement lump sum indemnities plan. The actuarial method used is the projected unit credit method.

  The funded status of the retirement benefit plan is as follows:

                                                         1993    1994    1995
                                                        ------  ------  ------
     Actuarial present value of benefit obligations:
       Vested benefit obligation.......................    --      --      --
       Non-vested benefit obligation................... (2,987) (3,395) (3,847)
                                                        ------  ------  ------
     Accumulated benefit obligation.................... (2,987) (3,395) (3,847)
       Effect of salary increases......................   (139)   (158)   (179)
                                                        ------  ------  ------
     Projected benefit obligation...................... (3,126) (3,553) (4,026)
       Plan assets at fair value.......................    --      --      --
                                                        ------  ------  ------
     Projected benefit obligation in excess of plan
      assets........................................... (3,126) (3,553) (4,026)
       Unrecognized net transition obligation..........  1,686   1,475   1,264
                                                        ------  ------  ------
     Net pension accrual............................... (1,440) (2,078) (2,762)
                                                        ======  ======  ======

  The net periodic pension cost of the Company's pension plan includes the following components:

                                                                  1993 1994 1995
                                                                  ---- ---- ----
     Service cost--benefits earned during the year............... 182  195  211
     Interest cost on projected benefit obligation............... 204  233  263
     Actual return on plan assets................................ --   --   --
     Net amortization and deferral............................... 210  210  210
                                                                  ---  ---  ---
       Net pension cost.......................................... 596  638  684
                                                                  ===  ===  ===

  Average assumptions used in accounting for the Company's plan were:

                                                               1993  1994  1995
                                                               ----  ----  ----
     Discount rate............................................ 7.0%  7.0%  7.0%
     Rate of increase in compensation levels.................. 3.0%  3.0%  3.0%

 Post-retirement benefits

  The Company does not have any post-retirement benefit obligation that could be covered by SFAS No. 106.

 Purchase Accounting

  These provisions relate only to purchase accounting provisions for Totem, Spetelec and Lucca acquisitions.

                  REALISATIONS ET DIFFUSION POUR L'INDUSTRIE

(13) INTEREST EXPENSE (NET):

                                                          1993    1994    1995
                                                         ------  ------  ------
   Net interest income..................................     83      76      56
   Interest on debt..................................... (2,243) (2,441) (2,945)
                                                         ------  ------  ------
       Total............................................ (2,160) (2,365) (2,889)
                                                         ======  ======  ======

(14) STAFF COSTS:

                                                            1993   1994   1995
                                                           ------ ------ ------
   Wages and salaries including social security and other
    related costs........................................  21,696 28,012 30,066
   Average number of employees during the year...........      94    100    116
   Number of employees at year end.......................     100    102    114

(15) SUBSEQUENT EVENTS:

  RDI was acquired by Control Devices, Inc. on April 1, 1996.

  As this transaction constitutes an event subsequent to the December 31, 1995 balance sheet, the consolidated financial statements of RDI for the year ended December 31, 1995 do not give effect to any adjustments which may arise from this transaction.

(16) COMMITMENTS AND CONTINGENCIES:

  Commitments not otherwise disclosed amounted to:

                                                                    1994   1995
                                                                    ----- ------
   Discounted bills with recourse (see Note 7)..................... 7,416 16,708
   Other commitments...............................................   107    551

(17) INFORMATION BY BUSINESS SEGMENT AND GEOGRAPHICAL AREA:

  The Company operates mainly on the European market and distributes their products primarily to automobile original equipment manufacturers.

(18) LIST OF COMPANY ENTITIES AT DECEMBER 31, 1995:

                                                         COMPANY                  PERCENTAGE
      COMPANY ENTITIES           COUNTRY                 INTEREST                 OF CONTROL
      ----------------           -------                 --------                 ----------
      Lucca                      France                    100%                      100%
      Futurelec                  France                    100%                      100%

                            INSIDE BACK COVER PAGE

     Under the heading "Appliance Market--Control Devices provides the appliance market with circuit breakers for many residential and industrial applications," there is a photograph of a number of the Company's glass enclosed circuit breakers with the caption "The Company is one of only two worldwide manufacturers of glass enclosed hermetic circuit breakers for many residential and commercial applications" and a photograph of a compressor with the caption "A typical application for the Company's hermetic glass enclosed circuit breakers is to protect compressor motors used in residential and commercial refrigeration equipment."

     Under the heading "Telecommunications Market--Control Devices designs and manufacturers ceramic products for both wire and wireless applications," there is a photograph of Dielectric Resonators with the caption "Dielectric Resonators are an integral part of the rapidly expanding wireless PCS and cellular communication markets," and a photograph of PTC thermistors and a protection module with the caption "The Company has an exclusive contract to supply its PTC thermistors for use in the module that protects GTE's central office equipment."

                             CONTROL DEVICES, INC.


                                    [LOGO]


                                   2,000,000
                                 COMMON SHARES

                                  PROSPECTUS

                           DEAN WITTER REYNOLDS INC.

                      CLEARY GULL REILAND & MCDEVITT INC.

                                OCTOBER 2, 1996